 Filed pursuant to Rule 424(b)(4)
 Registration No. 333-202924
PROSPECTUS
4,000,000 Shares
Common Stock

This is a firm commitment initial public offering of 4,000,000 shares of common stock of Ritter Pharmaceuticals, Inc. No public market exists for the shares.
On June 17, 2015, we effected a 1-for-7.15 reverse stock split of our outstanding common stock. We have been approved to list our shares of common stock for trading on The NASDAQ Capital Market under the symbol “RTTR.”
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company disclosure standards.
Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$5.00	$20,000,000
Underwriting discounts and commissions(1)	$0.35	$1,400,000
Offering proceeds to us before expenses(1)	$4.65	$18,600,000
(1)
The underwriters will receive compensation in addition to the discounts and commissions. Furthermore, the underwriters will be entitled to a lesser discount with respect to shares sold to our insiders, which will increase the proceeds, before expenses, to us by certain amounts. See “Underwriting” for a full description of compensation payable to the underwriters.

Certain of our existing stockholders, as well as certain of our directors, or our insiders, are purchasing an aggregate of up to approximately $5.1 million of shares of our common stock in this offering at the initial public offering price. See “Underwriting” for a description of the compensation payable to the underwriters on proceeds received from our insiders.
We have granted a 45-day option to the representative of the underwriters to purchase up to an additional 600,000 shares of common stock solely to cover over-allotments, if any.
The underwriters expect to deliver our shares to purchasers in the offering on or about June 29, 2015.
Sole Book-Running Manager
Aegis Capital Corp

Co-Managers
Chardan Capital Markets, LLCBarrington Research
June 24, 2015

You should rely only on the information contained in this prospectus. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.
This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. The industry publications and industry data contained in this prospectus have been obtained from sources believed to be reliable.
For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.
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PROSPECTUS SUMMARY
This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the information discussed under “Risk Factors” and our financial statements and notes thereto that appear elsewhere in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or “the Company” refer to Ritter Pharmaceuticals, Inc. Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a pro forma basis to reflect the reverse stock split of our outstanding shares of common stock at a ratio of 1-for-7.15.
Our Business
Ritter Pharmaceuticals, Inc. develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. We are advancing human gut health research by exploring the metabolic capacity of the gut microbiota and translating the functionality of prebiotic-based therapeutics into applications intended to have a meaningful impact on a patient’s health. “Prebiotics” is a general term used to refer to chemicals that induce the growth and/or activity of commensal microorganisms that contribute to the well being of their host.
Our first novel microbiome modulator, RP-G28, an orally administered, high purity galacto-oligosaccharide (a carbohydrate found naturally, at least in small amounts, in plants, consisting of three to ten simple sugars linked together), is currently under development for the reduction of symptoms associated with lactose intolerance. RP-G28 is designed to stimulate the growth of lactose-metabolizing bacteria in the colon, thereby effectively adapting the gut microbiome to assist in digesting the lactose that reaches the large intestine. RP-G28 has the potential to become the first drug approved by the U.S. Food and Drug Administration, or FDA, for the reduction of symptoms associated with lactose intolerance. RP-G28 has been studied in a Phase 2a clinical trial and is a first-in-class compound.
Our Market Opportunity
Lactose intolerance is a common condition attributed to insufficient levels of the enzyme lactase, which is needed to properly digest lactose, a complex sugar found in milk and milk-containing foods. People with lactose intolerance who ingest lactose-containing foods may experience painful and embarrassing digestive symptoms.
Lactose intolerance is a widespread condition affecting over one billion people worldwide and over 40 million people in the United States (or 15% of the U.S. population), with an estimated nine million of those individuals demonstrating moderate to severe symptoms [NIH Consensus Statement, LIH, Vol. 27, #2 (February 2010); Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” p. 4 and 7 (June 2012)].
In the United States alone, we believe lactose intolerance is a large and underserved market. Current annual spending on over-the-counter lactose intolerance aids in the United States has been estimated at approximately $2.45 billion [Zpryme Research & Consulting, “The Digestive Health Prescription Drug Market,” (May 2009)]. However, these options are limited and there is no long-term treatment available.
The most common therapeutic approach is dairy avoidance, which physicians recommend to the majority of their patients. However, dairy avoidance may lead to inadequate calcium and vitamin D intake, which can predispose individuals to decreased bone accrual, osteoporosis, and other adverse health outcomes. The 2010 National Institutes of Health conference on lactose intolerance highlighted the long-term consequences of dairy avoidance demonstrating both the importance of treating the condition and the need to find improved solutions for patients.
Our Leading Product Candidate — RP-G28
We completed a double-blinded, randomized, multi-center, placebo-controlled Phase 2a clinical study of RP-G28. The purpose of the study was to assess the effectiveness, safety and tolerability of RP-G28 compared to a placebo when administered to subjects with symptoms associated with lactose intolerance.

An additional goal was to establish proof-of-concept that treatment with RP-G28 facilitates improved lactose metabolism via the adaptation of intestinal bacteria metabolism (i.e., colonic adaptation). The study evaluated RP-G28 in 62 patients with lactose intolerance over a treatment period of 35 consecutive days. Post-treatment, subjects reintroduced dairy into their diets and were followed for an additional 30 days. The results of our Phase 2a study were published in Nutrition Journal in a manuscript entitled, “Improving lactose digestion and symptoms of lactose intolerance with a novel galacto-oligosaccharide (RP-G28): a randomized, double-blind clinical trial.”
Key findings of the Phase 2a study include:
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RP-G28 was well tolerated, with no significant adverse events reported.

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The combined data suggest that RP-G28 exerted a positive therapeutic effect and clinically meaningful benefits to patients on treatment, though not all results were statistically significant.

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Positive trends were seen when the entire per protocol study population was analyzed, including some statistically significant subgroup analysis.

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Treated subjects reported increased tolerance to lactose and dairy foods: reduced lactose intolerance symptoms (gas, bloating, cramping and abdominal pain) were reported in subjects on RP-G28, a durable reduction in abdominal pain (p=0.019) was reported, and treated patients were 6 times more likely to describe themselves as lactose tolerant (p=0.039). We believe these results are signals of a clinically meaningful benefit to patients treated with RP-G28. P-value is a conventional statistical method for measuring the statistical significance of clinical results. In clinical trials, the “p-value” is the probability that the result was obtained by chance. By convention, a “p-value” that is less than 0.05 is considered statistically significant.

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Principal Component Analysis (PCA), a multivariate method that helps transform a number of possibly correlated variables into a smaller number of uncorrelated variables called principal components, thereby reducing the dimensions of a complex dataset, also showed statistically significant shifts in the microbiome of subjects fed RP-G28, compared to placebo, at 66 days.

In sum, positive trends were seen when the entire per protocol study population was analyzed, including some statistically significant subgroup analysis. We believe these positive trends along with the benign safety profile seen in the Phase 2a study support continued drug development of RP-G28. We held a Type C meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products on February 20, 2013. The purpose of the meeting was to obtain the FDA’s feedback on the planned Phase 2 program and Phase 3 programs, inform the FDA of our ongoing development plans, gain feedback on relevant clinical trial design and end points related to patient meaningful benefits, and to inform the FDA of the status of our product characterization. We believe that this meeting was a significant step forward in streamlining the pathway to initial U.S. approval of RP-G28 to reduce symptoms and frequency of symptomatic episodes associated with lactose intolerance.
Following analysis of the Phase 2a clinical trial, discussions with the FDA about the clinical development plan, and further discussions with our regulatory consultants, we intend to conduct our planned Phase 2b clinical trial as an adaptive design Phase 2b/3 clinical trial. A trial that is designed as an adaptive seamless clinical trial refers to a trial that combines the objectives of what are typically separate trials into a single uninterrupted trial with multiple objectives. We believe this trial could serve as one of two pivotal trials should the resulting data and the FDA be supportive of this trial as a pivotal trial. Neither the FDA nor any other comparable governmental agency has considered the Phase 2b/3 study or our current development plan for RP-G28, and we do not intend to request a meeting with the FDA to discuss these matters. Regulatory authorities in the United States and Europe have both published guidance documents on the use and implementation of adaptive design trials. In addition, the regulations governing INDs are extensive and involve numerous notification requirements including that, generally, an IND supplement must be submitted to and cleared by the FDA before a sponsor or an investigator may make any change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects. We intend to comply with these requirements. We believe we will need to submit an IND supplement containing amended protocols for a Phase 2b/3 adaptive trial to FDA for review. These amended protocols must also be approved by the IRB with responsibility for review and approval of the Phase 2b/3 study.

The Phase 2b/3 clinical trial that we intend to conduct is being designed as a multi-center double-blinded, placebo controlled clinical trial of approximately 300 subjects to determine the maximum tolerated dose and optimal dose-escalation schedule for RP-G28. The trial is going to assess patients with moderate to severe abdominal pain as measured by a pain Likert scale after a 25-gram lactose challenge, in which lactose intolerance symptoms and hydrogen production via hydrogen breath test will be assessed for six hours post-lactose dose, as well as several additional secondary endpoints.
We have not consulted with the FDA about our intent to use abdominal pain as a primary endpoint for the Phase 2b/3 pivotal clinical trial. During our Type C Meeting with the FDA in February 2013, we had proposed that future studies with RP-G28 in subjects with lactose intolerance would utilize a total lactose intolerance symptom score, measured by a patient reporting instrument that we were going to develop, as the primary, stand-alone endpoint. However, based on RP-G28’s mechanism of action, data from the Phase 2a clinical study, further research conducted after the Type C Meeting in 2013 along with FDA guidance and products under the review of the Division of Gastroenterology and Inborn Errors Products, we subsequently decided to use abdominal pain as the primary endpoint for a Phase 2b/Phase 3 study. We believe that evaluation of abdominal pain is a reliable clinical assessment of treatment response and treatment benefit in a lactose intolerant patient.
Our Competitive Strengths
Market Opportunity
RP-G28 has the potential to become the first approved drug in the United States and Europe for the reduction of symptoms associated with lactose intolerance.
Renowned Scientific Team and Management Team
Our leadership team has extensive biotechnology/pharmaceutical expertise in discovering, developing, licensing and commercializing therapeutic products. We have attracted a scientific team comprised of innovative researchers who are renowned in their knowledge and understanding of the host-microbiome in the field of lactose intolerance and gastroenterology.
Substantial Patent Portfolio and Product Exclusivity
We have an issued patent in the United Kingdom directed to compositions of non-digestible carbohydrates, and issued patents directed to methods of using these compositions for the treatment of lactose intolerance and symptoms. Additional worldwide patent applications are pending. The patent applications include claims covering compositions, methods, formulations and packaging.
In addition, we have secured an exclusive supply agreement for Good Manufacturing Practices, or GMP, produced product from Ricerche Sperimentali Montale SpA, or RSM, a prominent oligosaccharide manufacturer in Europe and affiliate of the Inalco Group. The agreement grants us an exclusive option to assignment of certain of Inalco’s patent applications for the process to produce ultra high purity galacto-oligosaccharide active pharmaceutical ingredients, including RP-G28.
Our Growth Strategy
In order to achieve our objective of developing safe and effective applications to treat conditions associated with microbiome dysfunctions, our near-term and long-term strategies include the following:
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complete an adaptive design Phase 2b/3 clinical trial and any additional pivotal studies of RP-G28 for the reduction of symptoms associated with lactose intolerance;

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seek regulatory approval of RP-G28 for the reduction of symptoms associated with lactose intolerance if the clinical trials are successful, initially in the United States and subsequently in the rest of the world;

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develop and commercialize RP-G28 either by ourselves or in collaboration with others throughout the world;

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explore the use of RP-G28 for additional potential therapeutic indications and orphan indications;

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establish the Company as a leader in developing therapeutics that modulate the human gut microbiome;

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continue to develop a robust and defensible patent portfolio, including patents we own and those we plan to in-license in the future; and

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continue to optimize our product development and manufacturing capabilities both internally and through outside manufacturers.

Risks Relating to Our Business
We are an early stage pharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the risks discussed in the “Risk Factors” section of this prospectus, including, but not limited to, the following:
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We have incurred net losses in each year since our inception. We expect to incur net losses and negative operating cash flow for the foreseeable future, and may never achieve or maintain profitability.

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Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

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We will require substantial additional funding beyond this contemplated offering to complete the development and commercialization of RP-G28 and to fund our operations generally and such funding may not be available on acceptable terms or at all.

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We are substantially dependent on the success of our only product candidate, RP-G28, which is under clinical development. We cannot be certain that RP-G28 will receive regulatory approval or be successfully commercialized even if we receive regulatory approval.

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Future clinical trials of RP-G28, or other product candidates, may not be successful. If we are unable to obtain required marketing approvals for, commercialize, obtain and maintain patent protection for or gain sufficient market acceptance by physicians, patients and healthcare payers of RP-G28, or other product candidates, or experience significant delays in doing so, our business will be materially harmed and our ability to generate revenue will be materially impaired.

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RP-G28 and any other product candidates we may develop in the future will be subject to ongoing regulatory requirements and any violations of these requirements could negatively affect our business and results of operation.

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Any delay or disruption in the manufacture and supply of RP-G28 (including delays related to required regulatory approvals) may negatively impact our operations.

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We will be substantially dependent on third-party manufacturers to manufacture our products and key ingredients in sufficient quantities and on a timely basis, while complying with extensive FDA and European Medicines Agency, or EMA, requirements.

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We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

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If we are unable to maintain valid and enforceable intellectual property rights or if our intellectual property rights are inadequate for RP-G28 and our product candidates, our competitive position could be harmed.

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We could face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. See “Risk Factors — Risks Relating to Our Common Stock and this Offering — We are an ‘emerging growth company’ and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.” These provisions include:
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being permitted to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

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reduced disclosure obligations regarding executive compensation arrangements;

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not being required to hold a non-binding advisory vote on executive compensation or golden parachute arrangements; and

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exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.
We will remain an emerging growth company until the earlier of  (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
We refer to the Jumpstart Our Business Startups Act of 2012 in this prospectus as the “JOBS Act,” and references in this prospectus to “emerging growth company” have the meaning associated with that term as used in the JOBS Act.
Notwithstanding the above, we are also currently a “smaller reporting company” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a smaller reporting company at such time as we cease to be an emerging growth company, the disclosure we will be required to provide in our filings with the Securities and Exchange Commission, or SEC, will increase, but will still be less than it would be if we were not considered either an emerging growth company or a smaller reporting company. Specifically, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that independent registered public accounting firms provide an attestation report on the effectiveness of their internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in their annual reports.
Corporate Information
We were formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. On September 16, 2008, we converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc. Our principal executive offices are located at 1801 Century Park East,

#1820, Los Angeles, CA 90067, and our telephone number is (310) 203-1000. Our website address is www.ritterpharmaceuticals.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.
We previously marketed a product under the Lactagen trademark. This prospectus may contain references to our trademark and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

THE OFFERING
Common stock offered by us
4,000,000 shares of our common stock (or 4,600,000 shares if the underwriters exercise their over-allotment option in full).
Over-allotment option
We have granted the underwriters an option for a period of up to 45 days to purchase up to 600,000 additional shares of common stock at the initial public offering price.
Common stock to be outstanding immediately after this offering
7,788,060 shares (or 8,388,060 shares if the underwriters exercise their over-allotment option in full).
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $17.4 million, or approximately $20.2 million if the underwriters exercise their over-allotment option in full, at an initial public offering price of  $5.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use substantially all of the net proceeds from this offering to fund (i) the continued clinical development of RP-G28 for the reduction of symptoms associated with lactose intolerance, including our anticipated, Phase 2b/3 clinical trial and non-clinical development, (ii) expenses associated with the manufacture and product development of RP-G28, and (iii) the exploration of potential therapeutic indications and orphan indications. Potential orphan indications include hepatic encephalopathy, C. Difficile associated diarrhea (antibiotic resistant patients) and hyperoxaluria associated with bariatric surgery. Potential additional general indications include Crohn's disease and ulcerative colitis, irritable bowel syndrome, and conditions associated with disruption to the bowel. Any remaining amounts will be used for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.
Risk Factors
You should read the “Risk Factors” section of this prospectus beginning on page 11 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed NASDAQ Capital Market symbol
We have been approved to list our common stock on The NASDAQ Capital Market under the symbol “RTTR.”
The number of shares of common stock to be outstanding after this initial public offering is based on an aggregate of 465,384 shares outstanding as of April 30, 2015, and excludes:
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418,323 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of  $9.30 per share;

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1,787,799 shares of common stock issuable upon exercise of outstanding options as of March 31, 2015, at a weighted average exercise price of  $7.13 per share, of which 208,918 shares are vested as of such date;

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a number of shares of common stock as will, together with shares of common stock issuable upon exercise of a contingent option to purchase 646,537 shares of common stock, represent in the aggregate 7.5% of shares of common stock deemed to be outstanding on a fully-diluted basis as of the date of the initial closing of a financing in an amount of at least $15 million (after giving effect to the issuance of the shares of common stock issued in that financing and shares of common stock issuable under the contingent option) provided the initial closing occurs on or before October 1, 2015; provided further, that based on the number of shares issued in this offering, approximately 103,000 additional shares will become issuable under the contingent option;
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328,289 shares of common stock reserved for future issuance under the new equity incentive plan, or the 2015 Plan, we adopted immediately prior to this offering (solely to include the shares currently reserved and unissued under the 2008 Stock Plan and the 2009 Stock Plan);

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any shares of common stock issuable upon exercise of the underwriters’ over-allotment option; and

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any shares of common stock that will underlie the representative’s warrants.

Except as otherwise indicated, all information in this prospectus:
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reflects the conversion of all outstanding shares of preferred stock into an aggregate of 3,322,676 shares of our common stock upon completion of this offering;

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reflects the 1-for-7.15 reverse stock split of our common stock effected on June 17, 2015;

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gives effect to our restated certificate of incorporation and our restated bylaws to be adopted in connection with the completion of this offering;

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assumes no exercise by the underwriters of their option to purchase additional shares of our common stock to cover over-allotments; and

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assumes no exercise of the warrants to be issued to the representative of the underwriters in connection with this offering as described in the “Underwriting — Representative’s Warrants” section of this prospectus.

SUMMARY FINANCIAL DATA
The following table summarizes our selected financial data for the periods and as of the dates indicated. Our selected statements of operations data for the years ended December 31, 2014 and 2013, respectively, and our selected balance sheet data as of December 31, 2014 and 2013, have been derived from our audited financial statements included elsewhere in this prospectus. Our selected statements of operations data for each of the three month periods ended March 31, 2015 and 2014, and our selected balance sheet data as of March 31, 2015, have been derived from our unaudited financial statements included elsewhere in this prospectus. The interim unaudited financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. Our historical results are not necessarily indicative of the results to be expected for any future periods. Our selected financial data should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our financial statements and their related notes, which are included elsewhere in this prospectus.
	Three Months Ended March 31,		Years ended December 31,
	2015	2014	2014	2013
	(Unaudited)
Statement of Operations Data:
Operating costs and expenses:
Research and development	$31,460	$5,850	$113,931	$461,551
Patent costs	62,274	36,782	197,731	292,358
General and administrative	1,302,565	243,909	1,969,960	1,356,888
Total operating expenses	1,396,299	286,541	2,281,622	2,110,797
Loss from operations	(1,396,299)	(286,541)	(2,281,622)	(2,110,797)
Other expense (income):
Interest income	(2,204)	(204)	(525)	(1,677)
Interest expense	—	—	213,516	6,076
Other income	(7,091)	—	(21,148)	(19,365)
Total other expense (income)	(9,295)	(204)	191,843	(14,966)
Net loss	(1,387,004)	(286,337)	(2,473,465)	(2,095,831)
Cumulative preferred stock dividends	149,283	147,445	589,462	547,303
Accretion of discount on Series C preferred stock	31,818	—	8,580	—
Net loss applicable to common stockholders	$(1,568,105)	$(433,782)	$(3,071,507)	$(2,643,134)
Net loss per share, basic and diluted	$(3.37)	$(0.96)	$(6.79)	$(5.86)
Weighted average shares outstanding, basic and diluted	465,384	451,398	452,509	451,398
Pro forma information(1)
Pro forma net loss	$(1,387,004)	$(286,337)	$(2,473,465)	$(2,095,831)
Pro forma net loss per share, basic and diluted (unaudited)	$(0.37)	$(0.09)	$(0.73)	$(0.64)
Pro forma weighted average shares outstanding, basic and diluted	3,788,061	3,355,752	3,384,952	3,276,426

(1)
Pro forma net loss and pro forma net loss per share, basic and diluted, have been calculated after giving effect to the 1-for-7.15 reverse stock split and to the conversion of our preferred stock outstanding on the dates of issuance, including shares issuable to Kolu Pohaku Management, LLC, or KPM, pursuant to an option held by KPM, or the KPM Option, and conversion of the resulting preferred stock, into an aggregate of 3,322,676 shares of common stock as contemplated to occur upon the completion of this offering.
The following summary unaudited balance sheet data as of March 31, 2015 is presented:
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on an actual basis;

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on a pro forma basis after giving effect to the conversion of all of our preferred stock outstanding immediately prior to this offering into 3,322,676 shares of common stock, and

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on a pro forma as adjusted basis to give further effect to our sale of 4,000,000 shares of common stock in this offering at an initial public offering price of  $5.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The summary unaudited pro forma as adjusted balance sheet is for informational purposes only and does not purport to indicate balance sheet information as of any future date.
	March 31, 2015
	Actual	Pro Forma	Pro Forma As Adjusted
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,975,313	$1,975,313	$19,375,113
Working Capital	808,628	808,628	18,208,428
Total assets	2,343,729	2,343,729	19,743,529
Accounts payable, accrued expenses and other liabilities	1,223,038	1,223,038	1,223,038
Preferred stock subject to redemption	16,384,715	—	—
Common stock and preferred stock	9,353	3,788	7,788
Additional paid-in capital	4,199,047	20,589,327	37,985,127
Accumulated deficit	(19,472,424)	(19,472,424)	(19,472,424)
Total stockholders’ equity (deficit)	(15,264,024)	1,120,691	18,520,491

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Relating to Our Financial Position and Need for Additional Capital
We have incurred net losses in each year since our inception. Currently, we have no products approved for commercial sale. As a result, our ability to reduce our losses and reach profitability is unknown, and we may never achieve or sustain profitability.
We have incurred net losses in each year since our inception. The accompanying financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. We had net losses of approximately $1.4 million and $286,000 for the three months ended March 31, 2015 and 2014, respectively, and had net cash used in operating activities of approximately $619,000 and $289,000 for the three months ended March 31, 2015 and 2014, respectively. We also had net losses of approximately $2.5 million and $2.1 million for the years ended December 31, 2014 and 2013, respectively, and had net cash used in operating activities of approximately $1.2 million and $2 million for the years ended December 31, 2014 and 2013, respectively.
To date, we have devoted most of our financial resources to our corporate overhead and research and development, including our drug discovery research, preclinical development activities and clinical trials. We currently have no products that are approved for commercial sale. We expect to continue to incur net losses and negative operating cash flow for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, RP-G28, and other product candidates, prepare for and begin the commercialization of any approved products, and add infrastructure and personnel to support our product development efforts and operations as a public company. We anticipate that any such losses could be significant for the next several years as we begin our Phase 2b/3 and any Phase 3 clinical trials for RP-G28 for the reduction of symptoms associated with lactose intolerance and related activities required for regulatory approval of RP-G28. If RP-G28 or any of our other product candidates fails in clinical trials or does not gain regulatory approval, or if our product candidates do not achieve market acceptance, we may never become profitable. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.
Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. In addition, our expenses could increase if we are required by the FDA or the EMA, to perform studies or trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of our product candidates. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues.
Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.
As described in our accompanying financial statements, our auditors have issued a going concern opinion on our December 31, 2014 and December 31, 2013 financial statements, expressing substantial doubt that we can continue as an ongoing business for the next twelve months after issuance of their report based on our having suffered recurring losses from operations and having a net capital deficiency, as discussed in our accompanying financial statements. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.
We are currently advancing RP-G28 through clinical development. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. As of March 31, 2015, we have a total of approximately $2.0 million in cash and cash equivalents. In addition to our currently available funds, we will need to secure additional financing following this offering in order to complete clinical development and commercialize RP-G28 and to fund our operations generally. For instance, to complete the work necessary to file a new drug application, or NDA, and a Marketing Authorization Application, or MAA, for RP-G28 as a treatment for patients with lactose intolerance, which is currently anticipated to occur in 2019, we estimate that our RP-G28 clinical trials, and our planned clinical and nonclinical studies, as well as other work needed to submit RP-G28 for regulatory approval in the United States, Europe and other countries, will cost approximately $85 million, including the internal resources needed to manage the program. If the FDA or EMA requires that we perform additional nonclinical studies or clinical trials, our expenses would further increase beyond what we currently expect and the anticipated timing of any potential NDA or MAA would likely be delayed.
We intend to use substantially all of the net proceeds from this offering to fund (i) the continued clinical development of RP-G28 for the reduction of symptoms associated with lactose intolerance in patients, including implementing a Phase 2b/3 clinical trial and non-clinical development, (ii) expenses associated with the manufacture and product development of RP-G28, and (iii) the exploration of potential therapeutic indications and orphan indications. Any remaining amounts will be used for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. As such, the expected net proceeds from this offering will not be sufficient to complete the clinical development of RP-G28, or any product candidates we may develop in the future. Accordingly, we will continue to require substantial additional capital beyond the expected proceeds of this offering to continue our clinical development and commercialization activities. Because successful development of our product candidates is uncertain, we are unable to estimate the actual funds we will require to complete research and development and commercialize RP-G28, and any other product candidates we may develop in the future.
The amount and timing of our future funding requirements will depend on many factors, including but not limited to:
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the progress, costs, results of and timing of implementing a Phase 2b/3 clinical trial for RP-G28 for the reduction of symptoms associated with lactose intolerance in patients;

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the willingness of the EMA or other regulatory agencies outside the United States to accept our Phase 2b/3 and any Phase 3 trials of RP-G28, as well as our other completed and planned clinical and nonclinical studies and other work, as the basis for review and approval of RP-G28 in the European Union for the reduction of symptoms associated with lactose intolerance in patients;

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the outcome, costs and timing of seeking and obtaining FDA, EMA and any other regulatory approvals;

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the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;

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the ability of our product candidates to progress through clinical development successfully;

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our need to expand our research and development activities;

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the costs associated with securing and establishing commercialization and manufacturing capabilities;

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market acceptance of our product candidates;

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the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;

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our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

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our need and ability to hire additional management and scientific and medical personnel;

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the effect of competing technological and market developments;

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our need to implement additional internal systems and infrastructure, including financial and reporting systems; and

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the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.

Some of these factors are outside of our control. If we successfully complete this offering, based upon our currently expected level of operating expenditures, we believe that we will be able to fund our operations through at least the end of 2016. This period could be shortened if there are any significant increases in planned spending on development programs or more rapid progress of development programs than anticipated. We do not expect our existing capital resources along with the intended net proceeds from this offering, to be sufficient to enable us to complete the commercialization of RP-G28, if approved, or to initiate any clinical trials or additional development work for other product candidates, other than as described above. See also “Use of Proceeds.” Accordingly, we expect that we will need to raise additional funds in the future.
We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all.
To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline.
If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.
Our financial condition and operating results have varied significantly since our formation and are expected to continue to fluctuate significantly from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control.
Our operations since 2010 have been limited to developing our technology and undertaking preclinical studies and clinical trials of our lead product candidate, RP-G28. We have not yet obtained regulatory approvals for RP-G28, or any other product candidate. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had approved products on the market. Our financial condition and operating results have varied significantly since our formation and are expected to continue to significantly fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:

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any delays in regulatory review and approval of our product candidates in clinical development, including our ability to receive approval from the FDA and the EMA for RP-G28 for the reduction of symptoms associated with lactose intolerance in patients based on our Phase 2b/3 and any Phase 3 trials of RP-G28, and our other completed and planned clinical and nonclinical studies and other work, as the basis for review and approval of RP-G28 for the reduction of symptoms associated with lactose intolerance in patients;

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delays in the commencement, enrollment and timing of clinical trials;

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difficulties in identifying and treating patients suffering from our target indications;

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the success of our clinical trials through all phases of clinical development, including our Phase 2b/3 and any Phase 3 trials of RP-G28 for the reduction of symptoms associated with lactose intolerance in patients;

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potential side effects of our product candidates that could delay or prevent approval or cause an approved drug to be taken off the market;

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our ability to obtain additional funding to develop our product candidates;

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our ability to identify and develop additional product candidates;

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market acceptance of our product candidates;

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our ability to establish an effective sales and marketing infrastructure directly or through collaborations with third parties;

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competition from existing products or new products that may emerge;

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the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for our products;

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our ability to adhere to clinical study requirements directly or with third parties such as contract research organizations, or CROs;

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our dependency on third-party manufacturers to manufacture our products and key ingredients;

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our ability to establish or maintain collaborations, licensing or other arrangements;

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the costs to us, and our ability and our third-party collaborators’ ability to obtain, maintain and protect our intellectual property rights;

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costs related to and outcomes of potential intellectual property litigation;

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our ability to adequately support future growth;

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our ability to attract and retain key personnel to manage our business effectively; and

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potential product liability claims.

Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.
Risks Relating to Regulatory Review and Approval of Our Product Candidates
We are substantially dependent on the success of our current product candidate, RP-G28.
We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. We currently invest nearly all of our efforts and financial resources in the research and development of RP-G28, which is currently our only product candidate. Our business currently depends entirely on the successful development and commercialization of RP-G28.

We cannot be certain that RP-G28 will receive regulatory approval, and without regulatory approval we will not be able to market RP-G28 as a prescription drug.
The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States, the EMA in Europe, and regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market our product candidates in the United States or Europe until we receive approval of a NDA from the FDA or a MAA from the EMA, respectively. We have not submitted any marketing applications for RP-G28.
NDAs and MAAs must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. NDAs and MAAs must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of a NDA or a MAA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA and the EMA review processes can take years to complete and approval is never guaranteed. If we submit a NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA. Regulators of other jurisdictions, such as the EMA, have their own procedures for approval of product candidates. Even if a product is approved, the FDA or the EMA, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and Europe also have requirements for approval of drug candidates with which we must comply prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that we will be able to obtain regulatory approval in any other country. In addition, delays in approvals or rejections of marketing applications in the United States, Europe or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, preclinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding our product candidates or other products. Also, regulatory approval for any of our product candidates may be withdrawn.
We have completed one Phase 2a trial for RP-G28. Before we submit a NDA to the FDA or a MAA to the EMA for RP-G28 for the treatment of pain and the reduction in the frequency of symptomatic episodes of lactose intolerance, we must successfully complete a Phase 2b/3 trial and Phase 3 trials. Following analysis of the Phase 2a clinical trial, discussions with the FDA during the Type C meeting in 2013 about our clinical development plan, and further discussions with our regulatory consultants, we intend to conduct our planned Phase 2b clinical trial as an adaptive design Phase 2b/3 clinical trial. A trial that is designed as an adaptive seamless clinical trial refers to a trial that combines the objectives of what are typically separate trials into a single uninterrupted trial with multiple objectives.
Neither the FDA nor any other comparable governmental agency has considered this Phase 2b/3 study or our current development plan for RP-G28, and we do not intend to request a meeting with the FDA to discuss these matters. Regulatory authorities in the United States and Europe have both published guidance documents on the use and implementation of adaptive design trials. These documents include description of adaptive trials and include a requirement for prospectively written standard operating procedures and working processes for executing adaptive trials and a recommendation that sponsor companies engage with CROs that have the necessary experience in running such trials. In addition, the regulations governing INDs are extensive and involve numerous notification requirements including that, generally, an IND supplement must be submitted to and cleared by the FDA before a sponsor or an investigator may make any change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects. We intend to comply with these requirements and believe we will need to submit an IND supplement containing amended protocols for the Phase 2b/3 adaptive trial. There can be no assurance that the FDA will provide clearance for an amended IND for a Phase 2b/3 trial in a timely manner, if at all, and that this trial and other trials will not be delayed or disrupted as a result.
In addition, guidelines adopted by the FDA and established by the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) require nonclinical studies that specifically address female fertility to be completed before the inclusion of women of child bearing potential in large-scale or long-duration clinical trials (e.g., Phase 3 trials). In the United States, such assessments of embryo-fetal development can be deferred until before Phase 3 using precautions to prevent pregnancy in clinical trials. As the FDA recommended in their June 28, 2010 advice letter, we will continue to evaluate females of child-bearing potential who are willing to use appropriate contraception throughout the duration of any study. To support any Phase 3 study, we plan to perform ICH-compliant embryo-fetal developmental toxicology studies (in two species) and the ICH-recommended standard battery of genotoxicity tests using RP-G28. We also intend to perform work on the characterization of compounds and analytical specifications for RP-G28. The design of our Phase 2b/3 trial will need to account for these FDA and ICH requirements, and we may need to complete all nonclinical studies that specifically address female fertility before we complete a Phase 2b/3 clinical trial. We cannot predict whether our future trials and studies will be successful or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date.
If we are unable to obtain approval from the FDA, the EMA or other regulatory agencies for RP-G28, or if, subsequent to approval, we are unable to successfully commercialize RP-G28, we will not be able to generate sufficient revenue to become profitable or to continue our operations.
Any statements in this document indicating that RP-G28 has demonstrated preliminary evidence of efficacy are our own and are not based on the FDA’s or any other comparable governmental agency’s assessment of RP-G28 and do not indicate that RP-G28 will achieve favorable efficacy results in any later stage trials or that the FDA or any comparable agency will ultimately determine that RP-G28 is effective for purposes of granting marketing approval.
The FDA and other regulatory agencies outside the United States, such as the EMA, may not agree to our proposed endpoint for approval of RP-G28 for the reduction of symptoms associated with lactose intolerance in patients, in which case we would need to complete an additional clinical trial in order to seek approval outside the United States.
During our Type C Meeting with the FDA in February 2013, we had proposed that future studies with RP-G28 in subjects with lactose intolerance would utilize a total lactose intolerance symptom score, measured by a patient reporting instrument that we were going to develop, as the primary, stand-alone endpoint. However, based on RP-G28’s mechanism of action, data from the Phase 2a clinical study, further research conducted after the Type C Meeting with the FDA along with FDA guidance and products under the review of the Division of Gastroenterology and Inborn Errors Products, we now intend to use abdominal pain, measured by an 11-point validated scale, as the primary endpoint for the Phase 2b/Phase 3 study that assesses RP-G28 for the management of lactose intolerant patients with moderate to severe abdominal pain associated with lactose intake. We believe that evaluation of abdominal pain is a reliable clinical assessment of treatment response and treatment benefit in a lactose intolerant patient. Although no FDA-approved product exists for lactose intolerance, the use of a pain scale as a primary endpoint has been used as a validated primary measurement in many approved products, including other gastrointestinal products used to treat diseases such as Irritable Bowel Syndrome (IBS). We have not consulted with the FDA about our intent to use abdominal pain as a primary endpoint or our plan to convert our Phase 2b clinical trial into an adaptive design Phase 2b/3 pivotal clinical trial.
We do not know if the FDA, the EMA or regulatory authorities in other countries will agree with our final primary endpoint for approval of RP-G28. The FDA, the EMA and regulatory authorities in other countries in which we may seek approval for and market RP-G28, may require additional nonclinical studies and/or clinical trials prior to granting approval. It may be expensive and time consuming to conduct and complete additional nonclinical studies and clinical trials that the EMA and other regulatory authorities may require us to perform. As such, any requirement by the EMA or other regulatory authorities that we conduct additional nonclinical studies or clinical trials could materially and adversely affect our business, financial condition and results of operations. Furthermore, even if we receive regulatory approval of RP-G28 for the reduction of symptoms associated with lactose intolerance in patients, the labeling for RP-G28 in the United States, Europe or other countries in which we seek approval may include limitations that could impact the commercial success of RP-G28.

The results from our planned Phase 2b/3 trial with adaptive design may not be sufficiently robust to support the submission of marketing approval for RP-G28.
We intend to conduct our planned Phase 2b clinical trial as an adaptive design seamless Phase 2b/3 clinical trial. We do not intend to meet with the FDA to discuss the Phase 2b/3 study design or current development plan for RP-G28. The FDA standard for traditional approval of a drug generally requires two well-controlled Phase 3 studies. If the FDA disagrees with our choice of primary endpoint for our Phase 2b/3 trial or the results for the primary endpoint are not robust or significant relative to control, are subject to confounding factors, or are not adequately supported by other study endpoints, the FDA may not recognize the Phase 2b/3 trial as one of the required pivotal trials required for FDA approval. If the FDA or other regulatory authorities do not recognize this trial as a pivotal trial, we would incur increased costs and delays in the marketing approval process, which would require us to expend more resources than we have available.
Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for RP-G28 or our other product candidates.
Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or limit the regulatory approval of RP-G28 or other product candidates we may develop in the future. Although we anticipate that the net proceeds from this offering, together with existing cash and cash equivalents, and interest on our cash balances, will be sufficient to fund our projected operating requirements through the completion of the Phase 2b/3 and any Phase 3 trials of RP-G28, we may not be able to complete these trials on time or we may be required to conduct additional clinical trials or nonclinical studies not currently planned to receive approval for RP-G28 as a treatment for lactose intolerance. The commencement, enrollment and completion of clinical trials may be delayed or suspended for a variety of reasons, including:
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inability to obtain sufficient funds required for a clinical trial;

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inability to reach agreements on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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clinical holds, other regulatory objections to commencing or continuing a clinical trial or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;

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discussions with the FDA or non-U.S. regulators regarding the scope or design of our clinical trials;

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inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by our product candidates;

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inability to obtain approval from institutional review boards, or IRBs, to conduct a clinical trial at their respective sites;

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severe or unexpected drug-related adverse effects experienced by patients;

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inability to timely manufacture sufficient quantities of the product candidate required for a clinical trial;

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difficulty recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indications as our product candidates;

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inability to get FDA approval of our end points; and

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inability to retain enrolled patients after a clinical trial is underway.

Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. In addition, a clinical trial may be suspended or terminated at any time by us, our future collaborators, the FDA or other regulatory authorities due to a number of factors, including:
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our failure or the failure of our potential future collaborators to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

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unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks;

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lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions; and

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a breach of the terms of any agreement with, or for any other reason by, future collaborators who have responsibility for the clinical development of our product candidates.

In addition, if we or any of our potential future collaborators are required to conduct additional clinical trials or other nonclinical studies of our product candidates beyond those contemplated, our ability to obtain regulatory approval of these product candidates and to generate revenue from their sales would be similarly harmed.
Clinical failure can occur at any stage of clinical development. The results of earlier clinical trials are not necessarily predictive of future results and any product candidate we or our potential future collaborators advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.
Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and we or our collaborators may decide, or regulators may require us, to conduct additional clinical trials or nonclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Success in preclinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in Phase 2b and/or Phase 3 clinical trials, including adaptive seamless clinical trials even after seeing promising results in earlier clinical trials.
In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well-advanced. We may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts.
If RP-G28, or any of our other product candidates, is found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for it and our business would be harmed. For example, if the results of our Phase 2b/3 and any Phase 3 trials of RP-G28 do not achieve the primary efficacy endpoints or demonstrate expected safety, the prospects for approval of RP-G28 would be materially and adversely affected.
In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any Phase 2, Phase 3 or other clinical trials we or any of our potential future collaborators may conduct will demonstrate the consistent or adequate efficacy and safety that would be required to obtain regulatory approval and market RP-G28. The adaptive Phase 2b/3 clinical trial for RP-G28 that we intend to conduct may not be deemed to be a pivotal trial by the FDA or may not provide sufficient support for NDA approval. The FDA may require us to make changes to the proposed study design for this adaptive trial or may require us to conduct one or more additional clinical trials, possibly involving a larger sample size or a different clinical trial design, or may require longer follow-up periods, particularly if the FDA does not find the results from an adaptive Phase 2b/3 clinical trial to be sufficiently persuasive as one of the required pivotal trials required for FDA approval. If we are unable to bring RP-G28 to market, our ability to create long-term stockholder value will be limited.
Our product candidates may have undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.
Unforeseen side effects from RP-G28, or other product candidates we may develop in the future, could arise either during clinical development or, if approved, after the approved product has been marketed. The most common side effects observed in clinical trials of RP-G28 were headache (nine out of 57), nausea (three out of 57), upper respiratory tract infection, nasal congestion, and pain (two out of 57). No patients were withdrawn from the study for these side effects.
The results of future clinical trials may show that RP-G28 causes undesirable or unacceptable side effects, which could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities with restrictive label warnings.
If RP-G28, or any other product candidate we develop in the future, receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such product:
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regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

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we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;

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we may be subject to limitations on how we may promote the product;

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sales of the product may decrease significantly;

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regulatory authorities may require us to take our approved product off the market;

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we may be subject to litigation or product liability claims; and

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our reputation may suffer.

Any of these events could prevent us or our potential future collaborators from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of our products.
Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.
Market acceptance and sales of RP-G28, or any other product candidates we develop in the future, if approved, will depend on reimbursement policies and may be affected by, among other things, future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for RP-G28 or any other product candidates that we may develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize RP-G28, or other product candidates that we develop.
In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. Any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain in the United States. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.
The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of RP-G28, and any other product candidates that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.
In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or, collectively, the ACA, became law in the United States. The goal of the ACA is to reduce the cost of health care and substantially change the way health care is financed by both governmental and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of RP-G28 or any other product candidates that we may develop. In addition, some members of the U.S. Congress have been seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and alternative health care reform proposals. We cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.
If we do not obtain protection under the Hatch-Waxman Act and similar legislation outside of the United States by extending the patent terms and obtaining data exclusivity for our product candidates, our business may be materially harmed.
Depending upon the timing, duration and specifics of FDA marketing approval of RP-G28, one of our U.S. patents may be eligible for a limited Patent Term Extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (which is sometimes referred to as the “Hatch-Waxman Act”), provided our U.S. patent claims a method of treating lactose intolerance that is approved by the FDA. The Hatch-Waxman Act, 35 U.S.C. §156, permits a patent extension of up to five years as compensation for patent term lost during the FDA regulatory review process. The scope of protection afforded by the patent during the extended term is not commensurate with the scope of the unextended portion of the patent; for example, the “rights derived” from a method of use patent during the extended period are “limited to any use claimed by the patent and approved for the product.” 35 U.S.C. §156(b)(2). We may not be granted an extension because of, for example, failing to apply for the extension within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable statutory and/or regulatory requirements including, for example, the requirement that the patent to be extended “claim” the approved product or a method of using the approved product. Moreover, the applicable period of extension could be less than we request. If we are unable to obtain patent term extension or if the term of any such extension is shorter than we request, the period during which we will be able to exclude others from marketing their versions of our product will be shortened and our competitors may obtain approval of generic products following our patent expiration, and our revenue could be reduced, possibly materially. Similar concerns are associated with obtaining Supplemental Protection Certificates (SPCs) of certain patents issued in Europe and owned by Inalco, to which we have an exclusive options of assignment, based upon patent terms lost during European regulatory review processes. In the event that we are unable to obtain any patent term extension, the issued patents for RP-G28 are expected to expire in 2030, assuming they withstand any challenge toothier validity and/or patentability.

If we market products in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.
In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, commonly referred to as “fraud and abuse” laws, have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. Other jurisdictions such as Europe have similar laws. These laws include false claims and anti-kickback statutes. If we market our products and our products are paid for by governmental programs, it is possible that some of our business activities could be subject to challenge under one or more of these laws.
Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service covered by Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers or formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Most states also have statutes or regulations similar to the federal anti-kickback law and federal false claims laws, which apply to items and services covered by Medicaid and other state programs, or, in several states, apply regardless of the payor. Administrative, civil and criminal sanctions may be imposed under these federal and state laws.
Over the past few years, a number of pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.
Any delay or disruption in the manufacture and supply of RP-G28 may negatively impact our operations.
We do not intend to manufacture the pharmaceutical products that we plan to sell. We currently have agreements with contract manufacturers for the production of the active pharmaceutical ingredients and the formulation of sufficient quantities of drug product for our Phase 2b/3 and any Phase 3 trials of RP-G28 and the other trials and nonclinical studies that we believe we will need to conduct prior to seeking regulatory approval. However, we do not have agreements for commercial supplies of RP-G28 and we may not be able to reach agreements with these or other contract manufacturers for sufficient supplies to commercialize RP-G28 if it is approved.
Reliance on third-party manufacturers entails risks, to which we would not be subject if we manufactured the product candidates ourselves, including:
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the possibility that we are unable to enter into a manufacturing agreement with a third party to manufacture our product candidates;

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the possible breach of the manufacturing agreements by the third parties because of factors beyond our control; and

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the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third-party manufacturer.

Any of these factors could cause the delay of approval or commercialization of our product candidates, cause us to incur higher costs or prevent us from commercializing our product candidates successfully. Furthermore, if RP-G28 or other product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidates and to have any such new source approved by the government agencies that regulate our products. In the event we do need to identify alternative manufacturing partners, we may have to secure licenses to manufacturing and/or purification technologies, including third-party patent licenses, to allow us to manufacture RP-G28 that is suitable for the late-stage regulatory review process and/or adequate to manufacture commercial quantities of RP-G28.
If the FDA and EMA and other regulatory agencies do not approve the manufacturing facilities of our future contract manufacturers for commercial production, we may not be able to commercialize any of our product candidates.
The facilities used by any contract manufacturer to manufacture RP-G28, or other product candidates we may develop in the future, must be the subject of a satisfactory inspection before the FDA or the regulators in other jurisdictions approve the product candidate manufactured at that facility. We are completely dependent on these third-party manufacturers for compliance with the requirements of U.S. and non-U.S. regulators for the manufacture of our finished products. If our manufacturers cannot successfully manufacture material that conform to our specifications and current good manufacturing practice requirements of any governmental agency whose jurisdiction to which we are subject, our product candidates will not be approved or, if already approved, may be subject to recalls.
Even if our product candidates receive regulatory approval, we may still face future development and regulatory difficulties.
RP-G28 and any other product candidates we develop in the future, if approved, will be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and EMA requirements and requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMPs. As such, we and our contract manufacturers are subject to continual review and periodic inspections to assess compliance with cGMPs. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA and EMA and other similar agencies and to comply with certain requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Accordingly, we may not promote our approved products, if any, for indications or uses for which they are not approved.
If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:
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issue warning letters;

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mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

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require us or our potential future collaborators to enter into a consent decree or permanent injunction, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

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impose other administrative or judicial civil or criminal penalties;

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withdraw regulatory approval;

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refuse to approve pending applications or supplements to approved applications filed by us or our potential future collaborators;

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impose restrictions on operations, including costly new manufacturing requirements; or

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detain, seize and/or condemn and destroy products.

Risks Relating to the Commercialization of Our Products
Even if approved, our product candidates may not achieve broad market acceptance among physicians, patients and healthcare payors, and as a result our revenues generated from their sales may be limited.
The commercial success of RP-G28, if approved, will depend upon its acceptance among the medical community, including physicians, health care payors and patients. The degree of market acceptance of RP-G28, or other product candidates we may develop in the future, will depend on a number of factors, including:
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limitations or warnings contained in our product candidates’ FDA-approved labeling;

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changes in the standard of care or availability of alternative therapies at similar or lower costs for the targeted indications for such product candidates;

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limitations in the approved clinical indications for such product candidates;

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demonstrated clinical safety and efficacy compared to other products;

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lack of significant adverse side effects;

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sales, marketing and distribution support;

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availability of reimbursement from managed care plans and other third-party payors;

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timing of market introduction and perceived effectiveness of competitive products;

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the degree of cost-effectiveness;

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availability of alternative therapies at similar or lower cost, including generics and over-the-counter products;

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enforcement by the FDA and EMA of laws and rulings that prohibit the illegal sale of RP-G28 (or any other product candidate) as a dietary supplement;

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the extent to which our product candidates are approved for inclusion on formularies of hospitals and managed care organizations;

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whether our product candidates are designated under physician treatment guidelines for the treatment of or reduction of symptoms associated with the indications for which we have received regulatory approval;

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adverse publicity about our product candidates or favorable publicity about competitive products;

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convenience and ease of administration of our product candidates; and

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potential product liability claims.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, patients, the medical community and healthcare payors, sufficient revenue may not be generated from these products and we may not become or remain profitable. In addition, efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

We have no internal sales, distribution and/or marketing capabilities at this time and we will have to invest significant resources to develop those capabilities or enter into acceptable third-party sales and marketing arrangements.
We have no internal sales, distribution and/or marketing capabilities at this time. To develop these capabilities, we will have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that RP-G28 will be approved. For product candidates for which we decide to perform sales, marketing and distribution functions ourselves or through third parties, we could face a number of additional risks, including:
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we or our third-party sales collaborators may not be able to attract and build an effective marketing or sales force;

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the cost of securing or establishing a marketing or sales force may exceed the revenues generated by any products; and

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our direct sales and marketing efforts may not be successful.

We may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties.
We may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect our ability to develop RP-G28 or other product candidates and our financial condition and operating results.
Because developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products are expensive, we may seek to enter into collaborations with companies that have more experience. Additionally, if RP-G28, or any other product candidate we develop in the future, receives marketing approval, we may enter into sales and marketing arrangements with third parties with respect to our unlicensed territories. If we are unable to enter into arrangements on acceptable terms, we may be unable to effectively market and sell our products in our target markets. We expect to face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement and they may require substantial resources to maintain. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements for the development of our product candidates.
When we collaborate with a third party for the development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. For example, we may relinquish the rights to RP-G28 in jurisdictions outside of the United States. Our collaboration partner may not devote sufficient resources to the commercialization of our product candidates or may otherwise fail in their commercialization. The terms of any collaboration or other arrangement that we establish may not be favorable to us. In addition, any collaboration that we enter into may be unsuccessful in the development and commercialization of our product candidates. In some cases, we may be responsible for continuing preclinical and initial clinical development of a product candidate or research program under a collaboration arrangement, and the payment we receive from our collaboration partner may be insufficient to cover the cost of this development. If we are unable to reach agreements with suitable collaborators for our product candidates, we would face increased costs, we may be forced to limit the number of our product candidates we can commercially develop or the territories in which we commercialize them and we might fail to commercialize products or programs for which a suitable collaborator cannot be found. If we fail to achieve successful collaborations, our operating results and financial condition will be materially and adversely affected.
The Company’s pipeline of product candidates beyond RP-G28 is limited.
We intend to develop and commercialize drug candidates in addition to RP-G28 through our research program. Even if we are successful in completing preclinical and clinical development and receiving regulatory approval for one commercially viable drug for the treatment of one disease, we cannot be certain that we will be able to develop and receive regulatory approval for other drug candidates for the treatment of other forms of that disease or other diseases. If we fail to develop and commercialize RP-G28 for the reduction of symptoms associated with lactose intolerance, we will not be successful in developing a pipeline of potential drug candidates to follow RP-G28, and our business prospects could be significantly limited.
Risks Relating to Our Business and Strategy
We may face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.
Although we know of no other drug candidates in advanced clinical trials for treating lactose intolerance, the biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have potential competitors in the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of these potential competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, these potential competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing drugs for the diseases that we are targeting before we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Some of the pharmaceutical and biotechnology companies we expect to compete with include microbiome based development companies: Second Genome, Inc., Seres Health, Inc., Enterome SA, Vedanta Biosciences, Inc., and Microbiome Therapeutics, LLC. In addition, many universities and private and public research institutes may become active in our target disease areas. These potential competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly than RP-G28 or any other product candidates that we are currently developing or that we may develop, which could render our products obsolete and noncompetitive.
We believe that our ability to successfully compete will depend on, among other things:
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the results of our and our potential strategic collaborators’ clinical trials and preclinical studies;

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our ability to recruit and enroll patients for our clinical trials;

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the efficacy, safety and reliability of our product candidates;

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the speed at which we develop our product candidates;

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our ability to design and successfully execute appropriate clinical trials;

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our ability to maintain a good relationship with regulatory authorities;

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the ability to get FDA approval of our end points;

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the timing and scope of regulatory approvals, if any;

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our ability to commercialize and market any of our product candidates that receive regulatory approval;

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the price of our products;

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adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;

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our ability to protect intellectual property rights related to our products;

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our ability to manufacture and sell commercial quantities of any approved products to the market; and

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acceptance of our product candidates by physicians and other health care providers.

If our competitors market products that are more effective, safer or less expensive than ours, or that reach the market sooner than ours, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.
We depend on third-party contractors for a substantial portion of our operations and may not be able to control their work as effectively as if we performed these functions ourselves.
We outsource substantial portions of our operations to third-party service providers, including the conduct of preclinical studies and clinical trials, collection and analysis of data, and manufacturing. Our agreements with third-party service providers and CROs are on a study-by-study and project-by-project basis. Typically, we may terminate the agreements with notice and are responsible for the supplier’s previously incurred costs. In addition, any CRO that we retain will be subject to the FDA’s and EMA’s regulatory requirements and similar standards outside of the United States and Europe and we do not have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to applicable governing practices and standards, the development and commercialization of our product candidates could be delayed or stopped, which could severely harm our business and financial condition.
Because we have relied on third parties, our internal capacity to perform these functions is limited to management oversight. Outsourcing these functions involves the risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. Although we have not experienced any significant difficulties with our third-party contractors, it is possible that we could experience difficulties in the future. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. There are a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor third-party service providers. To the extent we are unable to identify, retain and successfully manage the performance of third-party service providers in the future, our business may be adversely affected, and we may be subject to the imposition of civil or criminal penalties if their conduct of clinical trials violates applicable law.
A variety of risks associated with our possible international business relationships could materially adversely affect our business.
We may enter into agreements with other third parties for the development and commercialization of RP-G28, or other product candidates we develop in the future, in international markets. International business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:
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differing regulatory requirements for drug approvals internationally;

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potentially reduced protection for intellectual property rights;

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potential third-party patent rights in the United States and/or in countries outside of the United States;

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the potential for so-called “parallel importing,” which is what occurs when a local seller, faced with relatively high local prices, opts to import goods from another jurisdiction with relatively low prices, rather than buying them locally;

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unexpected changes in tariffs, trade barriers and regulatory requirements;

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economic weakness, including inflation, or political instability, particularly in non-U.S. economies and markets, including several countries in Europe;

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compliance with tax, employment, immigration and labor laws for employees traveling abroad;

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taxes in other countries;

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foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

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workforce uncertainty in countries where labor unrest is more common than in the United States;

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production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

We will need to expand our operations and increase the size of our company, and we may experience difficulties in managing growth.
As we increase the number of ongoing product development programs and advance our product candidates through preclinical studies and clinical trials, we will need to increase our product development, scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:
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successfully attract and recruit new employees or consultants with the expertise and experience we will require;

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manage our clinical programs effectively, which we anticipate being conducted at numerous clinical sites;

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develop a marketing and sales infrastructure; and

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continue to improve our operational, financial and management controls, reporting systems and procedures.

If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.
We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.
We may not be able to attract or retain qualified management, finance, scientific and clinical personnel and consultants due to the intense competition for qualified personnel and consultants among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain necessary personnel and consultants to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.
We are highly dependent on the development, regulatory, commercialization and business development expertise of Michael D. Step, our Chief Executive Officer, Andrew J. Ritter, our Founder and President, and Ira E. Ritter, our Executive Chairman and Chief Strategic Officer. If we were to lose one or more of these key employees, our ability to implement our business strategy successfully could be seriously harmed. Any of our executive officers may terminate their employment at any time. Replacing any of these persons would be difficult and could take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully.

There is also a risk that other obligations could distract our officers and employees, including any of our other part-time employees, from our business, which could have negative impact on our ability to effectuate our business plans.
In addition, we have scientific and clinical advisors and consultants who assist us in formulating our research, development and clinical strategies. Competition to hire and retain consultants from a limited pool is intense. Further, because these advisors are not our employees, they may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us, and typically they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.
Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.
As a public company, we will operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act, and the related rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.
We have begun implementing our system of internal controls over financial reporting and preparing the documentation necessary to perform the evaluation needed to comply with Section 404(a) of the Sarbanes-Oxley Act. However, we anticipate that we will need to retain additional finance capabilities and build our financial infrastructure as we transition to operating as a public company, including complying with the requirements of Section 404 of the Sarbanes-Oxley Act. As we begin operating as a public company following this offering, we will continue improving our financial infrastructure with the retention of additional financial and accounting capabilities, the enhancement of internal controls and additional training for our financial and accounting staff.
Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC. However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of  (i) the last day of the fiscal year in which we have total annual gross revenues of  $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
Until we are able to expand our finance and administrative capabilities and establish necessary financial reporting infrastructure, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures or comply with the Sarbanes-Oxley Act or existing or new reporting requirements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.
Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could significantly harm our business.
We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with health care fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted an employee handbook, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.
We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.
The use of our product candidates in clinical trials and the sale of any products for which we may obtain marketing approval expose us to the risk of product liability claims. Product liability claims may be brought against us or our potential future collaborators by participants enrolled in our clinical trials, patients, health care providers or others using, administering or selling our products. If we cannot successfully defend ourselves against any such claims, we would incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:
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withdrawal of clinical trial participants;

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termination of clinical trial sites or entire trial programs;

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costs of related litigation;

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substantial monetary awards to patients or other claimants;

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decreased demand for our product candidates and loss of revenues;

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impairment of our business reputation;

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diversion of management and scientific resources from our business operations; and

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the inability to commercialize our product candidates.

We expect to obtain product liability insurance coverage for our clinical trials in the United States and in selected other jurisdictions where we intend to conduct clinical trials at levels we believe are sufficient and consistent with industry standards for companies at our stage of development. However, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash resources and adversely affect our business.
Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.
We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability ($2 million coverage), employment practices liability, workers’ compensation, and directors’ and officers’ insurance at levels we believe are typical for a company in our industry and at our stage of development. We do not currently carry clinical trial liability insurance or products liability insurance, but we are currently seeking to purchase such insurance and we expect to have obtained such insurance prior to the completion of this offering at levels we believe are sufficient and consistent with industry standards for companies at our stage of development. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.
If we engage in an acquisition, reorganization or business combination, we will incur a variety of risks that could adversely affect our business operations or our stockholders.
From time to time we have considered, and we will continue to consider in the future, strategic business initiatives intended to further the expansion and development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we pursue such a strategy, we could, among other things:
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issue equity securities that would dilute our current stockholders’ percentage ownership;

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incur substantial debt that may place strains on our operations;

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spend substantial operational, financial and management resources to integrate new businesses, technologies and products;

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assume substantial actual or contingent liabilities;

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reprioritize our development programs and even cease development and commercialization of our product candidates; or

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merge with, or otherwise enter into a business combination with, another company in which our stockholders would receive cash and/or shares of the other company on terms that certain of our stockholders may not deem desirable.

Although we intend to evaluate and consider acquisitions, reorganizations and business combinations in the future, we have no agreements or understandings with respect to any acquisition, reorganization or business combination at this time.
Risks Relating to Our Intellectual Property
It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position does not adequately protect our product candidates, others could compete against us more directly, which would harm our business, possibly materially.
Our commercial success will depend in part on obtaining, maintaining and enforcing patent protection and on developing, preserving and enforcing current trade secret protection. In particular, it will depend in part on our ability to obtain, maintain and enforce patents, especially those related to methods of using our current product, RP-G28, and other future drug candidates, and those related to the methods used to develop and manufacture our products, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents (and/or trade secrets) that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will withstand subsequent challenges to their validity and or patentability, or if they will be commercially useful in protecting our product candidates, discovery programs and processes. Furthermore, we cannot be sure that our existing patents and patent applications will embrace (or “claim”) the particular uses for RP-G28 that will be approved by FDA.
The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved.
No consistent policy regarding the patentability and/or validity of patent claims related to pharmaceutical patents has emerged, to date, in the United States or in most jurisdictions outside of the

United States. Changes in either the patent laws (be they substantive or procedural) or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that will issue or will be enforceable in the patents that have or may be issued from the patents and applications we currently own or may in the future own or license from third parties. Further, if any patents we obtain, or to which we obtain licenses, are deemed invalid, unpatentable and unenforceable, our ability to commercialize or license our technology could be adversely affected.
In the future others may file patent applications covering products, uses for products, and manufacturing techniques and related technologies that are similar, identical or competitive to ours or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed or in-licensed by us in the future, or that we or our licensors will not be involved in interference, opposition, inter partes review or invalidity proceedings before U.S. or non-U.S. patent offices or courts.
The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:
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others may be able to develop a platform similar to, or better than, ours in a way that is not covered by the claims of our patents;

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others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our patents;

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others may be able to manufacture compounds that are similar or identical to our product candidates using processes that are not covered by the claims of our method of making patents;

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others may obtain regulatory approval for uses of compounds, similar or identical to our product, that are not covered by the claims of our method of use patents;

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we may not be able to obtain licenses for patents that are essential to the process of making the product;

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we might not have been the first to make the inventions covered by our pending patent applications;

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we might not have been the first to file patent applications for these inventions;

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others may independently develop similar or alternative technologies or duplicate any of our technologies;

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any patents that we obtain may not provide us with any competitive advantages;

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we may not develop additional proprietary technologies that are patentable; or

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the patents of others may have an adverse effect on our business.

Patents covering methods of using RP-G28 expire in 2030 if the appropriate maintenance fee renewal, annuity, or other government fees are paid, unless a patent term extension based on regulatory delay is obtained. We expect that expiration in 2030 of some of our method-of-use patents covering use of RP-G28 for treating lactose intolerance will have a limited impact on our ability to protect our intellectual property in the United States, where we have additional issued patents covering this use that extend until 2030. In other countries, our pending patent applications covering use of RP-G28 for treating other indications, if issued, would expire in 2030. We will attempt to mitigate the effect of patent expiration by seeking data exclusivity, or the foreign equivalent thereof, in conjunction with product approval, as well as by filing additional patent applications covering improvements in our intellectual property.
We expect that the other patent applications for the RP-G28 portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire in 2030. We own pending applications in the United States and Europe covering RP-G28 analogs, and uses of such analogs as therapeutics to treat a variety of disorders, including lactose intolerance. Patent protection, to the extent it issues, would be expected to extend to 2030, unless a patent term extension based on regulatory delay is obtained.

Due to the patent laws of a country, or the decisions of a patent examiner in a country, or our own filing strategies, we may not obtain patent coverage for all of our product candidates or methods involving these candidates in the parent patent application. We plan to pursue divisional patent applications or continuation patent applications in the United States and other countries to obtain claim coverage for inventions which were disclosed but not claimed in the parent patent application.
We may also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or feasible. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.
RP-G28 does not have composition of matter patent protection.
Although we own certain patents and patent applications with claims directed to specific methods of using RP-G28 to treat lactose intolerance, RP-G28 has no composition of matter patent protection in the United States or elsewhere. As a result, we may be limited in our ability to list our patents in the FDA’s Orange Book if the use of our product, consistent with its FDA-approved label, would not fall within the scope of our patent claims. Also, our competitors may be able to offer and sell products so long as these competitors do not infringe any other patents that we (or third parties) hold, including patents with claims directed to the manufacture of RP-G28 and/or method of use patents. In general, method of use patents are more difficult to enforce than composition of matter patents because, for example, of the risks that FDA may approve alternative uses of the subject compounds not covered by the method of use patents, and others may engage in off-label sale or use of the subject compounds. Physicians are permitted to prescribe an approved product for uses that are not described in the product’s labeling. Although off-label prescriptions may infringe our method of use patents, the practice is common across medical specialties and such infringement is difficult to prevent or prosecute. FDA approval of uses that are not covered by our patents would limit our ability to generate revenue from the sale of RP-G28, if approved for commercial sale. Off-label sales would limit our ability to generate revenue from the sale of RP-G28, if approved for commercial sale.
We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.
If we choose to go to court to stop another party from using the inventions claimed in any patents we obtain, that individual or company may seek a post grant review (including inter parte review) of our patents, and has the right to ask the court to rule that such patents are invalid or should not be enforced against that third party. These lawsuits and administrative proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court or administrative body will decide that such patents are not valid or unpatentable and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity/patentability of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to such patents. In addition, the U.S. Supreme Court and the Court of Appeals for the Federal Circuit have recently articulated and/or modified certain tests used by the U.S. Patent and Trademark Office, or USPTO, in assessing patentability and by the courts in assessing validity and claim scope, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood that others may succeed in challenging any patents we obtain or license.
We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.
Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. We cannot guarantee that our products, our methods of manufacture, or our uses of RP-G28 (or our other product candidates), will not infringe third-party patents. Furthermore, a third party may claim that we or our manufacturing or commercialization collaborators are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. There is a risk that a court would decide that we or our commercialization collaborators are infringing the third party’s patents and would order us or our collaborators to stop the activities covered by the patents. In that event, we or our commercialization collaborators may not have a viable way around the patent and may need to halt commercialization of the relevant product. In addition, there is a risk that a court will order us or our collaborators to pay the other party damages for having violated the other party’s patents. In the future, we may agree to indemnify our commercial collaborators against certain intellectual property infringement claims brought by third parties. The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The scope of coverage of a patent is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, the patentee would need to demonstrate, by a preponderance of the evidence that our products or methods infringe the patent claims of the relevant patent, and we would need to demonstrate either that we do not infringe or, by clear and convincing evidence, that the patent claims are invalid; we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.
We cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology, because:
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some patent applications in the United States may be maintained in secrecy until the patents are issued;

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patent applications in the United States are typically not published until at least 18 months after the earliest asserted priority date; and

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publications in the scientific literature often lag behind actual discoveries.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and may be entitled to priority over our applications in such jurisdictions.
Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We employ an outside firm and rely on our outside counsel to pay these fees due to non-U.S. patent agencies and this outside firm has systems in place to ensure compliance on payment of fees. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.
We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers. If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.
As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
Failure to secure trademark registrations could adversely affect our business.
We have not developed a trademark for our RP-G28 product. Hence, we do not currently own any actual or potential trademark rights associated with our RP-G28 product. If we seek to register additional trademarks, including trademarks associated with our RP-G28 product, our trademark applications may not be allowed for registration or our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many other jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

Risks Relating to Our Common Stock and this Offering
No public market for our common stock currently exists and an active trading market may not develop or be sustained following this offering.
Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.
Our share price may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above the offering price.
The initial public offering price for our shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:
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results of our clinical trials;

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results of clinical trials of our competitors’ products;

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regulatory actions with respect to our products or our competitors’ products;

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actual or anticipated fluctuations in our financial condition and operating results;

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actual or anticipated changes in our growth rate relative to our competitors;

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actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;

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competition from existing products or new products that may emerge;

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announcements by us, our potential future collaborators or our competitors of significant acquisitions, strategic collaborations, joint ventures, or capital commitments;

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issuance of new or updated research or reports by securities analysts;

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fluctuations in the valuation of companies perceived by investors to be comparable to us;

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share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

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additions or departures of key management or scientific personnel;

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disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

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announcement or expectation of additional financing efforts;

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sales of our common stock by us, our insiders or our other stockholders;

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market conditions for biopharmaceutical stocks in general; and

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general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. If the market price of shares of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.
We have three significant stockholders, which will limit your ability to influence corporate matters and may give rise to conflicts of interest.
Javelin Venture Partners I SPV I, LLC, or Javelin I, Javelin Venture Partners, L.P., or Javelin, and Stonehenge Partners LLC, or Stonehenge, are our largest stockholders. When this offering is completed, Javelin I is expected to beneficially own shares representing approximately 7.6% of our common stock, Javelin is expected to beneficially own shares representing approximately 16.9% of our common stock, and Stonehenge is expected to beneficially own shares representing 10.5% of our common stock, without giving effect to any shares that may be purchased by them in the offering. Accordingly, Javelin I, Javelin and Stonehenge will continue to exert significant influence over us and any action requiring the approval of the holders of our common stock, including the election of directors and the approval of significant corporate transactions. This concentration of voting power, which would increase to the extent Javelin I, Javelin and/or Stonehenge are allocated and purchase shares in this offering, makes it less likely that any other holder of our common stock or our directors will be able to affect the way we are managed and could delay or prevent an acquisition of us on terms that other stockholders may desire. In addition, if Javelin I, Javelin and/or Stonehenge retain a majority of our common stock after this offering, they will be able to control all matters submitted to our stockholders for approval (including the election of directors and approval of significant corporate transactions), as well as our management and affairs. In addition, if Javelin I, Javelin or Stonehenge holds a majority of our common stock following this offering, we will be deemed a “controlled company” for purposes of NASDAQ listing requirements. Under NASDAQ rules, a “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including (i) the requirement that a majority of its board of directors consist of independent directors, (ii) the requirement that the compensation of its officers be determined or recommended to the board of directors by a majority of independent directors or a compensation committee that is composed entirely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee that is composed of entirely independent directors.
Furthermore, the interests of Javelin I, Javelin and Stonehenge may not always coincide with your interests or the interests of other stockholders and Javelin I, Javelin and Stonehenge may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.
We have broad discretion in the use of net proceeds from this offering and may not use them effectively.
We intend to use substantially all of the net proceeds from this offering to fund (i) the continued clinical development of RP-G28 for the reduction of symptoms associated with lactose intolerance, including our anticipated Phase 2b/3 clinical trial and non-clinical development, (ii) expenses associated with the manufacture and product development of RP-G28, and (iii) the exploration of potential therapeutic indications and orphan indications. Any remaining amounts will be used for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. Although we currently intend to use the net proceeds from this offering in such a manner, we will have broad discretion in the application of the net proceeds. Our failure to apply these funds effectively could affect our ability to continue to develop and commercialize RP-G28 or other future product candidates.
Being a public company will increase our expenses and administrative burden.
As a public company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures, retain a transfer agent, adopt an insider trading policy and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.
In addition, laws, regulations and standards applicable to public companies relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC and NASDAQ, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from product development activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. In connection with this offering, we are increasing our directors’ and officers’ insurance coverage, which will increase our insurance cost. In the future, it will be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of  (i) the last day of the fiscal year in which we have total annual gross revenues of  $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.
The initial public offering price is substantially higher than the net tangible book value per share of shares of our common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of  $2.62 per share in the price you pay for shares of our common stock as compared to its pro forma as adjusted net tangible book value, based on an initial public offering price of  $5.00 per share. To the extent outstanding options to purchase shares of common stock that are in the money are exercised, there will be further dilution. For further information on this calculation, see “Dilution” elsewhere in this prospectus.

A significant portion of our total outstanding shares of common stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. After this offering, we will have 7,788,060 outstanding shares of common stock based on the number of shares outstanding as of April 30, 2015 and an initial public offering price of  $5.00 per share. Of these shares, 4,000,000 shares may be resold in the public market immediately and the remaining 3,788,060 shares are currently restricted under securities laws or as a result of lock-up agreements but will be able to be resold after this offering as described in the “Shares Eligible for Future Sale” section of this prospectus. We also intend to register all 2,116,088 shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance and once vested, subject to the 180 day lock-up periods under the lock-up agreements described in the “Underwriting” section of this prospectus.
Future sales and issuances of our common stock or rights to purchase common stock pursuant to our equity incentive plans could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.
We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.
In connection with this offering, we have agreed, subject to limited exceptions, not to issue, sell or transfer any shares of common stock for 180 days after the date of this prospectus without the consent of Aegis Capital Corp. Our officers, directors and certain stockholders have agreed before the commencement of this offering, subject to limited exceptions, not to sell or transfer any shares of common stock for 180 days after the date of this prospectus without the consent of Aegis Capital Corp. However, Aegis Capital Corp. may release these shares from any restrictions at any time. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of shares for future sale will have on the market price of our common stock.
As of March 31, 2015, we had options to purchase 1,787,799 shares outstanding under our stock plans. Sales of shares granted under our equity incentive plans may result in material dilution to our existing stockholders, which could cause our share price to fall.
In addition, we are registering the shares of our common stock underlying the warrants to be issued to the representative of the underwriters in connection with this offering as described in the “Underwriting —  Representative’s Warrants” section of this prospectus.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.
The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
Our failure to meet the continued listing requirements of NASDAQ could result in a de-listing of our common stock.
If after listing we fail to satisfy the continued listing requirements of NASDAQ, such as the corporate governance requirements or the minimum closing bid price requirement, NASDAQ may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.
If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.
The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on The NASDAQ Capital Market and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.
Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective upon the closing of this offering, may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions provide that:
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the authorized number of directors can be changed only by resolution of our board of directors;

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our bylaws may be amended or repealed by our board of directors or our stockholders;

•
stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

•
our board of directors is authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

•
our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

•
our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful stockholder claims against us and may reduce the amount of money available to us.
As permitted by Section 102(b)(7) of the DGCL, our restated certificate of incorporation to be in effect upon the completion of this offering will limit the liability of our directors to the fullest extent permitted by law. In addition, as permitted by Section 145 of the DGCL, our restated certificate of incorporation and restated bylaws to be in effect upon the completion of this offering will provide that we shall indemnify, to the fullest extent authorized by the DGCL, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of our company or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our restated certificate of incorporation to be in effect upon the completion of this offering will provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, our restated certificate of incorporation and our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.
Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
The rights conferred in the restated certificate of incorporation and the restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We have entered into or plan to enter into indemnification agreements with each of our officers and directors, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.
The above limitations on liability and our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors by shifting the burden of such losses and expenses to us. Although we plan to increase the coverage under our directors’ and officers’ liability insurance, certain liabilities or expenses covered by our indemnification obligations may not be covered by such insurance or the coverage limitation amounts may be exceeded. As a result, we may need to use a significant amount of our funds to satisfy our indemnification obligations, which could severely harm our business and financial condition and limit the funds available to stockholders who may choose to bring a claim against our company.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.
We do not anticipate paying cash dividends in the future. As a result, only appreciation of the market price of our common stock, which may never occur, will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2014, we had federal net operating loss carryforwards, or NOLs, of approximately $9.7 million which begin to expire in 2028. Our ability to utilize our NOLs may be limited under Section 382 and 383 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). Although we have not undergone a Section 382 analysis, it is possible that the utilization of the NOLs, could be substantially limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, we may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:
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our ability to obtain additional financing;

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our use of the net proceeds from this offering;

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the accuracy of our estimates regarding expenses, future revenues and capital requirements;

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the success and timing of our preclinical studies and clinical trials;

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our ability to obtain and maintain regulatory approval of RP-G28 and any other product candidates we may develop, and the labeling under any approval we may obtain;

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regulatory developments in the United States and other countries;

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the performance of third-party manufacturers;

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our plans to develop and commercialize our product candidates;

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our ability to obtain and maintain intellectual property protection for our product candidates;

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the successful development of our sales and marketing capabilities;

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the potential markets for our product candidates and our ability to serve those markets;

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the rate and degree of market acceptance of any future products;

•
the success of competing drugs that are or become available; and

•
the loss of key scientific or management personnel.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.
The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

This prospectus contains estimates made, and other statistical data published, by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

USE OF PROCEEDS
We estimate that our net proceeds from the sale of shares of 4,000,000 common stock in this offering will be approximately $17.4 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $20.2 million.
The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering as follows:
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approximately $9.4 million to fund the continued clinical development of RP-G28 for the reduction of symptoms associated with lactose intolerance, including our anticipated Phase 2b/3 trial and non-clinical development;

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approximately $2.5 million to fund expenses associated with the manufacture and product development of RP-G28;

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approximately $0.5 million to explore potential orphan indications; and

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approximately $5.0 million for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property.

We estimate that the net proceeds of this offering, together with our existing cash and cash equivalents as of March 31, 2015, will enable us to complete our planned Phase 2b/3 trial. The amount and timing of our actual expenditures, however, will depend upon numerous factors, including the status and results of our Phase 2b/3 trial and research and development efforts. Furthermore, we anticipate that we will need to secure additional funding for the further development of RP-G28 and for the development of our other product candidates.
Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of our research, preclinical and clinical development programs. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue other clinical trials or preclinical activities if the net proceeds from this offering and the other sources of cash are less than expected.
Pending their use, we plan to invest the net proceeds from this offering in a variety of capital preservation instruments, including short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. See “Risk Factors — Risks Relating to Our Common Stock and this Offering — We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015:
•
on an actual basis;

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on a pro forma basis after giving effect to the conversion of all of our preferred stock outstanding immediately prior to this offering into 3,322,676 shares of common stock; and

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on a pro forma as adjusted basis to give further effect to our issuance and sale of 4,000,000 shares of our common stock in this offering at an initial public offering price of  $5.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The unaudited pro forma as adjusted information below is prepared for illustrative purposes only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Selected Financial Data,” our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.
	As of March 31, 2015
	Actual	Pro Forma	Pro Forma As Adjusted
		(Unaudited)
Cash and cash equivalents	$1,975,313	$1,975,313	$19,375,113
Long-term debt (inclusive of current portion)	—	—
Preferred stock subject to redemption, $0.001 par value, 16,378,646 shares authorized, 14,869,662 shares issued and outstanding, actual; 16,378,646 shares authorized, no shares issued and outstanding, pro forma; and no shares authorized, no shares issued and outstanding, pro forma as adjusted	16,384,715	—
Preferred stock, $0.001 par value, 8,887,500 shares authorized, issued and outstanding, actual; 8,887,500 shares authorized, no shares issued and outstanding, pro forma; and 5,000,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	8,888	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 465,384 shares issued and outstanding, actual; 50,000,000 shares authorized, 3,788,060 shares issued and outstanding, pro forma; and 25,000,000 shares authorized, 7,788,060 shares issued and outstanding, pro forma as adjusted	465	3,788	7,788
Additional paid-in capital	4,199,047	20,589,327	37,985,127
Accumulated deficit	(19,472,424)	(19,472,424)	(19,472,424)
Total stockholders’ equity (deficit)	(15,264,024)	1,120,691	18,520,491
Total capitalization	$1,120,691	$1,120,691	$18,520,491

The number of shares of common stock to be outstanding after this initial public offering is based on an aggregate of 3,788,060 shares outstanding immediately prior to this offering, after taking into account the conversion of all of our preferred stock outstanding immediately prior to this offering into 3,322,676 shares of common stock, and excludes:
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418,323 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of  $9.30 per share;

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1,787,799 shares of common stock issuable upon exercise of outstanding options as of March 31, 2015, at a weighted average exercise price of  $7.13 per share, of which 208,918 shares are vested as of such date;

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a number of shares of common stock as will, together with shares of common stock issuable upon exercise of a contingent option to purchase 646,537 shares of common stock, represent in the aggregate 7.5% of shares of common stock deemed to be outstanding on a fully-diluted basis as of the date of the initial closing of a financing in an amount of at least $15 million (after giving effect to the issuance of the shares of common stock issued in that financing and shares of common stock issuable under the contingent option) provided the initial closing occurs on or before October 1, 2015; provided further, that based on the number of shares issued in this offering, approximately 103,000 additional shares will become issuable under the contingent option;

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328,289 shares of common stock reserved for future issuance under our 2015 Plan (solely to include the shares currently reserved and unissued under the 2008 Stock Plan and the 2009 Stock Plan);

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any shares of common stock issuable upon exercise of the underwriters’ over-allotment option; and

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any shares of common stock that will underlie the representative’s warrants.

DILUTION
If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value (deficit) per share attributable to the existing stockholders for the presently outstanding stock. As of March 31, 2015, our historical net tangible deficit was approximately $15.3 million, or $32.80 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities and preferred stock that is not included within equity, divided by 465,384, the number of shares of common stock outstanding on March 31, 2015.
Our pro forma net tangible book value as of March 31, 2015, was approximately $1.1 million, or $0.30 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding, as of March 31, 2015, after giving effect to the conversion of all of our preferred stock outstanding immediately prior to this offering into 3,322,676 shares of common stock.
After giving effect to the sale of 4,000,000 shares of our common stock in this offering at an initial public offering price of  $5.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2015 would have been $18.5 million, or $2.38 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of  $2.08 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of approximately $2.62 per share to new investors purchasing shares of our common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.
The following table illustrates this dilution on a per share basis:
Initial public offering price per share		$5.00
Historical net tangible deficit per share as of March 31, 2015	$(32.80)
Increase per share due to the conversion of all shares of preferred stock	$33.10
Pro forma net tangible book value per share as of March 31, 2015	$0.30
Increase per share attributable to new investors	$2.08
Pro forma net tangible book value per share after this offering		2.38
Dilution per share to new investors		$2.62

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after giving effect to the offering would be $2.54 per share. This represents an increase in pro forma as adjusted net tangible book value of  $2.24 per share to existing stockholders and dilution in pro forma as adjusted net tangible book value of  $2.46 per share to new investors.
The following table summarizes, on a pro forma as adjusted basis as of March 31, 2015, the total number of shares purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by new investors in this offering at an initial public offering price of  $5.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing stockholders paid.
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	3,788,060	48.64%	$17,140,295	46.15%	$4.52
New Investors	4,000,000	51.36%	$20,000,000	53.85%	$5.00
Total	7,788,060	100.00%	$37,140,295	100.00%	$4.77

The table above is based on 3,788,060 shares of common stock outstanding immediately prior to the offering, consisting of  (i) 465,384 shares of common stock outstanding on March 31, 2015, and (ii) the conversion of all of our preferred stock outstanding immediately prior to this offering into 3,322,676 shares of common stock.
The table above does not include:
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418,323 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of  $9.30 per share;

•
1,787,799 shares of common stock issuable upon exercise of outstanding options as of March 31, 2015, at a weighted average exercise price of  $7.13 per share, of which 208,918 shares are vested as of such date;

•
a number of shares of common stock as will, together with shares of common stock issuable upon exercise of a contingent option to purchase 646,537 shares of common stock, represent in the aggregate 7.5% of shares of common stock deemed to be outstanding on a fully-diluted basis as of the date of the initial closing of a financing in an amount of at least $15 million (after giving effect to the issuance of the shares of common stock issued in that financing and shares of common stock issuable under the contingent option) provided the initial closing occurs on or before October 1, 2015; provided further, that based on the number of shares issued in this offering, approximately 103,000 additional shares will become issuable under the contingent option;

•
328,289 shares of common stock reserved for future issuance under our 2015 Plan (solely to include the shares currently reserved and unissued under the 2008 Stock Plan and the 2009 Stock Plan);

•
any shares of common stock issuable upon exercise of the underwriters’ over-allotment option; and

•
any shares of common stock that will underlie the representative’s warrants.

If the underwriters exercise their option to purchase additional shares in full, the following will occur:
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the percentage of shares of our common stock held by existing stockholders will decrease to approximately 45.16% of the total number of shares of our common stock outstanding after this offering; and

•
the number of shares of our common stock held by new investors will increase to 4,600,000, or approximately 54.84% of the total number of shares of our common stock outstanding after this offering.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. All common share amounts and per share amounts have been adjusted to reflect a 1-for-7.15 reverse stock split of the Company’s common stock. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Statements Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties and assumptions associated with these statements. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.
Overview
Ritter Pharmaceuticals, Inc. develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. We are advancing human gut health research by exploring the metabolic capacity of the gut microbiota and translating the functionality of prebiotic-based therapeutics into applications intended to have a meaningful impact on a patient’s health. We have completed a Phase 2a clinical trial of our leading product candidate, RP-G28, an orally administered, high purity oligosaccharide.
We have devoted substantially all of our resources to development efforts relating to RP-G28, including conducting clinical trials of RP-G28, providing general and administrative support for these operations and protecting our intellectual property. We currently do not have any products approved for sale and we have not generated any revenue from product sales since our inception. From our inception through March 31, 2015, we have funded our operations primarily through the private placement of preferred stock, common stock and promissory notes.
We have incurred net losses in each year since our inception, including net losses of approximately $1.4 million and $286,000 for the three months ended March 31, 2015 and 2014, respectively. We had an accumulated deficit of approximately $19.5 million as of March 31, 2015. Substantially all our net losses resulted from costs incurred in connection with our research and development programs, stock-based compensation, and from general and administrative costs associated with our operations.
We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:
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complete the development of our lead product candidate, RP-G28, for the reduction of symptoms associated with lactose intolerance in patients;

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seek to obtain regulatory approvals for RP-G28;

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outsource the commercial manufacturing of RP-G28 for any indications for which we receive regulatory approval;

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contract with third parties for the sales, marketing and distribution of RP-G28 for any indications for which we receive regulatory approval;

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maintain, expand and protect our intellectual property portfolio;

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continue our research and development efforts;

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add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts; and

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operate as a public company.

We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Accordingly, we anticipate that we will need to raise additional capital in addition to the net proceeds of this offering prior to the commercialization of RP-G28 or any other product candidate. Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to develop our product candidates.
Our financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
Financial Overview
Revenue
We have not generated any revenue since our inception. Our ability to generate revenue in the future will depend almost entirely on our ability to successfully develop, obtain regulatory approval for and then successfully commercialize RP-G28 in the United States. In the event we choose to pursue a partnering arrangement to commercialize RP-G28 or other products outside the United States, we would expect to initiate additional research and development and clinical trial activities in the future.
Research and Development Expenses
Since our inception, we have focused our resources on our research and development activities, including conducting nonclinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for RP-G28. Our research and development expenses consist primarily of:
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fees paid to consultants and CROs, including in connection with our nonclinical and clinical trials, and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work, clinical trial database management, clinical trial material management and statistical compilation and analysis;

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costs related to acquiring and manufacturing clinical trial materials;

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depreciation of leasehold improvements, laboratory equipment and computers;

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costs related to compliance with regulatory requirements; and

•
overhead expenses for personnel in research and development functions.

From inception through March 31, 2015, we have incurred approximately $4.2 million in research and development expenses. We plan to increase our research and development expenses for the foreseeable future as we continue the development of RP-G28 for the reduction of symptoms associated with lactose intolerance in patients and other indications, subject to the availability of additional funding.
The successful development of our clinical and preclinical product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our clinical or preclinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:
•
the scope, rate of progress and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;

•
future clinical trial results; and

•
the timing and receipt of any regulatory approvals.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of clinical development of a product candidate or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.
RP-G28
The majority of our research and development resources are focused on the Phase 2b and Phase 3 RP-G28 trials and our other planned clinical and nonclinical studies and other work needed to submit RP-G28 for the reduction of symptoms associated with lactose intolerance in patients for regulatory approval in the United States and Europe. We have incurred and expect to continue to incur expenses in connection with these efforts, including:
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conduct our Phase 2b/3 clinical trials as an adaptive design Phase 2b/3 clinical trials;

•
working with our CRO to prepare for launch of the Phase 2b/3 and Phase 3 trials; and

•
working with our third-party drug formulator to produce sufficient drug product for the adaptive design Phase 2b/3 clinical trials and other contemplated trials.

Patent Costs
Patent costs consist primarily of professional fees for legal services to prosecute patents and maintain patent rights.
General and Administrative Expenses
General and administrative expenses include allocation of facilities costs, salaries, benefits, and stock-based compensation for employees, professional fees for directors, fees for independent contractors and accounting and legal services.
We expect that our general and administrative expenses will increase as we operate as a public company and due to the potential commercialization of RP-G28. We believe that these increases will likely include increased costs for director and officer liability insurance, and increased fees for outside consultants, lawyers and accountants. We also expect to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.
Interest Income and Interest Expense
Interest income consists of interest earned on our cash. We expect our interest income to increase following the completion of this offering as we invest the net proceeds from this offering pending their use in our operations.
Interest expense pertains to interest accrued on our promissory notes.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are more fully described in Note 3 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Fair Value of Financial Instruments
FASB ASC 820 — Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. The estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.
FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).
The three levels of the fair value hierarchy are as follows:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

•
Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

•
Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet for cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, and the notes payable approximate the fair values due to the short-term nature of the instruments.
Research and Development Costs
We expense the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical study costs, contracted services, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.
The successful development of RP-G28 is uncertain. At this time, other than as discussed below, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of RP-G28 or the period, if any, in which material net cash inflows from the sale of RP-G28 may commence. This is due to the numerous risks and uncertainties associated with developing product candidates, including those described in “Risk Factors” in this prospectus. Development timelines, probability of success and development costs vary widely. As a result of these risks and uncertainties, we cannot currently estimate with any degree of certainty the amount of time or money that will be required to expend in the future on the research and development of RP-G28.
Accrued Expenses
As part of the process of preparing our financial statements, we are required to estimate our accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued research and development expenses include fees due to service providers.
We base our expenses on our estimates of the services received and efforts expended pursuant to quotes and contracts with our service providers that conduct research and development on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and could result in us reporting amounts that are too high or too low in any particular period.
Stock-based Compensation
We governed our share-based compensation by the 2009 Stock Plan and 2008 Stock Plan (collectively the “Plans”.) The Plans permit us to grant non-statutory stock options, incentive stock options and stock purchase rights to our employees, outside directors and consultants; however, incentive stock options may only be granted to our employees. As of March 31, 2015, the maximum aggregate number of shares of common stock that may be issued is 69,930 and 2,046,158 shares under the 2009 Stock Plan and 2008 Stock Plan, respectively, after giving effect to the 1-for-7.15 reverse stock split.
Options Issued to Directors and Employees as Compensation
We recognize compensation costs related to stock options granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. We estimate the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of stock-based awards is expensed on a straight-line basis over the vesting period of the respective award. Performance-based awards vest and are expensed over the performance period when the related performance goal is probable of being achieved.
Pursuant to the terms of the Plans, from inception to March 31, 2014, we have issued an aggregate of 206,172 options to our executive officers and employees under our stock plans. Of these, 26,163 options were forfeited during 2013 and 180,009 options remain outstanding as of March 31, 2014. The exercise prices of these option grants, as determined by our Board of Directors, range from $0.79 to $1.27 per share, and a portion of these vest subject to certain performance conditions. Our management estimated that all of the performance conditions for the options granted to our executive officers would be met by September 25, 2015.
From March 31, 2014 to March 31, 2015, we granted an aggregate of 1,626,740 additional non-qualified 10-year term options to purchase our common stock to our executive officers. The exercise prices of these option grants, as determined by our Board of Directors, range from $5.86 to $13.23 per share. As of March 31, 2015, 1,750,806 options remain outstanding. We have recognized an expense for these services within general and administrative expense in the accompanying Statements of Operations of approximately $800,000 and $1,000 for the three months ended March 31, 2015 and 2014, respectively.
As of March 31, 2015, there was approximately $3.5 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.8 years.
Options Issued to Non-Employees for Service Received
We account for stock-based compensation arrangements with non-employees using a fair value approach. The fair value of these options is measured using the Black-Scholes option-pricing model reflecting the same assumptions as applied to employee options in each of the reported periods, other than the expected life, which is assumed to be the remaining contractual life of the option. The compensation costs of these arrangements are subject to re-measurement over the vesting terms as earned.
From inception to March 31, 2015, we have issued options to purchase an aggregate of 106,573 shares to our consultants under the Plans. Of these, 69,580 options were forfeited or exercised, including 918 and 7,692 options forfeited during the three months ended March 31, 2015 and 2014, respectively. As of March 31, 2015, 36,993 options remain outstanding. The exercise prices of the outstanding options, as determined by our Board of Directors, range from $0.72 to $1.14 per share. These outstanding options, with the exception of an option to purchase an aggregate of 7,271 shares granted to a consultant, vest 25% upon the first anniversary of the vesting commencement date with the remaining options vesting monthly in equal amounts over 36 months. In March 2011, we granted an option to a consultant to purchase an aggregate of 7,271 shares with an exercise price of  $1.00 which vests 25% on the date of grant with the remaining options vesting monthly in equal amounts over 36 months. We recorded stock-based compensation expense for non-employees within research and development expenses in the accompanying Statements of Operations of approximately $120 and ($800) for the three months ended March 31, 2015 and 2014, respectively. We expect to continue to grant stock options and other equity-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase.
Option Valuation
We calculate the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If we determine that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for our stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant. Stock-based compensation expense to non-employees affects our selling, general and administrative expenses and research and development expenses.
The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. The assumptions used in the Black-Scholes option-pricing method for the three months ended March 31, 2015 is set forth below:
	Three months ended March 31, 2015
	Low	High
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	51.45%	65.06%
Risk-free interest rate	0.77%	2.00%
Expected term of options	5	10
Stock price	$5.86	$5.86
•
Expected term.   The expected term represents the period that the stock-based awards are expected to be outstanding. Our historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore we estimate the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

•
Expected volatility.   As our common stock has never been publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within our industry that we consider to be comparable to our business over a period approximately equal to the expected term.

•
Risk-free interest rate.   The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

•
Expected dividend.   The expected dividend is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock.

In addition to the assumptions used in the Black-Scholes option-pricing model, we also estimate a forfeiture rate to calculate the stock-based compensation for our equity awards. We will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for our stock-based compensation calculations on a prospective basis.
Significant factors, assumptions and methodologies used in determining the estimated fair value of the Company’s common stock
We are also required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations using the Black-Scholes option-pricing model. Our Board of Directors, with the assistance of management, determined the fair value of our common stock on each grant date. Option grants are based on the estimated fair value of our common stock on the date of grant, which is determined by taking into account several factors, including the following:
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the prices at which we sold our convertible preferred stock and the rights, preferences, and privileges of the convertible preferred stock relative to those of our common stock, including the liquidation preferences of the convertible preferred stock;

•
important developments in our operations;

•
our actual operating results and financial performance;

•
conditions in our industry and the economy in general;

•
stock price performance of comparable public companies;

•
the estimated likelihood of achieving a liquidity event, such as an IPO or an acquisition, given prevailing market conditions; and

•
the illiquidity of the common stock underlying stock options.

The table below presents the prices received from sales to third parties of our common stock and various classes of our preferred stock from inception to date:
Year	Share Class	Price per Share
2005	Common Stock(a)	$1.79
2006	Series A-2 Preferred Stock(a)(b)	$0.40
2008 – 2009	Series A-3 Preferred Stock(b)	$0.62
2010 – 2013	Series B Preferred Stock(b)	$1.19
2014	Series C Preferred Stock(b)	$1.30

(a)
After giving effect to our conversion from an LLC to a corporation.

(b)
Each share of preferred stock is convertible into shares of our common stock on a 7.15-for-1 basis, after giving effect to the reverse stock split effected June 17, 2015.

For options issued from inception to November 7, 2013, in determining the estimated fair value of our common stock, our Board of Directors, with the assistance of management, used the market approach to estimate the enterprise value of the Company in accordance with the American Institute of Certified Public Accountants (“AICPA”) Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “AICPA Guide”) for the three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010. The Market Approach is one of the three approaches (along with the Income Approach and Asset Approach) used to estimate enterprise and equity value. The market approach employs analysis using comparable companies in determining the value of the entity. Both public and private companies, if publicly available information exists, are considered in the market approach. Two information points commonly available – company valuation and transaction value — are used for their respective methodologies. There are a number of different methods within the Market Approach that may be used: the three main methods utilized are: the Guideline Pubic Companies Method; the Guideline Transactions Method; and the Backsolve Method.
Given the early stage of our company, the Backsolve Method was used to estimate the fair value of our securities. This method derives an implied market value of invested capital from a transaction involving a company’s own securities. The price of a company’s security that was involved in a recent arms-length transaction is used as a reference point in an allocation of value. We first raised additional capital through the sales of our LLC units. These units later converted into common shares and preferred shares upon our conversion to a corporation. Subsequent to our corporation conversion, we raised additional capital through the sales of our Series A-1, Series A-2, Series A-3, Series B, and Series C preferred shares at the price of  $0.07, $0.40, $0.62, $1.19, and $1.30, respectively.
We valued LLC units and common stock (after converting to a corporation) from inception through 2009 by reference to our sales of units and/or common stock & preferred stock over the period. Beginning in 2010, we valued our common stock using the Backsolve Method. The Backsolve Method requires considering the rights and preferences of each class of equity and solving for the total market value of invested capital that is consistent with a recent transaction in our own securities, considering the rights and preferences of each class of equity. However, our management has decided that the liquidation preferences between our preferred shares and common shares are immaterial for a pre-revenue company.
Per the AICPA Guide, the Backsolve Method is generally the most reliable indicator of value of early-stage enterprises with no product revenue or cash flow, if relevant and reliable transactions have occurred in the company’s equity securities. This methodology is also prescribed by the AICPA when a valuation is conducted in close proximity to the date of a financing transaction, and when other methodologies are deemed less reliable.
The stage of development of our compound was reflected in our selection of the term and volatility estimates used in the analysis. The estimate of the term considers our existing cash runway and the time to the next potential financing or liquidity event, while the volatility estimate reflects the relative riskiness of our equity securities (or asset base) relative to the general stock market.
Our management estimated the implied market value of invested capital of our company by backsolving for the purchase price of our preferred shares for one common share through the option-pricing method. The premise of this method is that the transaction implied a market price for a share which in turn implied values for the other classes of equity based on relative claims on equity value, such as liquidation preferences and conversion rights. The application of the backsolve method considering our capital structure yielded a total market value of invested capital of approximately $15.5 million, $14.4 million, and $8.9 million, of which approximately $819,000, $870,000, and $670,000 were allocated to the total value of common stock as of our three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, respectively.
On the three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, after estimating the market value of invested capital, we allocated it to the various equity classes comprising our capitalization table. This process ultimately results in creating a final estimate of value for our underlying equity interests. While there are many different value allocation methods, these various methods can be grouped into three general categories as defined by the AICPA Guide, one of which is the Option-Pricing Method (OPM).
We used the OPM to allocate market value of invested capital to the various equity classes and debt comprising our capitalization structure. We chose the OPM over other acceptable methods due to the complex capital structure of our company, the uncertainty related to market conditions, and the lack of visibility on an imminent exit event. Under the OPM, each equity class is modeled as a call option with a distinct claim on the equity of our company. The option’s exercise price is based on our company’s total equity value available for each participating equity holder. The characteristics of each equity class determine the equity class’ claim on the total equity value. By constructing a series of options in which the exercise price is set at incremental levels of value, which correspond to the equity value necessary for each level of equity to participate, we determined the incremental option value of each series. When multiplied by the percentage of ownership of each equity class participating under that series, the result is the incremental value allocated to each class under that series.
The OPM relies on the Black-Scholes option-pricing model to value the call options on our invested capital. The following inputs were applied in the Black-Scholes calculations of the OPM:
	Valuation Date
	November 7, 2013	July 31, 2012	December 31, 2010
Risk-free rate	0.55%	0.57%	2.01%
Maturity (years)	3.00	4.00	5.00
Volatility	58.00%	61.00%	61.00%
Discounts ranging from 35.8% to 40% were applied for lack of control and lack of marketability for the common stock. The calculation resulted in a fair value for the common stock of  $1.17, $1.19, and $1.03 per share as of our three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, respectively.
For options issued in 2014, given our distinct possible exit scenarios of an initial public offering, we used the probability weighted expected return method (PWERM) to estimate the fair value of our common equity. Under this method, an analysis of future values of a company is performed for several likely liquidity scenarios. The value of the common stock is determined for each scenario at the time of each future liquidity event and discounted back to the present using a risk-adjusted discount rate. The present values of the common stock under each scenario are then weighted based on the probability of each scenario occurring to determine the value for the common stock. Our management determined the probability weighting of potential liquidity events to be 45% for an initial public offering and 55% for other scenarios, which represents all other likely outcomes for our company.
Management estimated the implied market value of invested capital of our company by backsolving for the purchase price of our preferred shares for one common share through the use of OPM. The application of the backsolve method considering our capital structure yielded a total market value of invested capital of approximately $25.2 million, of which approximately $1.4 million was allocated to the total value of common stock as of our valuation date of October 31, 2014.
Given the lack of marketability for the common stock, we applied a discount of 21.4% for using the average strike put option approach. This resulted in a probability weighted common share value, after adjustment, of  $5.86 per share as of valuation date of October 31, 2014.
Stock-based Compensation Summary Tables
Information regarding our stock option grants to our employees and non-employees, along with the estimated fair value per share of the underlying common stock, for stock options granted since 2005 is summarized as follows:
Grant Date	Number of Common Shares Underlying Options Granted	Exercise Price per Common Share	Estimated Fair Value per Share of Common Stock	Intrinsic Value Option
2005	58,321	$0.07	$1.79	$1.72
2009	60,559	$0.72 – $0.79	$4.43	$3.71 – $3.64
2011	33,846	$1.00	$1.00	$0.00
2012	60,019	$1.14	$1.14	$0.00
2013	100,000	$1.14 – $1.30	$1.14	$0.00
2014	1,626,740	$5.86 – $13.23	$5.86	$0.00

The following represents a summary of the options granted to employees and non-employees outstanding at March 31, 2015 and changes during the period then ended:
	Options	Weighted Average Exercise Price
Outstanding at December 31, 2014	1,788,717	$7.128
Granted	—	—
Exercised/Expired/Forfeited	(918)	(5.863)
Outstanding at March 31, 2015	1,787,799	$7.131
Exercisable at March 31, 2015	208,918	$4.419
Expected to be vested	1,578,881	$7.490

JOBS Act
On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the Securities Act), for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.
We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of  (i) the last day of the fiscal year in which we have total annual gross revenues of  $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Results of Operations
Comparison of the Three Months Ended March 31, 2015 and 2014
The following table summarizes our results of operations for the three months ended March 31, 2015 and 2014, together with the changes in those items in dollars and as a percentage:
	For the Three Months Ended March 31,		Dollar Change	Percentage Change
	2015	2014
Statement of Operations Data:
Operating costs and expenses
Research and development	$31,460	$5,850	$25,610	438%
Patent costs	62,274	36,782	25,492	69%
General and administrative	1,302,565	243,909	1,058,656	434%
Total operating expenses	1,396,299	286,541	1,109,758	387%
Loss from operations	(1,396,299)	(286,541)	(1,109,758)	387%
Other income:
Interest income	2,204	204	2,000	980%
Other income	7,091	—	7,091	100%
Total other income	9,295	204	9,091	4,456%
Net Loss	$(1,387,004)	$(286,337)	$(1,100,667)	384%

Research and Development Expenses
Research and development expenses were approximately $31,000 and $5,900 for the three months ended March 31, 2015 and 2014, respectively. The increase in research and development expenses of approximately $26,000, or 438%, primarily reflects increased costs to conduct an orphan indication analysis and manufacturing consulting.
Patent Costs
Patent costs were approximately $62,000 and $37,000 for the three months ended March 31, 2015 and 2014, respectively, representing an increase of  $26,000, or 69%. This increase was primarily due to our transition to a new service provider.
General and Administrative Expenses
General and administrative expenses were approximately $1.3 million and $244,000 for the three months ended March 31, 2015 and 2014, respectively. The increase in general and administrative expenses is approximately $1.1 million, or 434%. This increase in general and administrative expenses was primarily due to the increase in stock based compensation related to the options granted to our executives and employees in December 2014, and the increase in salary for our officers in 2015.
Other Income
Interest income was $2,204 and $204 for the three months ended March 31, 2015 and 2014, respectively. The increase of  $2,000, or 980%, in interest income was primarily a result of a higher balance in the savings account as of March 31, 2015 after the Series C Financing (discussed below).
Other income was $7,091 and $0 for the three months ended March 31, 2015 and 2014, respectively. The increase of  $7,091, or 100% was a result of a gain on settlement of accounts payable.

Comparison of the Year Ended December 31, 2014 and the Year Ended December 31, 2013
The following table summarizes our results of operations for the years ended December 31, 2014 and 2013, together with the changes in those items in dollars and as a percentage:
	For the Year Ended December 31,		Dollar Change	Percentage Change
	2014	2013
Statement of Operations Data:
Operating costs and expenses
Research and development	$113,931	$461,551	$(347,620)	(75)%
Patent costs	197,731	292,358	(94,627)	(32)%
General and administrative	1,969,960	1,356,888	613,072	45%
Total operating expenses	2,281,622	2,110,797	170,825	8%
Loss from operations	(2,281,622)	(2,110,797)	(170,825)	8%
Other expense (income):
Interest income	(525)	(1,677)	1,152	(69)%
Interest expense	213,516	6,076	207,440	3,414%
Other income	(21,148)	(19,365)	(1,783)	9%
Total other expense (income)	191,843	(14,966)	206,809	(1,382)%
Net Loss	$(2,473,465)	$(2,095,831)	$(377,634)	18%

Research and Development Expenses
Research and development expenses were approximately $114,000 and $462,000 for the years ended December 31, 2014 and 2013, respectively. The decrease in research and development expenses of approximately $348,000, or 75%, primarily reflects our preparation work for our Type C meeting with the FDA in 2013, including the assistance of clinical, medical and biostatistician consultants in data analyses. This work was largely completed in 2013, and therefore the observed decrease in research and development expense reflects the discontinuation of their services.
Patent Costs
Patent costs were approximately in $198,000 and $292,000 for the years ended December 31, 2014 and 2013, respectively, representing a decrease of  $95,000, or 32%. This decrease was primarily due to Patent Cooperation Treaty, or PCT, filings, which took place in 2013. We incurred no significant PCT costs in 2014.
General and Administrative Expenses
General and administrative expenses were approximately $2.0 million and $1.4 million for the years ended December 31, 2014 and 2013, respectively. The increase in general and administrative expenses is $613,000 or 45%. This increase in general and administrative expenses was primarily due to the salary for our new Chief Executive Officer starting in October 2014, and the increase in stock based compensation related to the options granted to our executives and employees in 2014, partially offset by a reduction in our staffing of independent contractors and public relations effort in 2014.
Other Income (Expense)
Interest expense, net of interest income was approximately $213,000 and $4,000 for the years ended December 31, 2014 and 2013, respectively. The increase of approximately $209,000 in net interest expense was primarily a result of a non-cash charge of approximately $184,000 related to the conversion of convertible promissory notes in December 2014 and interest costs associated with convertible promissory notes used to finance our operations in 2014.

Liquidity and Capital Resources
Sources of Liquidity
We have incurred losses and cumulative negative cash flows from operations since our inception in September 2008 and, as of March 31, 2015, we had an accumulated deficit of approximately $19.5 million. We anticipate that we will continue to incur losses for at least the next several years. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will need additional capital to fund our operations, which we may seek to obtain through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements.
Since our inception through March 31, 2015, we have funded our operations primarily through the sale of common shares, preferred shares and promissory notes.
Stock Transactions and Preferred Stock Subject to Redemption
As of March 31, 2015 and December 31, 2014, we are authorized to issue 50,000,000 shares of common stock with a par value of  $0.001 per share and 7,200,000 shares, 1,687,500 shares, 4,220,464 shares, 7,658,182 shares, and 4,500,000 shares of Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock, respectively, with a par value of  $0.001 per share. As of March 31, 2015, we have a total of 465,384 common shares issued and outstanding, and have 7,200,000, 1,687,500, 4,220,464, 7,658,182 and 2,991,016 shares of Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock issued and outstanding, respectively. The holders of outstanding shares of preferred stock will receive dividends, when, as and if declared by our Board of Directors. The annual dividend rate is $0.00556 per share for the Series A-1 preferred stock, $0.032 per share for the Series A-2 preferred stock, $0.04957 per share for the Series A-3 preferred stock, $0.09524 per share for the Series B preferred stock, and $0.104 for Series C preferred stock (subject to adjustment). The right to receive dividends on shares of Series B preferred stock is cumulative and the dividends accrue to holders of Series B preferred stock whether or not dividends are declared or paid in a calendar year. Undeclared dividends in arrears for the Series B preferred stock was approximately $1.9 million and $1.3 million as of March 31, 2015 and 2014, respectively. The right to receive dividends on shares of Series A and Series C preferred stock is not cumulative and no right to such dividends shall accrue to holders of Series A or Series C preferred stock.
Each share of our preferred stock will be automatically converted into fully-paid, non-assessable shares of our common stock on a 7.15-for-1 basis, giving effect to the Company’s reverse stock split effected on June 17, 2015, (i) immediately prior to the closing of a firm commitment underwritten initial public offering provided that the aggregate gross proceeds to the Corporation are greater than $10,000,000 (“Qualified Public Offering”), or (ii) upon the written request for such conversion from the holders of a majority of outstanding preferred stock.
In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, Series B and Series C preferred stockholders receive an amount per share equal to the sum of the original purchase price of  $1.19 plus all cumulative but unpaid dividends for Series B, and $1.30 for Series C. If upon the liquidation, the available assets are insufficient to permit payments to Series B and Series C holders, the entire assets legally available will be distributed in a pro rata basis among the holders in proportion to the full amounts they would otherwise be entitled to receive. Upon the completion of the distribution to the holders of the Series B and Series C preferred stock, the holders of the Series A preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other capital stock by reason of their ownership of such stock, an amount per share equal to the sum of the original issue price per share of  $0.07, $0.40, and $0.62 for Series A-1, Series A-2, and Series A-3 preferred stock, respectively, plus any accrued but unpaid dividends on the preferred stock. Any remaining assets are distributed pro rata among the preferred and common shareholders.
At any time after five years following the date of the initial issuance of the Series A-3, Series B, or Series C preferred stock, as applicable, and at the option of the holders of a majority of the then outstanding shares of Series A-3, Series B, and Series C preferred stock, voting together as a single class, we shall redeem any outstanding shares that have not been converted by paying cash in an amount per share equal to the liquidation preference of  $0.62 and $1.30 for the Series A-3 and Series C preferred stock, respectively, and $1.19 per share, plus any accrued but unpaid dividends, for the Series B preferred stock. Given the holders’ redemption option, the Series A-3, Series B, and Series C preferred stock is classified as preferred stock subject to redemption in the accompanying Balance Sheets.
In November 2013, we entered into a Series B Preferred Stock Purchase Agreement with certain investors raising approximately $500,000, selling 419,995 shares of Series B preferred stock. Also in November 2013, we converted a total of approximately $135,000 in convertible notes, including accrued interest of approximately $9,000, into 103,235 shares of Series B preferred stock.
In December 2014, we issued an aggregate of 2,369,228 shares of Series C preferred stock, and warrants to purchase an aggregate of 331,361 shares of our common stock (the “Warrants”), for an aggregate purchase price of  $3,081,893 (the “Series C Financing”). Each Warrant has a term of seven (7) years and provides for the holder to purchase one share of our common stock at a purchase price of  $9.30 per share of common stock.
In connection with the Series C Financing, all of the outstanding notes payable were converted into shares of Series C preferred stock and Warrants as follow:
•
$535,000 unpaid principal plus accrued interest of  $18,342 on convertible notes converted into 567,529 shares of Series C preferred stock and 79,374 Warrants

•
$70,000 unpaid principal plus accrued interest of  $537 on note payable extinguished and converted into 54,259 shares of Series C preferred stock and 7,588 Warrants

Prepaid Forward Sale of Preferred Stock
On November 30, 2010, we entered into a Research and Development Agreement & License, or the R&D Agreement, with two commonly controlled entities, Kolu Pohaku Technologies, LLC, or KPT, and Kolu Pohaku Management, LLC, or KPM. The agreement was subsequently amended on July 6, 2011, September 30, 2011, February 6, 2012 and November 4, 2013 to increase the funding to be received by the Company thereunder. In connection with the R&D Agreement, we also granted the KPM Option, pursuant to the terms and conditions of a Put and Call Option Agreement, or the KPM Option Agreement, to KPM.
Research and Development Agreement and License
The R&D Agreement between us and KPM and KPT, a Qualified High Technology Business within the meaning of Hawaii Revised Statutes, called for KPT to make a series of payments to us totaling $1,750,000 in exchange for us performing research and development activities in Hawaii for the benefit of KPT (referred to herein as the KP Research). The KP Research consisted of the initial phase of research, including the conduct of Phase II clinical trials in Hawaii for RP-G28. Pursuant to the terms of the R&D Agreement, we maintained ownership of the results of our ongoing research related to RP-G28, but KPT maintained ownership of the results of the KP Research. Inventions, developments and improvements arising out of the KP Research were owned by KPT. Under the terms of the R&D Agreement, we would bear any costs involved in obtaining patents for any inventions, developments or improvements resulting from the Research Project. In exchange for the irrevocable, perpetual, exclusive, worldwide right and license to the results of the KP Research, as they are generated under this R&D Agreement, we agreed to pay a quarterly royalty payment to KPT of  $32,000 commencing March 31, 2015 and continuing through December 31, 2035 or until such time as the KPM Option (as described below) was exercised. On March 26, 2015, we exercised the right to put the KPM Option and issued 1,469,994 shares of Series B preferred stock to KPM, resulting in the full satisfaction of the Company’s obligation to make royalty payments to KPT.
Put and Call Option Agreement
Pursuant to the terms of the KPM Option Agreement, we had the right to put 1,469,994 shares of our Series B Preferred Stock (“Series B”) to KPM and KPM has the option to call the same amount of shares of Series B from us at any time after December 31, 2014. The number of shares was determined by dividing the $1,750,000 of payments made by KPT to us under the R&D Agreement by the Series B original issue price of  $1.19. Exercise of the Put/Call results in full satisfaction of our obligation to make royalty payments to KPT under the R&D Agreement and KPT’s right, title and interest in the research conducted pursuant to the R&D Agreement becomes the property of the Company. On March 26, 2015, we exercised the right to put the KPM Option and issued 1,469,994 shares of Series B preferred stock to KPM, or the KPM Shares. Pursuant to the terms of the KPM Option Agreement, this resulted in the full satisfaction of our obligation to make royalty payments to KPT under the R&D Agreement and also resulted in the termination of the R&D Agreement and therefore KPM’s and KPT’s right, title, and interest in the KP Research under the R&D Agreement is assigned to us. KPM and KPT have agreed to take all steps necessary to perfect the assignment of such right, title, and interest to us.
Loans
In November 2013, we converted $37,500 of accounts payable into a note payable resulting from a compromise settlement with a vendor to complete satisfaction of all rights, claims, causes of action, indebtedness, and assertions that the vendor may have against us. The note payable has a term of one year and requires payments of  $3,000 per month. The note payable has no stated interest rate and, due to the short-term nature of the note, we did not impute interest on the note. The note was fully paid in October 2014.
In May and September 2014, we issued a combination of convertible notes payable and a note payable for a total principal balance of  $605,000 (the “2014 Notes”) to two investors and converted all of these outstanding notes, plus accrued interest, into Series C preferred stock and warrants to purchase our common stock. These notes were convertible upon a qualified equity financing, pursuant to which we sold, with the principal purpose of raising capital, a new class of preferred stock with an aggregate sales price of not less than $3,000,000, including the principal and accrued but unpaid interest of any notes which are converted into the preferred securities (“Qualified Equity Financing”), or upon a change of control.
Details of the 2014 Notes are as follows:
(a)
In May and September 2014, we issued a total of  $455,000 of subordinated convertible promissory notes. These notes have a term of 12 months and bear interest at a rate of 8% per annum until paid in full. These notes are convertible upon a Qualified Equity Financing or upon a change of control at a price per share equal to seventy-five percent (75%) of the price per share paid by the investors (other than the 2014 Note holders) participating in the Qualified Equity Financing. We evaluated the change of control put embedded in these notes, which provides for cash settlement of these notes at two (2) times the principal amount upon a change of control at issuance date. The proceeds received upon issuing these notes was first allocated to the fair value of the embedded put with the remainder to the debt host instrument, resulting in a discount of approximately $21,000 to the face amount of the notes. The discount is amortized to interest expense over the term of the debt. We amortized approximately $10,000 to interest expense in the year ended December 31, 2014. Additionally, we recognized a gain of approximately $21,000 in the year ended December 31, 2014 due to the reduction in fair value of the put resulted from the decreased probability of a change in control occurring as the notes approached maturity and ultimate conversion. There was no interest expense for the three months ended March 31, 2015 and March 31, 2014, respectively.

(b)
In October 2014, we issued an $80,000 subordinated convertible promissory note. These notes have a term of 12 months and bear interest at a rate of 8% per annum until paid in full. The terms of this note provided an automatic conversion upon a Qualified Equity Financing at a price per share equal to seventy-five percent (75%) of the price per share paid by the investors (other than the 2014 Note holders) participating in the Qualified Equity Financing.

(c)
In addition, we issued a $70,000 principal amount unsecured promissory note on October 9, 2014. This note bears interest at a rate of 5% per annum until paid in full. All principal and accrued interest under this note must be paid upon demand of the holder at any time after one year of the date of the note.

All of our outstanding debt was converted or exchanged for Series C preferred stock and warrants to purchase our shares of common stock in December 2014. As of March 31, 2015, we have no outstanding loans payable.
Cash Flows
The following table sets forth the significant sources and uses of cash for the periods set forth below:
	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013
Net cash used in:
Operating activities	$(618,526)	$(289,072)	$(1,157,385)	$(1,956,914)
Investing activities	—	(1,166)	(1,166)	(8,692)
Financing activities	(153,409)	(9,000)	3,457,573	643,995
Net decrease in cash	$(771,935)	$(299,238)	$2,299,022	$(1,321,611)

Operating Activities
Net cash used in operating activities of approximately $619,000 during the three months ended March 31, 2015 was primarily a result of our net loss of approximately $1.4 million and a decrease of approximately $81,000 in accounts payable, offset by stock based compensation of approximately $799,000 and an increase in accrued expenses of approximately $50,000.
Net cash used in operating activities of approximately $289,000 during the three months ended March 31, 2014 was primarily a result of our net loss of approximately $286,000 and an increase of approximately $40,000 in prepaid and accrued expenses, and an increase in account payable of approximately $36,000.
Net cash used in operating activities of approximately $1.2 million during the year ended December 31, 2014 was primarily a result of our net loss of approximately $2.5 million offset by stock based compensation of approximately $707,000 and a non-cash charge of approximately $184,000 to interest expense related to the conversion of convertible promissory notes and an increase of approximately $249,000 in accounts payable and an increase in accrued expenses of approximately $160,000.
Net cash used in operating activities of approximately $2.0 million during the year ended December 31, 2013 was primarily a result of our net loss of approximately $2.1 million, offset by an increase of approximately $120,000 in accounts payable.
Investing Activities
Our net cash used in investing activities was approximately $0 and $1,000 during the three months ended March 31, 2015 and 2014, respectively. The increase of  $1,000 primarily reflected our use of cash to purchase equipment, offset partially by our proceeds from the disposal of property and equipment.
Net cash used in investing activities of approximately $1,000 during the year ended December 31, 2014 primarily reflected our use of cash to purchase equipment, offset partially by our proceeds from the disposal of property and equipment. Net cash used in investing activities during the year ended December 31, 2013 of approximately $9,000 primarily reflected our use of cash to purchase equipment.
Financing Activities
Net cash used in financing activities of approximately $153,000 during the three months ended March 31, 2015 resulted from an increase in deferred offering costs.
Net cash used in financing activities of approximately $9,000 during the three months ended March 31, 2014 resulted from our repayment of borrowing under note payable.

Net cash provided by financing activities of approximately $3.5 million in the year ended December 31, 2014 mainly resulted from approximately $3.0 million in net proceeds received on sales of preferred stock subject to redemption and warrants to purchase common stock and approximately $605,000 in net proceeds from the sale of convertible notes offset partially by deferred offering costs of approximately $143,000.
Net cash provided by financing activities in the year ended December 31, 2013 of approximately $644,000 resulted from net proceeds from the issuance of shares of Series B preferred stock and issuance of a prepaid forward sale contract on shares of Series B preferred stock.
Future Funding Requirements
To date, we have not generated any revenue. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize RP-G28 or any of our other product candidates. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, our product candidates. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need substantial additional funding in connection with our continuing operations.
Based upon our current operating plan, we believe that the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments, will enable us to fund our operating expenses and capital expenditure requirements through 2018. We intend to devote the net proceeds from this offering to fund the continued clinical development of RP-G28 for the reduction of symptoms associated with lactose intolerance, including our anticipated Phase 2b/3 trials; to fund expenses associated with the manufacture and product development of RP-G28; to explore potential orphan indications; and for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. See “Use of Proceeds” for a more detailed discussion. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development of our product candidates.
Our future capital requirements will depend on many factors, including:
•
the progress, costs, results of and timing of implementing a Phase 2b/3 clinical trials for the reduction of symptoms associated with lactose intolerance in patients;

•
the willingness of the EMA or other regulatory agencies outside the United States to accept our Phase 2b/3 and any Phase 3 trials of RP-G28, as well as our other completed and planned clinical and nonclinical studies and other work, as the basis for review and approval of RP-G28 in the European Union for the reduction of symptoms associated with lactose intolerance in patients;

•
the outcome, costs and timing of seeking and obtaining FDA, EMA and any other regulatory approvals;

•
the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;

•
the ability of our product candidates to progress through clinical development successfully;

•
our need to expand our research and development activities;

•
the costs associated with securing and establishing commercialization and manufacturing capabilities;

•
market acceptance of our product candidates;

•
the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;

•
our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•
our need and ability to hire additional management and scientific and medical personnel;

•
the effect of competing technological and market developments;

•
our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•
the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future; and

•
the costs of operating as a public company.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our cash needs through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government or other third-party funding, commercialization, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.
Lease Agreement
We lease office and storage space for our headquarters in California. Starting September 1, 2013, we ended our previous lease agreement and executed a new office and storage lease agreement pursuant to a two-year agreement ending September 30, 2015, which calls for a minimum monthly rent of approximately $5,000 and an annual increase of 3%, which we recognize on a straight line basis.
Going Concern
The accompanying financial statements have been prepared assuming we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. Our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our recurring losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. We had net losses of approximately $1.4 million and $286,000 for the three months ended March 31, 2015 and 2014, respectively. We had net cash used in operating activities of approximately $619,000 and $289,000 for the three months ended March 31, 2015 and 2014, respectively. These matters, among others, raise substantial doubt about our ability to continue as a going concern.
Since inception, our operations have been primarily funded through the sale of common shares, preferred shares and promissory notes. Management does not anticipate that our existing working capital alone will be sufficient to fund its operations through the successful development and regulatory approvals for RP-G28 and other product candidates. As a result, we will need to raise additional capital to fund our operations and continue to conduct activities to support the development and commercialization of our products.

Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. If we are not able to raise additional capital when required or on acceptable terms, we may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.
The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.
Net Operating Losses
As of December 31, 2014, we had NOLs for Federal and state income tax purposes totaling approximately $9.7 million available to reduce future income which, if not utilized, will begin to expire in the year 2028. Our ability to utilize our NOLs may be limited under Section 382 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs.
Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). Although we have not undergone a Section 382 analysis, it is possible that the utilization of the NOLs, could be substantially limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, we may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under Securities and Exchange Commission rules.
Recent Accounting Pronouncements
In June 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the ASU eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. In addition, ASU 2014-10 requires an entity that has not commenced principal operations to provide disclosures about the risks and uncertainties related to the activities in which the entity is currently engaged and an understanding of what those activities are being directed toward. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company has elected to adopt this ASU and its adoption resulted in the removal of previously required development stage disclosures. Adoption of this ASU enabled the Company to eliminate the cumulative statements of operations and statements of cash flows information, which did not impact the Company’s financial position, operations, or cash flows.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40) — Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and to provide related footnote disclosures.

In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Management is currently evaluating the new guidance and has not determined the impact this standard may have on the Company’s financial statements.
Basic and Diluted Net Loss Attributable to Common Stockholders per Common Share
Diluted net loss per share is calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The potentially dilutive stock options issued under the 2008 Stock plan and 2009 Stock Plan and warrants on the Company’s common stock were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

BUSINESS
Our Business
Ritter Pharmaceuticals, Inc. develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. We are advancing human gut health research by exploring the metabolic capacity of the gut microbiota and translating the functionality of prebiotic-based therapeutics into applications intended to have a meaningful impact on a patient’s health.
Our first novel microbiome modulator, RP-G28, an orally administered, high purity galacto-oligosaccharide, is currently under development for the reduction of symptoms associated with lactose intolerance. RP-G28 is designed to stimulate the growth of lactose-metabolizing bacteria in the colon, thereby effectively adapting the gut microbiome to assist in digesting the lactose that reaches the large intestine. RP-G28 has the potential to become the first FDA-approved drug for the reduction of symptoms associated with lactose intolerance. RP-G28 has been studied in a Phase 2a clinical trial and is a first-in-class compound.
The Gut Microbiome
The human gut is a relatively under-explored ecosystem but provides a great opportunity for using dietary intervention strategies to reduce the impact of gastrointestinal disease. The human body carries about 100 trillion microorganisms in the intestines, which is 10 times greater than the number of cells in the human body. This microbial population is responsible for a number of beneficial activities such as fermentation, strengthening the immune system, preventing growth of pathogenic bacteria, providing nutrients, and providing hormones. Recent major initiatives such as the Human Microbiome Project (HMP) by the National Institutes of Health have further validated the significance of the microbial population that exists in our bodies. Publications on the gut microbiome have increased from less than 50 papers annually in 2004 to more than 1,300 today [PubMed Search “Gut Microbiome” (2013)]. The increasing knowledge of how these microbial populations impact human health provides opportunities for novel therapies to treat an assortment of diseases such as neurological disease, cardiovascular disease, obesity, irritable bowel syndrome, inflammatory bowel disease, colon cancer, allergies, autism and depression.
Platform Approach
Our platform is based on selectively colonizing microbiota (increasing beneficial bacteria) in the colon, and thus changing the colon’s composition of microbiota. The process has been shown to stimulate the growth of endogenous bifidobacteria, which after a short feeding period become predominant in the colon [Gibson. Dietary Modulation of the Human Colonie Microbiota: Introducing the Concept of Prebiotics. J. Nutr. 125: 1401-1412, 1995]. The result is believed to reduce inflammation and improve digestion, thereby potentially reducing digestive symptoms.
RP-G28 selectively increases colonization of lactose-metabolizing bacteria in the colon, such as bifidobacteria and lactobacilli, without increasing the growth of harmful bacteria, such as Escherichia coli, or E. coli. Increased colonization of lactose-metabolizing colonic microbiota is associated with increased lactase activity, thereby increasing the fermentation of lactose into galactose, glucose and short chain fatty acids. We believe this process could reduce lactose-derived gas production and thereby mitigate the symptoms of lactose intolerance.
Lactose Intolerance
Lactose intolerance is a widespread condition affecting over one billion people worldwide and over 40 million people in the United States (or 15% of the U.S. population), with an estimated nine million of those individuals demonstrating moderate to severe symptoms [NIH Consensus Statement, LIH, Vol. 27, #2 (February 2010); Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” p. 4 and 7 (June 2012)].
Current annual spending on over-the-counter lactose intolerance aids in the United States has been estimated at approximately $2.45 billion [Zpryme Research & Consulting, “The Digestive Health Prescription Drug Market,” (May 2009)]. However, these options are limited and there is no long-term treatment available.

Lactose intolerance develops in lactose maldigesters when consuming too much lactose or when lactose is added to a previously low-lactose diet. People with lactose maldigestion have a low activity level of lactase, the enzyme responsible for breaking down human lactose, located in the brush border membrane of the small intestine. Lactose intolerance is characterized by one or more of the cardinal symptoms; including abdominal pain/cramps, bloating, gas, and diarrhea following the ingestion of lactose or lactose-containing foods.
In lactose maldigesters, unhydrolyzed lactose passes into the large intestine, where it is fermented by the indigenous microflora into gases and short chain fatty acids. The excessive gas production and the osmotic effects of excessive undigested lactose cause the symptoms of lactose intolerance [Jiang T, Mastapha A, Savaiano DA, Improvement of lactose digestion in humans by ingestion of unfermented milk containing Biofidobacterium longum, J Dairy Sci. 1996; 79:750-757]. Symptoms begin about 30 minutes to two hours after eating or drinking foods containing lactose. The severity of symptoms depends on many factors, including the amount of lactose a person can tolerate and a person’s age, ethnicity, and digestion rate [Lomer MC, Parkes GC, Sanderson JD, Review article: lactose intolerance in clinical practice — myths and realities, Aliment Pharmacol Ther. 2008; 27(2):93-103; National Digestive Diseases Information Clearinghouse (NDDIC), Lactose intolerance, http://digestive.niddk.nih.gov/ddiseases/pubs/lactoseintolerance/]. The symptoms of lactose intolerance are caused by gases and toxins produced by anaerobic bacteria in the large intestine. The problem of lactose intolerance has been exacerbated because many foods and drinks contain traces of lactose without lactose being clearly stated on the product’s label [Jiang T, Mastapha A, Savaiano DA, Improvement of lactose digestion in humans by ingestion of unfermented milk containing Biofidobacterium longum, J Dairy Sci. 1996; 79:750-757]. According to the American Academy of Pediatrics Committee on Nutrition (2006), “the symptoms of lactose intolerance can lead to significant discomfort, disruption of the quality of life, and loss of school attendance, leisure and sports activities, and work time, all at a cost to individuals, families and society.”
Diagnosis
Lactose intolerance is often diagnosed by evaluating an individual’s clinical history, which reveals a relationship between lactose ingestion and onset of symptoms. Hydrogen breath tests may also be utilized to diagnose lactose malabsorption and a milk challenge may be used to differentiate between lactose malabsorption and lactose intolerance. Further tests can be conducted to rule out other digestive diseases or conditions, including: stool examination to document the presence of a parasite, blood tests to determine the presence of celiac disease, and intestinal biopsies to determine mucosal problems leading to malabsorption, such as inflammatory bowel disease or ulcerative colitis.
Health Consequences
Substantial evidence indicates that lactose intolerance is a major factor in limiting calcium intake in the diet of individuals who are lactose intolerant. These individuals avoid milk and dairy products, resulting in an inadequate intake of calcium and significant nutritional and health risks [Alaimo K., McDowell M.A., Briefel R.R., et al., Dietary intake of vitamins, minerals, and fiber of persons ages 2 months and over in the United States: Third National Health and Nutrition Examination Survey, Phase 1, 1988-91, Adv. Data, 1994;(258):1-28; and Kranz S., Lin P.J., Wagstaff D.A., Children’s dairy intake in the United States: too little, too fat?, J Pediatr. 2007; 151(6):642-6.]
Dairy foods account for 73% of the calcium available in the U.S. food supply and 51% of the total intake [Gerrior S, Bente L., Nutrient content of the U.S. food supply, 1909-94, Washington DC: U.S. Department of Agriculture, Center for Nutrition Policy and Promotion; 1997, Home Economics Research Report No. 53; and Weinberg L.G., Berber L.A., Groves J.E., Nutrient contributions of dairy foods in the United States, Continuing Survey of Food Intakes by Individuals, 1994-1996, 1998., J Am Diet Assoc., 2004; 104(6):895-902.]
Research shows that lactose intolerant individuals have a higher prevalence and risk for osteoporosis, hypertension, decreased bone mineral density and several cancers, including colon and breast cancer from the lack of milk consumption [McCarron D.A., Heaney, R.P., Estimated healthcare savings associated with adequate dairy food intake, Am J Hypertens. 2004; 17 (1):88-97; Szilagyi A, Nathwani U, Vinokuroff C.,

et al., The effect of lactose maldigestion on the relationship between dairy food intake and colorectal cancer: a systematic review, Nutr Cancer. 2006; 55(2):141-150; and Suarez F.L., Adshead J., Furne J.K. and Levitt M.D., Amer. J Clin. Nutrition. 1998; 68:1118-22].
Decreased Calcium Intake Increases the Risk for Hypertension
Over 30 published reports show that chronic calcium depletion may lead to increased arterial blood pressure. Many additional papers have corroborated this relationship between hypertension and a low calcium intake [Millen BE, Quatromoni PA, Nam BH, et al. Framingham Nutrition Studies. Dietary Patterns, Smoking, and Subclinical Heart Disease in Women: Opportunities for Primary Prevention from the Framingham Nutrition Studies. J Amer Dietetic Assoc. 2004; 104:208-214].
A growing body of evidence indicates that a nutritionally sound diet rich in fruits, vegetables and a generous component of low-fat dairy foods, or DASH diet, is optimal for reducing the risk of hypertension [Conlin, P. R., Chow, D., Miller, E. R., 3rd, Svetkey, L. P., Lin, P. H., Harsha, D. W., et al. (2000), The effect of dietary patterns on blood pressure control in hypertensive patients: results from the Dietary Approaches to Stop Hypertension (DASH) trial. Am J Hypertens, 13(9), 949-955]. Several recent reports have confirmed this finding in middle-aged and elderly women [Wang, L, Manson, J, Buring, J, Lee, I-M, Sesso, D. Dietary Intake of Dairy Products, Calcium, and Vitamin D and the Risk of Hypertension in Middle-Aged and Older Women Hypertension 2008; 51:1073]. Further, it appears that the DASH diet with generous low-fat dairy is associated with low prevalence of metabolic syndrome. The levels of dairy foods (three-four servings per day) required to achieve these effects are well above current U.S. averages and even further above that of lactose intolerant individuals who are avoiding dairy due to symptoms [Lovelace, H.Y. and Barr, S.I., Diagnosis, symptoms, and calcium intakes of individuals with self-reported lactose intolerance, Journal of the American College of Nutrition, 24(1), 51-57, 2005; Carroccio, A., Montalto, G., et al., Lactose intolerance and self-reported milk intolerance: relationship with lactose maldigestion and nutrient intake, Journal of the American College of Nutrition, 17, 631-636, 1998; and Mainguet, P., Faille, I., et al., Lactose intolerance, calcium intake and osteopenia, Lancet, 338, 1156-1157, 1991.
Decreased Calcium Intake Increases the Risk for Colon and Breast Cancers
A national symposium as long ago as 1993 reported that there was a relationship between dietary calcium and both colon and breast cancer. Clearly, several other factors are involved, and the role of calcium has not yet been fully elucidated from the others. Nonetheless, there is evidence of a relationship [Barger-Lux, M.J. and Heaney, R.P., The role of calcium intake in preventing bone fragility, hypertension and certain cancers, Journal of Nutrition, 124, 1406S-1411S, 1994].
Our History
We were formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. Our first prototype, Lactagen™, was an alternative lactose intolerance treatment method. In 2004, clinical testing was conducted, which included a 60 subject double-blind placebo controlled clinical trial. The results were published in the Federation of American Societies for Experimental Biology in May 2005 and demonstrated Lactagen™ to be an effective and safe product for reducing symptoms for nearly 80% of the clinical participants who were on Lactagen™.
The following four years were devoted to operations, launching marketing efforts in various distribution channels, developing an online storefront (www.Lactagen.com) and establishing production and fulfillment partners. Our focus was on testing the market potential for an alternative lactose intolerance treatment method. Extensive efforts were established to track and evaluate customer experiences with email, direct mail and telecommunication programs. Marketing funds were used to launch radio and television ads, as well as expand online marketing outreach.
In 2008, we expanded our focus by developing a prescription drug development program. We initiated the program by developing RP-G28, a second generation edition of Lactagen™. We believe that RP-G28 enables us to state stronger claims, garner more medical community support and reach a wider market in the effort to treat lactose intolerance. Extensive efforts during this period focused on assembling highly regarded regulatory, clinical, medical and manufacturing personnel, as well as conducting technical, regulatory and market analysis to prepare for the FDA approval process.

To help fund the development of RP-G28, we were awarded a grant from the United States government’s Health Care Bill program, the Qualifying Therapeutic Discovery Project, or QTDP, in 2008. The grant program provides support for innovative projects that are determined by the U.S. Department of Health and Human Services to have reasonable potential to result in new therapies that treat areas of unmet medical need and/or prevent, detect or treat chronic or acute diseases and conditions.
On September 16, 2008, we converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc.
By 2009, over 15,000 customers had purchased Lactagen™ and we had accumulated a database of the names of over 75,000 sufferers.
By the end of 2009, we successfully secured a GMP compliant manufacturer and produced RP-G28 drug supplies. We successfully filed our Investigational New Drug, or IND, Application for RP-G28 to be able to move into Phase 2 studies in June 2010. In December 2010, we took Lactagen™ off the market to solely focus on our drug development efforts.
In June 2011, we began a Phase 2a clinical trial on RP-G28 to validate the efficacy, safety, and tolerance of RP-G28 compared to placebo when administered to subjects with symptoms of lactose intolerance. The clinical results from the study, which concluded at the end of 2011, showed that RP-G28 improved lactose digestion versus placebo as measured by the improvement in digestive symptoms associated with lactose intolerance and decline in hydrogen production present in a hydrogen breath test. See the section below entitled “Clinical and Regulatory” for additional information regarding our Phase 2a clinical trial.
Our Leading Product Candidate — RP-G28
Overview
RP-G28 is a novel highly purified galacto-oligosaccharide, or GOS, which is synthesized enzymatically. The product is being developed to reduce the symptoms and frequency of episodes of abdominal pain associated with lactose intolerance. The therapeutic is taken orally (a powder solution mixed in water) for 30 consecutive days. The proposed mechanism of action of RP-G28 is to increase the intestinal growth and colonization of bacteria that can metabolize lactose to compensate for a patients intrinsic inability to digest lactose. Once colonization of bacteria has occurred, it is hypothesized that patients will continue to tolerate lactose as long as they maintain their microflora balance. RP-G28 has the potential to become the first FDA-approved drug for the reduction of symptoms associated with lactose intolerance.
Galacto-oligosaccharides (GOS)
RP-G28 is a >95% purified GOS product. GOS refers to a group of compounds containing β-linkages of 1 to 6 galactose units with a single glucose on the terminal end and are found at low levels in human milk. GOS products resist hydrolysis by salivary and intestinal enzymes because of the configuration of their glycosidic bonds and reach the colon virtually intact. The undigested GOS enhances the growth of beneficial, lactose metabolizing, colonic bacteria that already exist in the subject's digestive track, including multiple species and strains of bifidobacteria and lactobacilli. Once colonies of these bacteria have increased, continued lactose exposure should maintain tolerability of lactose without further exposure to RP-G28.
The significance of a higher purity GOS, namely RP-G28, was highlighted in a 2010 study by Klaenhammer. The in vitro study concluded that RP-G28 promoted growth of lactobacilli and bifidobacteria, but did not promote multiple strains of E. coli. In contrast, lower purity GOS stimulated both bifidobacteria as well as the strains of E. coli evaluated. (As seen below in Figure 2, NCK 430 (e. coli) grew in the presence of low purity GOS (GOS 2). Alternatively, the higher purity GOS (RP-G28/GOS 1) did not promote the growth of E. coli.).

Figure 2

NCK 430
Absorbance (600nm)
1.6
1.4
1.2
1
0.8
0.6
0.4
0.2
0
0
1
2
3
4
5
6
7
Time (hours)
Control
Glucose
GOS1
GOS2

Mechanism of Action
RP-G28 selectively increases colonization of lactose-metabolizing bacteria in the colon, such as bifidobacteria and lactobacilli, without increasing the growth of harmful bacteria, such as E. coli. Increased colonization of lactose-metabolizing colonic bacteria is associated with increased lactase activity and GOS utilization, thereby increasing the fermentation of lactose into galactose, glucose and short chain fatty acids. Digestion of lactose reduces lactose-derived gas production and thereby mitigates the symptoms of lactose intolerance.
Safety & Toxicology of GOS
Clinical studies of GOS products were reviewed as part of the safety evaluation to support the IND for RP-G28. The safety of GOS products in humans has been evaluated in 486 adults at doses of 2.5 to 15 gm/day for up to 14 weeks, 342 children at doses of 2.0 – 2.4 gm/day for up to 1 year, and in 2415 newborns and infants for up to 6 months. Overall, no reports of severe adverse events attributable to the consumption of GOS were reported in the literature.

Among the studies that included tolerance endpoints, side effects were limited to reports of flatulence, fullness, GI symptoms, and changes in stool consistency and frequency when GOS was consumed on a repeat basis at quantities of between 5.5 to 15 g/day (Ito 1990; Deguchi 1997; Teuri 1998); however, this effect was not consistently reported in all studies (Teuri and Korpela 1998; Depeint 2008; Drakoularako 2010; van de Heuval 1998; van Dokkum 1999; Bouhnik 2004; Sairanen and Piirainen 2007; Shadid 2007). Similar observations of increased flatulence have been reported following the consumption of fructooligosaccharides (15 gm/day) over a 7-day period (Alles 1996), and this symptom represents a localized effect that is expected in association with the consumption of indigestible fiber in large quantities. There were no reports of events in other System Organ Class (SOC) suggestive of systemic toxicity.
RP-G28 Clinical Safety
In addition to the nonclinical studies evaluating GOS products, the safety of RP-G28 for clinical investigation is supported by clinical safety results from the recently completed Phase 2a study, G28-001. In this study, RP-G28 was escalated from 1.5 grams per day to 15 grams per day over a 35-day dosing period.
RP-G28 was well-tolerated. There were no serious adverse effects. The most common adverse effects were headache, dizziness, nausea, upper respiratory tract infection, nasal congestion and pain. All adverse effects were mild or moderate in severity, and event occurrence was distributed over the treatment and post-treatment follow-up phase. No clinically significant changes or findings were noted from clinical lab evaluations, vital sign measurements, physical exams, or 12-lead electrocardiograms.
Our Market Opportunity
Unmet Medical Needs
Lactose intolerance is a challenging condition to manage. Not only can symptoms be painful and embarrassing, they can also dramatically affect one’s quality of life, social activities, and health. Currently there are few reliable, or effective, treatments available that provide consistent or satisfactory relief. According to a market research study conducted by Objective Insights in April 2012, approximately 60% of lactose intolerant sufferers reported experiencing symptoms daily, or bi-weekly [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” June 2012.]
Over 75% of patients modify their diets, and 80% of patients have reported altering their daily activities, to better manage their lactose intolerance symptoms [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” June 2012]. According to the American Academy of Pediatrics Committee on Nutrition (2006), “the symptoms of lactose intolerance can lead to significant discomfort, disruption of the quality of life, and loss of school attendance, leisure and sports activities, and work time, all at a cost to individuals, families and society.”
Currently, there is no approved prescription treatment for lactose intolerance. Most persons with lactose intolerance avoid ingestion of milk and dairy products while others substitute non-lactose-containing foods in their diet. However, complete avoidance of lactose-containing foods is difficult to achieve (especially for those with moderate to severe symptoms) and can lead to significant long-term morbidity, i.e., dietary deficiencies of calcium and vitamin D.
At the 2010 National Institute of Health, or NIH, Consensus Development Conference: Lactose Intolerance and Health, the NIH highlighted numerous health risks tied to lactose intolerance such as: osteoporosis; hypertension; and low bone density [Such F., Brannon P., Varpenter T., et al. NIH Consensus Development Conference Statement: Lactose Intolerance and Health, 2010: 1-27]. There is substantial evidence indicating that lactose intolerance is a major factor in limiting calcium and nutrient intake in the diet of people who are lactose intolerant. Adequate calcium intake is essential to reducing the risks of osteoporosis and hypertension [McCarron and Heaney (2004)]. In addition, chronic calcium depletion has been linked to increased arterial blood pressure, thereby establishing a relationship between hypertension and a low calcium intake [Karania et al. (1994)]. Moreover, there is evidence of a correlation between calcium intake and both colon and breast cancer [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” June 2012].

Over 50% of lactose intolerant patients are very concerned that they may be susceptible to one of these health risks, as a result of their lactose intolerance [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” (June 2012)].
Treatment Options
Doctors generally recommend the following treatments for the management of lactose intolerance: (1) dairy avoidance; (2) lactase supplements; (3) probiotics/dietary supplements; and (4) dairy substitutes/lactose free products. Despite educating their patients on all viable treatment options, physicians tend to advise their patients to refrain from consuming any dairy products whatsoever. However, 47% of lactose intolerance sufferers report that this method is not effective. Further, only 30% of lactose intolerance sufferers report lactase supplements are effective in managing their lactose intolerance [Survey conducted by Engage Health in May – June 2008]. These statistics suggest that the majority of lactose intolerance patients are dissatisfied with current treatment options.
Patients Unsatisfied with Current Management Options

Patients are Unsatisfied with Current Management Options
Dairy Avoidance
54%
70%
Lactase Supplements
29%
65%
Dairy Substitutes
46%
66%
Patient Satisfaction
n = 1,000 Patients
Physician Recommendation
n = 40 Physicians

Dairy Avoidance
Lactose intolerance has had a dramatic effect on peoples’ lifestyles. Although the most utilized approach to date has been the avoidance of dairy products, this approach fails to realize that it is not always easy to discern the foods that contain milk, milk products, or other dairy ingredients. Despite closely monitoring everything they eat, lactose intolerance sufferers are still at risk of symptoms due to hidden dairy products in ingredients. To avoid any possible embarrassing or physically painful episode, lactose intolerance sufferers may choose to avoid restaurants, going out, traveling, and limit their social interactions.
Lactase Supplements
A wide variety of nutritional supplements are sold to reduce symptoms of lactose intolerance, but there is few rigorous clinical data to substantiate their benefit. Lactase supplements are taken to aid in the digestion of dairy products. The supplements act as an enzyme replacement, supplying consumers with lactase, the enzyme necessary to break down lactose. These supplements must be taken prior to ingestion of dairy products. Consequently, consumers are forced to carry lactase supplements with them. These pills do not work consistently and dosages can be difficult to determine because dairy foods have varying amounts of lactose. For example, the most widely used supplement in the United States is Lactaid®, which has been marketed for over 30 years to people with symptoms of lactose intolerance. Lactaid® is commonly used in conjunction with dairy avoidance or lactose-free products. Depending on the amount of lactose consumed, patients may need to ingest five or more pills a day to manage their symptoms of lactose intolerance. As a result, enzyme supplementation is an adjunct to, not a substitute for, dietary dairy restriction. In 2008, 32% of lactose intolerant sufferers reported often or occasional use of lactase supplements, compared to only 22% reporting usage of these supplements five years ago. These findings suggest that there is a need for a tolerable and convenient medical treatment that allows for normal intake of milk and dairy product consumption in people with lactose intolerance.
Probiotics/Dietary Supplements
There are many complementary products that can be taken to help reduce gastrointestinal symptoms, and/or promote digestive health in general. Included in this category are probiotics and digestive enzymes. These products are not specifically marketed for lactose intolerance; rather they are directed towards general gastrointestinal symptoms.
Probiotics help to increase “friendly flora” in the digestive tract by aiding in proper bowel function, easing digestion, and reducing overall digestive distress. Probiotic consumption over the past ten years has dramatically increased as many yogurt manufacturers are starting to promote and market its benefits.
Digestive enzymes are considered indirect options because lactose intolerant sufferers may opt to consume such products in place of lactase supplements. Digestive supplements mainly aid and support one’s digestive system, helping break down general foods consumed, but don’t directly help with lactose intolerance.
Dairy Substitutes/Lactose-Free Products
Dairy-free and lactose-free dairy products allow lactose intolerant sufferers the ability to enjoy the benefits of dairy without suffering symptoms. Dairy substitutes are items that do not contain lactose, but instead contain a substitute such as soy or rice. Lactose-free and dairy-free products are easier for lactose intolerant individuals to digest because lactose sugar is taken out of the product or lactase enzymes are added enabling easier digestion.
Most dairy products can now be found in a “dairy-free” alternative, including milk, ice cream, cheese, butter, creams, yogurt and milk chocolate. Although these products are available in stores, they are rarely found in restaurants, and are hard to find while traveling. Moreover, the taste tends to be different than their original counterparts, and they tend to be more expensive.
Growing Awareness
Lactose intolerance is a condition that continues to expand as society advances and evolves. Education and awareness have increased, and the American diet has greatly changed over the past decade to include more dairy-based goods. As the populace is growing older, the prevalence of lactose intolerance is increasing because more people tend to develop lactose intolerance later in life. Increased education and diagnosis is making more people aware of their allergies and digestive conditions. Physicians may compound the growth of lactose intolerance prevalence and its associated disorders by recommending individuals to avoid dairy products, a practice which in and of itself may increase severity of the intolerance.
At least 75% of lactose intolerance patients would like to see a treatment, and believe that it is “very important” to find an adequate and satisfactory treatment [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)]. Results from a recent market survey study indicate that 54% of respondents suffering from moderate symptoms would likely ask their physician for a prescription [Engage Health Inc., “Market Potential for an Rx and Nutritional Supplement Product for Lactose Intolerance in the US” (June 2008)]. Additionally, 61% of individuals suffering from severe lactose intolerance symptoms would be likely to ask their physician for treatment [Engage Health Inc., “Market Potential for an Rx and Nutritional Supplement Product for Lactose Intolerance in the US” (June 2008)]. These results suggest that the need for treatment increases with the severity of a patient’s symptoms.
Physician Awareness
Doctors report that there is an unmet need in the current reduction of symptoms associated with lactose intolerance, especially for those patients with moderate to severe symptoms [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)]. Patients with moderate to severe symptoms have a challenging time completely avoiding dairy foods all together. Physicians experience a steady stream of lactose intolerance cases. It is estimated that gastroenterologists see approximately 15 new patients with lactose intolerance each month [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)].
Doctors tend to diagnose lactose intolerance in a patient before the patient is able to self-diagnose it [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)]. However, patients tend to initiate discussion about lactose intolerance with their doctors. This is indicative of broad public awareness of lactose intolerance. Doctors often administer two tests for diagnosing lactose intolerance: (i) a symptom history test and (ii) a hydrogen breath test. Approximately 50% of people diagnosed with lactose intolerance undergo a symptom history test [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)]. A symptom history test is the foundation for diagnosis of lactose intolerance reported by all physicians interviewed [Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28” (June 2012)].
Our Competitive Strengths
Market Opportunity
RP-G28 has the potential to become the first approved drug in the United States and Europe for the reduction of symptoms associated with lactose intolerance.
Renowned Scientific Team and Management Team
Our leadership team has extensive biotechnology/pharmaceutical expertise in discovering, developing, licensing and commercializing therapeutic products. We have attracted a scientific team comprised of innovative researchers who are renowned in their knowledge and understanding of the host-microbiome in the field of lactose intolerance and gastroenterology.
Substantial Patent Portfolio and Product Exclusivity
We have an issued patent in the United Kingdom directed to the composition of non-digestible carbohydrates, and issued patents directed to methods of using these compositions for the treatment of lactose intolerance and symptoms. Additional worldwide patent applications are pending. The patent applications include claims covering compositions, methods, formulations and packaging.
In addition, we have secured an exclusive supply agreement for GMP produced product from Ricerche Sperimentali Montale SpA, or RSM, a prominent oligosaccharide manufacturer in Europe and affiliate of the Inalco Group. The agreement grants us an exclusive option to assignment of certain of Inalco’s patent applications for the process to produce ultra high purity galacto-oligosaccharide active pharmaceutical ingredients, including RP-G28.
See the section below entitled “Intellectual Property” for additional information regarding our patent portfolio.

Our Growth Strategy
In order to achieve our objective of developing safe and effective applications to treat conditions associated with microbiome disfunctions, our near-term and long-term strategies include the following:
•
Complete an adaptive design Phase 2b/3 clinical trial and any additional pivotal studies of RP-G28 for the reduction of symptoms associated with lactose intolerance;

•
seek regulatory approval of RP-G28 for the reduction of symptoms associated with lactose intolerance if the clinical trials are successful, initially in the United States and subsequently in the rest of the world;

•
develop and commercialize RP-G28 either by ourselves or in collaboration with others throughout the world;

•
explore the use of RP-G28 for additional potential therapeutic indications and orphan indications;

•
establish the Company as a leader in developing therapeutics that modulates the human gut microbiome;

•
continue to develop a robust and defensible patent portfolio, including those we own and those we plan to in-license in the future; and

•
continue to optimize our product development and manufacturing capabilities both internally and externally through outside manufacturers.

Clinical and Regulatory
IND Application/Phase 1
The IND application for RP-G28 was submitted to the FDA in June 2010. The safety and tolerability profile, pharmacokinetics and dose response curve of GOS products are well understood. Therefore, as part of the IND submission, we proposed that the data supporting the IND was sufficient to support a Phase 2 proof-of-concept study in a small number of lactose-intolerant patients. The FDA agreed with this proposal and the typical Phase 1 clinical program in healthy volunteers was replaced by a Phase 2a program in subjects with lactose intolerance.
On June 28, 2010, we received an advice letter from FDA regarding our IND submission. The FDA suggested that we (1) consider expanding our inclusion criteria to include females of childbearing potential who are willing to use appropriate contraception throughout the duration of the protocol; (2) follow the FDA’s guidance regarding Patient-Reported Outcome Measures; and (3) include a pharmacokinetic study in our proposed Phase 2a trial to determine the extent of systemic exposure of RP-G28.
Phase 2a Study
On June 12, 2013, we announced positive data from our Phase 2a first-in-human, proof of concept clinical study of RP-G28. The purpose of the study was to assess the effectiveness, safety and tolerability of RP-G28 compared to a placebo when administered to subjects with symptoms associated with lactose intolerance. The results were presented at Digestive Diseases Week and the New York Academy of Sciences Conference on Probiotics, Prebiotics and the Host Microbiome: The Science of Translation, and co-sponsored by the Sackler Institute for Nutrition Science and the International Scientific Association of Probiotics and Prebiotics.
The double-blinded, randomized, multi-center, placebo-controlled Phase 2a study evaluated RP-G28 in 62 patients with lactose intolerance over a treatment period of 35 consecutive dates. Post-treatment, subjects reintroduced dairy into their diets and were followed for an additional 30 days to evaluate lactose digestion, as measured by hydrogen production and symptom improvements. In order to confirm lactose intolerance and study participation, subjects underwent a 25-gram lactose challenge in the clinic. Lactose intolerance symptoms and hydrogen production via hydrogen breath test were assessed for six hours post-lactose dose. Eligible subjects were required to demonstrate a minimum symptom score and a

“positive” hydrogen breath test in order to be eligible for randomization. A “positive” breath test was defined as a hydrogen gas elevation of 20 parts per million (ppm) at two time-points within the six hours following a lactose-loading dose. The primary endpoints included tracking patients’ gastrointestinal symptoms via a patient-reported symptom assessment instrument (a Likert Scale, measuring individual symptoms of flatulence, bloating, cramping, abdominal pain and diarrhea, on a scale of 0 (none) to 10 (worst)) at baseline, day 36 and day 66; as well as the measurement of hydrogen gas levels in their breath following a 25-gram lactose challenge.
RP-G28 was well tolerated, with no significant adverse events reported. The Phase 2a study demonstrated clinically meaningful benefits to patients on treatment, whereas treated subjects reported increased tolerance to lactose and dairy foods: reduced lactose intolerance symptoms (gas, bloating, cramping and abdominal pain) were reported in subjects on RP-G28, a durable reduction in abdominal pain (p=0.019) was reported, and treated patients were six times more likely to describe themselves as lactose tolerant (p=0.039). In sum, positive trends were seen when the entire per protocol study population was analyzed, including some statistically significant subgroup analysis, suggesting that a therapeutically positive effect is seen. Although there were few primary and secondary efficacy endpoints with statistically significant results, the combined data suggest that RP-G28 is exerting a positive therapeutic effect. We believe these positive drug effect trends combined with the benign safety profile support continued drug development of RP-G28.
Key findings of the Phase 2a study include:
•
RP-G28 was well tolerated with no significant study-drug related adverse effects. The benign adverse event safety profile of RP-G28 with dose levels up to 15 gm/day observed in this study is consistent with the known safety of GOS products administered up to 20 gm/day reported in literature.

•
Subjects in the RP-G28 group reported a reduction in total symptoms after treatment. Reported symptom improvement continued 30 days post-treatment. Improvement in symptoms was assessed in the study using several different measures, including a pain Likert scale and a patient global assessment. Subjects receiving RP-G28 had greater improvement in most of their symptoms (cramps, bloating and gas) following lactose challenge compared to placebo, but the differences were not statistically significant given the small cohort size. However, a clinically meaningful reduction in abdominal pain was seen in subjects receiving RP-G28 compared to placebo.

•
An analysis of  “responders” for abdominal pain (defined as subjects who reported a score of zero in abdominal pain severity following a lactose challenge at Day 36/Hour 6 and Day 66/Hour 6) was performed. In the 55 subjects who noted abdominal pain following the baseline (Day 0) lactose challenge, 50% of RP-G28-treated subjects reported no abdominal pain compared to 17% of the placebo-treated subjects. This difference was statistically significant (p = 0.0190). See Figure 3 below.

•
Further, an analysis of  “responders” for abdominal pain (defined as subjects who reported a greater than 50% decrease in abdominal pain severity following lactose challenge between Day 0/Hour 6 and Day 36/Hour 6) was performed. In the 55 subjects who noted abdominal pain following the baseline (Day 0) lactose challenge, 72.2% of RP-G28-treated subjects reported a >50% reduction in abdominal pain severity compared to 42.1% of the placebo-treated subjects. This difference was also statistically significant (p=0.0288).

•
To better explore a meaningful benefit to patients, a global assessment was explored. Six times as many patients in the treatment group versus the placebo group described themselves as lactose tolerant and did not report symptoms associated with lactose intolerance on Day 66. After completion of study treatment at Day 36, subjects were encouraged to re-introduce dairy foods into their diet. Thirty days later (Day 66), subjects were asked to provide an assessment of their symptom status, i.e., whether they considered themselves still lactose intolerant compared with subjects receiving placebo (Yes/No). As seen below in Figure 3 below, in the 58 subjects providing responses, a significantly larger percentage of subjects receiving RP-G28 (30%) considered themselves no longer lactose intolerant compared with subjects receiving placebo (5.6%); this result was statistically significant (p=0.0389).

•
The reduction in total symptoms following a post-treatment lactose challenge was consistent with the improvement in post-treatment hydrogen breath test results as compared to baseline (pre-treatment) results. Although rarely used in clinical practice and primarily used to identify lactase deficiency, hydrogen measurements were used as an eligibility criterion as well as an outcome measure in our Phase 2a proof-of-concept study. Our intent was to better understand how lactose intolerant symptoms and hydrogen values correlated and whether a treatment effect could be detected by hydrogen production. In the RP-G28 group, the median peak hydrogen production was 113 ppm on Day 0 and 110 ppm on Day 36. In the placebo group, the median peak hydrogen production was 94 ppm at Day 0 and 113 on day 36. At Day 0 and Day 36, the median total hydrogen production was 385 ppm and 367 ppm, respectively, for the RP-G28 group and 347 and 436 ppm, respectively, for the placebo group. Comparison of the hydrogen breath test results between RP-G28 and placebo shows that median hydrogen production was generally similar between the two treatment groups at Day 0 while at Day 36, median hydrogen production was lower in the RP-G28 group compared to placebo at the peak time points of 2 to 4 hours. While the differences were not large, the RP-G28 group had consistently lower levels of breath hydrogen production from Hours 2 to 6 following lactose challenge, but the results did not correlate with clinical symptoms. In the Placebo group, differences in hydrogen production following lactose challenge were not apparent.

Figure 1

Global Assessment[1]
Placebo (n=18), RP-G28 (n=40)

No Abdominal Pain[2]
Placebo (n=19), RP-G28 (n=36)

70%
60%
50%
40%
30%
20%
10%
0%
Percent of Subjects
P=0.039
P=0.019
Lactose Tolerant Day 66
No Pain Day 36 & 66
RP-G28
Placebo

1. Patients reporting "tolerance to dairy foods" at day 66
2. Abdominal pain responder defined as patients that reported NO pain at both Day 36 & Day 66 time points

In the Phase 2a study, changes in the fecal microbiome were investigated using both Terminal Restriction Fragment Length Polymorphisms (TRFLP), a molecular biology technique for profiling microbial communities based on the position of a restriction site closest to a labeled end of an amplified gene, and microme analysis of 16S rRNA genex by pyrosequencing, a method of DNA sequencing (determining the order of nucleotides in DNA).

Figure 2

In addition, Principal Component Analysis (PCA), a multivariate method that helps transform a number of possibly correlated variables into a smaller number of uncorrelated variables called principal components, thereby reducing the dimensions of a complex dataset, showed statistically significant shifts in the microbiome of subjects fed RP-G28, compared to placebo, at 66 days. Specifically, RP-G28 significantly altered the microbiomes of 82% of the study participants who received the treatment.
Pre-treatment, three distinct clusters were identified, whereas post-treatment (Day 66) two distinct clusters were identified, showing a clear shift in certain species represented before and after treatment.
Principal Coordinates Analysis (PCoA), a multivariate method that helps visualize similarities and dissimilarities in large datasets, was also utilized to analyze the microbiome data. For analysis of 16S amplicon sequencing data, we created Unweighted Unifrac similarity matrices (that is we conducted PCoA) and applied ANOSIM (Analysis of Similarities) and PERMANOVA (Permutational Analysis of Variance) statistical analyses. Our analysis showed a significant association between Day (day 0 or baseline, and day 36 and 66 as categories) and microbiome composition (ANOSIM R = 0.218, P = 0.0001, PERMANOVA Pseudo-F = 3.4318, P = 0.0001). These data indicate that RP-G28 and subsequent introduction of lactose into the diet had impacted the fecal microbiome of participants. Further, lactose metabolizing bacteria were shown to increase in the treatment group.
The results of our Phase 2a study were published in Nutrition Journal in a manuscript entitled “Improving lactose digestion and symptoms of lactose intolerance with a novel galacto-oligosaccharide (RP-G28): a randomized, double-blind clinical trial.”
We held a Type C meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products on February 20, 2013. The purpose of the meeting was to obtain the FDA’s feedback on the planned Phase 2 program and Phase 3 programs, inform the FDA of our ongoing development plans, gain feedback on relevant clinical trial design and end points related to patient meaningful benefits, and to inform the FDA of the status of our product characterization. We believe that this meeting was a significant step forward in streamlining the pathway to initial U.S. approval of RP-G28 to reduce symptoms and frequency of symptomatic episodes associated with lactose intolerance. The meeting and official meeting minutes provided valuable guidance on the development path of RP-G28:

•
The FDA agreed with our decision to develop and validate a new analytical assay for RP-G28 drug substance and drug product. This adjustment will provide additional information about GOS components and non-GOS impurities, which the FDA agrees should be in place before we prepare batches of the drug substance for use in any pivotal Phase 3 clinical trials.

•
Based on our plan to conduct ICH-compliant GLP embryo-fetal development toxicology studies (in two species) and the ICH standard battery of genotoxicity tests using RP-G28, the FDA agreed that no additional nonclinical studies are needed at this time to support Phase 3 studies.

•
The FDA advised us on potential end points and clinical trial design.

•
We addressed the FDA’s recommendation in its June 28, 2010 advice letter that we include a pharmacokinetic study in the Phase 2b study to assess the extent of systemic exposure of RP-G28. We explained to the FDA that we did not collect serum samples for pharmacokinetic measurement in the Phase 2a study because at the time assays for measuring RP-G28 were not available and significant systemic absorption was not anticipated. We then informed the FDA of our plan to evaluate alternatives, as a surrogate for RP-G28 systemic exposure as part of our Phase 2b program. The FDA agreed with this approach.

Following analysis of the Phase 2a clinical trial, discussions with the FDA in 2013 about our clinical development plan, and further discussions with our regulatory consultants, we intend to conduct our planned Phase 2b clinical trial as an adaptive design Phase 2b/3 clinical trial. We believe this trial could serve as one of two pivotal trials should the resulting data and the FDA be supportive of this trial as a pivotal trial. We do not intend to discuss the Phase 2b/3 study design and development plan with the FDA, though we are required to and will submit a supplement to the IND detailing the protocols for the adaptive study.
We plan to commence this clinical program in the first quarter of 2016. The Phase 2b/3 study will be designed to evaluate dosing, safety and efficacy of RP-G28 to decrease abdominal pain and other symptoms related to lactose intolerance. The plans for the Phase 2b/3 study are to (1) evaluate the efficacy of multiple dose levels of RP-G28, and (2) collect qualitative and quantitative evidence to finalize development of its end points to be studied during the later Phase 3 pivotal trial.
Nonclinical Safety Plans
Given the established safety profile of GOS in humans and the lack of significant safety concerns with RP-G28 administered to subjects in the Phase 2a study, no additional non-clinical safety studies are planned to support continued evaluation of RP-G28 in the Phase 2 program.
Guidelines adopted by the FDA and established by ICH require nonclinical studies that specifically address female fertility to be completed before the inclusion of women of child bearing potential in large-scale or long-duration clinical trials (e.g., Phase 3 trials). In the United States, such assessments of embryo-fetal development can be deferred until before Phase 3 using precautions to prevent pregnancy in clinical trials. As the FDA recommended in their June 28, 2010 advice letter, we will continue to evaluate females of child-bearing potential who are willing to use appropriate contraception throughout the duration of any study. In addition, to support Phase 3 studies, we plan to perform ICH-compliant embryo-fetal development toxicology studies of RP-G28. We will then confirm any negative findings from these toxicology studies in a standard battery of ICH-compliant genotoxicity tests using RP-G28.
As FDA recommended in their June 28, 2010 advice letter, we will continue to evaluate females of child-bearing potential who are willing to use appropriate contraception throughout the duration of the protocol. To support Phase 3 studies, we plan to perform ICH-compliant GLP embryo-fetal development toxicology studies of RP-G28. Ritter also plans to confirm the negative findings in a standard battery of ICH-compliant, GLP genotoxicity tests using RP-G28.
Planned Phase 2b/3 Study
The Phase 2b/3 clinical trial that we intend to conduct is being designed as a multi-center double-blinded, placebo controlled clinical trial of approximately 300 subjects to determine the maximum tolerated dose and optimal dose-escalation schedule for RP-G28. The trial is going to assess patients with moderate to severe abdominal pain as measured by a pain Likert scale after a lactose challenge. The Phase

2b/3 clinical trial is being designed to measure additional lactose intolerance symptoms (gas, bloating, diarrhea, cramps) as secondary endpoints. Entry criteria in the Phase 2b/3 study will include a hydrogen breath test to validate lactase deficiency. The Phase 2b/3 study design includes a screening phase; a 30-day course treatment phase and a 30-day post-treatment evaluation phase. The study is designed to gradually escalate the dose beyond the 15 gm/day dose level evaluated in the Phase 2a study. Study subjects are going to abstain from lactose containing food products and then be randomized evenly (1:1:1:1) to receive one of three doses of RP-G28 or placebo for 30 days. Subjects are then going to be followed post-treatment for an additional 30 days while lactose containing food products are re-introduced into their diets. The primary endpoint for the Phase 2b/3 clinical study will be a durable reduction in abdominal pain, with secondary endpoints measuring changes in individual lactose intolerance symptoms (gas, bloating, diarrhea, cramps). The Phase 2b/3 study is also designed to include collection of blood samples to assess systemic exposure to RP-G28 using measurement of serum concentrations of a trisaccharide. This is going to be monitored as a surrogate to assess the systemic bioavailability of orally administered RP-G28. Additionally, the study will require the collection of fecal samples from patients enrolled to evaluate the baseline and changes to the patient’s microbiome that correlate to symptom reduction and lactose tolerance.
In order to gather long-term data on subjects exposed to RP-G28, we also intend for subjects completing the Phase 2b/3 protocol to be offered enrollment in an observational extension study, G28-004. As RP-G28 is expected to provide extended relief from lactose intolerance symptoms beyond the initial 30-day treatment phase, this extension study for the Phase 2b/3 program is going to assess the long-term treatment effect. We intend for the results from this study to guide the need to evaluate an additional 30-day course of treatment in Phase 3 in subjects who experience the return of lactose intolerance symptoms after an initial course of RP-G28.
Adaptive seamless phase 2b/3 designs, such as the Phase 2b/3 pivotal clinical trial for RP-G28 that we are contemplating, are aimed at interweaving the two phases of full development by combining them into one single, uninterrupted study conducted in two steps. Adaptive seamless phase 2b/3 designs enable a clinical trial to be conducted in steps with the sample size calculation selected on the basis of data observed in the first step to continue along to the second step. The main statistical challenge in such a design is ensuring control of the type I error rate. Most methodology for such trials is based on the same endpoint being used for interim and final analyses. A type I error is one in which the adaptation process leads to design, analysis, or conduct flaws that introduce bias that increases the chance of a false conclusion that a treatment is effective (a type I error). Controlling type I error can be accomplished by prospectively specifying and including in the statistical analysis plan all possible adaptation plans that may be considered during the course of the trial. We intend to work with a CRO to determine how best to control type I error in our Phase 2b/3 study.
Research and Development Agreement with Kolu Pohaku Technologies and Kolu Pohaku Management, LLC
As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” on November 30, 2010, we entered into the R&D Agreement with KPT and KPM. The R&D Agreement called for KPT to make a series of payments to us totaling $1,750,000 in exchange for us performing certain research and development activities in Hawaii for the benefit of KPT (referred to herein as the KP Research), from the effective date of the agreement through December 31, 2014. The KP Research consisted of the initial phase of research, including the conduct of Phase 2 clinical trials in Hawaii for RP-G28. Under the terms of the R&D Agreement, we maintained sole and exclusive control over the manner in which we and our employees and contractors performed the KP Research and ownership of the results of our ongoing research related to RP-G28, although KPT maintained ownership of the results of the KP Research. Inventions, developments, and improvements arising out of the KP Research were owned by KPT. Under the terms of the R&D Agreement we would bear any costs involved in obtaining patents for any inventions, developments or improvements resulting from the KP Research. In exchange for the irrevocable, perpetual, exclusive, worldwide right and license to the results of the KP Research, we agreed to pay a quarterly royalty payment to KPT of  $32,000 commencing March 31, 2015 and continuing through December 31, 2035 or until such time as the KPM Option (describe below) was exercised. The license included, without limitation, our right to sublicense the KP Research and to make, have made, use, sell, offer for sale and import products based, in whole or in part, on the KP Research. The R&D Agreement was subsequently amended on, July 6, 2011, September 30, 2011, February 6, 2012 and November 4, 2013 to increase the funding to be received by us thereunder and to add royalty payments made by us for years subsequent to the original agreement.
In connection with the R&D Agreement, we also granted an option, the KPM Option, to KMP. Pursuant to the terms of the KPM Option Agreement, we had the right to put to KPM and KPM had the right to call from us 1,469,994 shares of our Series B preferred stock at any time after December 31, 2014. The number of shares was determined by dividing the $1,750,000 of payments made by KPT to us under the R&D Agreement by the Series B preferred stock original issue price of  $1.19 per share. On March 26, 2015, we exercised our right to put the KPM Option and issued 1,469,994 shares of Series B preferred stock to KPM, or the KPM Shares. Pursuant to the terms of the KPM Option Agreement, our issuance of the KPM Shares to KPM resulted in the full satisfaction of our obligation to make royalty payments to KPT under the R&D Agreement and also resulted in the termination of the R&D Agreement and therefore KPM’s and KPT’s right, title, and interest in the KP Research under the R&D Agreement is assigned to Ritter. KPM and KPT have agreed to take all steps necessary to perfect the assignment of such right, title, and interest to Ritter.
Clinical Supply and Cooperation Agreement with Ricerche Sperimentali Montale and Inalco SpA
In December 2009, we entered into a Clinical Supply and Cooperation Agreement, or the Supply Agreement, with Ricerche Sperimentali Montale, or RSM, and Inalco SpA, or Inalco. Pursuant to the terms of the Supply Agreement, RSM has exclusively manufactured for us, and will continue to manufacture for us in connection with our Phase 2b/3 study, an improved form of GOS (higher purity), or Improved GOS. RSM also agreed that it will not, except as necessary for RSM to perform its obligations under the Supply Agreement, market or sell Improved GOS, or any galacto-oligosaccharides that are of greater purity to any third party. In addition to our payments to RSM for the GOS manufactured or to be manufactured by RSM for us in connection with our clinical trials, we agreed to pay RSM certain milestone payments including a payment of  $50,000 as consideration for its assistance in seeking the necessary regulatory approvals for RP-G28 (consisting of a payment of  $25,000 upon the effective date of the Supply Agreement and a payment of  $25,000 upon completion to our satisfaction of the drug master file submission to the FDA related to RP-G28 or another product using Improved GOS). We also agreed to pay a monthly fee of  $7,000 in consideration of the services provided by RSM under the agreement, which will become payable 30 days after our receipt of  $10,000,000 from a financing transaction, or the Financing Receipt, until such time as the parties agree that RSM’s support for regulatory approval is no longer required, which is expected to be after the completion of our Phase 3 studies. Pursuant to the terms of the Supply Agreement, we also agreed to reimburse RSM for its reasonable costs actually incurred in purchasing certain equipment required to perform its analysis methods for Improved GOS, which equipment we will own upon payment.
Pursuant to the terms of the Supply Agreement, RSM granted us an exclusive worldwide option to the assignment of all right, title and interest to the Improved GOS, or the Improved GOS IP, which we may exercise by paying RSM $1,000,000, within 10 days of a Financing Receipt, which would include this offering. As additional consideration for the assignment of the Improved GOS IP, we agreed to pay RSM an additional $1,000,000 within 10 days of the approval by the FDA of the NDA for our first product containing Improved GOS. Under the terms of the Supply Agreement, we would continue to make the monthly payments to RSM until such time as the parties agree that RSM’s support for regulatory approval is no longer required. See the section below entitled “Intellectual Property — Patents and Proprietary Rights Covering Our Drug Candidates” for additional information regarding the Improved GOS IP.
Pursuant to the terms of the Supply Agreement, the parties to the Supply Agreement have agreed that in the event we are able to obtain a Financing Receipt, the parties to the Supply Agreement will enter into a further agreement, or the Proposed Agreement, for the purpose of clarifying future manufacturing services to be provided by RSM to us regarding Improved GOS and payment by us for such services. The Supply Agreement sets forth certain terms and conditions that the parties to the agreement have agreed will be included in the Proposed Agreement, including, among other things, a provision that calls for certain milestone payments to be paid to RSM by us in the event we receive approval from the FDA to market

RP-G28 or another product using Improved GOS, which milestone payments will be based upon the number of  “units” sold by us containing Improved GOS. The Proposed Agreement will terminate upon the expiration of the first patent filed by RSM regarding Improved GOS.
The Supply Agreement was amended in September 2010. Pursuant to the terms of the amendment, we have paid all obligations to RSM in satisfaction of the payment due to RSM upon completion to our satisfaction of the drug master file submission to the FDA related to RP-G28 (as described above). The amendment also further defined the terms and conditions of the supply of Improved GOS by RSM to us to ensure adequate and timely delivery of Improved GOS to us.
Commercialization
Given our stage of development, we have not yet established a commercial organization or distribution capabilities. RP-G28, if approved, is intended to be prescribed to patients suffering from lactose intolerance. These patients are normally under the care of a gastroenterologist and/or a primary care physician. Our current plan is to evaluate a possible partnership to commercialize RP-G28 for the reduction of symptoms associated with lactose intolerance in patients in the United States and Europe if it is approved. We may also build our own commercial infrastructure or utilize contract reimbursement specialists, sales people and medical education specialists, and take other steps to establish the necessary commercial infrastructure at such time as we believe that RP-G28 is approaching marketing approval. Outside of the United States and Europe, subject to obtaining necessary marketing approvals, we will likely seek to commercialize RP-G28 through distribution or other collaboration arrangements for patients suffering from lactose intolerance.
Competition
The biopharmaceutical industry is characterized by intense competition and rapid innovation. Although we know of no other drug candidate in advanced clinical trials for treating lactose intolerance, other biopharmaceutical companies may be able to develop other compounds or drugs that are able to achieve similar or better results. Our potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.
Intellectual Property
The proprietary nature of, and protection for, our product candidates and our discovery programs, processes and know-how are important to our business. We have sought patent protection in the United States and internationally for uses of RP-G28 and our discovery programs, and any other inventions to which we have rights, where available and when appropriate. Our policy is to pursue, maintain and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets that may be important to the development of our business. We do not have composition of matter patent protection for RP-G28, which may result in competitors being able to offer and sell products so long as these competitors do not infringe any other patents that we hold, or that third parties hold, including patents in Europe to which we have an exclusive option of assignment, which are directed to methods of manufacturing and purified RP-G28, and U.S. patents that we own, that are directed to methods of using RP-G28.
Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our product candidates, discovery programs and processes from commercial competition. Furthermore, we cannot be sure that issued patents will not be challenged in court as invalid or in the Patent Office as unpatentable. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors — Risks Relating to Our Intellectual Property.”
Patents and Proprietary Rights Covering Our Drug Candidates
We strive to protect our product candidates and exclusivity rights, as well as both maintain and fortify our position in the field of reduction of symptoms associated with lactose intolerance. We believe our intellectual property portfolio consists of early and broad filings in the area. We have focused on patents and patent applications relating to where possible, use of our products in disease treatment. We have sought and continue to seek the strongest possible intellectual property protection available to us in order to prevent others from directly competing with us, as well as to exclude competition around our products where possible, their manufacture, and methods for use of the products in disease treatment. Our intellectual property portfolio related to RP-G28 contains four issued patents and at least 15 other related, pending patent applications in the United States and worldwide for Ritter Pharmaceuticals-owned inventions. As described above, Ritter Pharmaceuticals also holds an option to acquire a patent family, currently owned and controlled by Inalco, S.p.A., including claims generally directed to processes for producing an improved form of galactoologosaccharides (GOS) mixtures (higher purity); this family includes issued patents in Italy (not expiring until 2029), Germany, and the Netherlands (not expiring until 2030), as well as applications pending in the United States, China, India, and other jurisdictions that, if issued, will not expire until 2030.
This portfolio includes patents and proprietary rights related to:
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U.S. Patent No. 8,486,668, which has a current expiry date of February 17, 2030, includes claims generally directed to methods for treating lactose intolerance comprising administering, for a predetermined number of days, a high purity galactooligosaccharides (GOS) pharmaceutical composition, and wherein the administration leads to a persistent decrease in at least one symptom of lactose intolerance;

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U.S. Patent No. 8,492,124, which has a current expiry date of February 17, 2030, includes claims generally directed to methods for treating lactose intolerance comprising administering, for a predetermined number of days, a controlled release pharmaceutical composition that contains galoctooligosaccharides (GOS), but does not contain a probiotic;

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U.S. Patent No. 8,785,160, which has a current expiry date of February 17, 2030, includes claims generally directed to methods for treating lactose intolerance comprising administering a hydrogen breath test, diagnosing lactose intolerance based upon the hydrogen breath test, and administering a high purity galactooligosaccharides (GOS) pharmaceutical composition; and

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United Kingdom Patent No. GB2480042, which has a current expiry date of February 16, 2030, includes claims generally directed to a solid oral unit-dosage form of a high purity galactoologosaccharides (GOS).

The Company is pursuing patent applications. These applications are pending in the United States, Europe, Japan and other jurisdictions, and, if they issue as patents, will not expire until at least 2030, and include claims generally directed to (i) oral dosage forms of a higher purity galactoologosaccharides (GOS), (ii) use of galactoologosaccharides (GOS) for treating lactose intolerance, and (iii) methods of preventing or reducing certain symptoms of lactose intolerance using galactoologosaccharides (GOS) dosage forms.
Intellectual Property Strategy
We continually assess our intellectual property strategy in order to fortify our position in our market space. To that end, we are prepared to file additional patent applications in any of the above families should our intellectual property strategy require such filings and/or where we seek to adapt to competition or seize business opportunities. Further, we are prepared to file patent applications relating to the other products in our pipeline soon after the experimental data necessary for a strong application become available and our cost-benefit analyses justify filing such applications. In addition to filing and prosecuting patent applications in the United States, we typically file counterpart patent applications in Europe and additional countries where we think such foreign filing is likely to be beneficial.
We do not know if patents will be issued for all of the patent applications in our portfolio. Furthermore, for patent claims now issued and for claims to be issued in the future, we do not know if such claims will provide significant proprietary protection to our drug candidates and proprietary technologies or if they will be challenged, circumvented, or invalidated. Our success will in part depend on our ability to obtain and maintain patents protecting our drug candidates, technologies and inventions, to operate without infringing the proprietary rights of third parties, and to enforce and defend our patents and ensure others do not infringe on our proprietary rights.
The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may be shortened if a patent is terminally disclaimed over another patent or as a result of delays in patent prosecution by the patentee, and a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent.
The patent term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug or biologic is under regulatory review. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug or biologic may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug or biologic. In the future, if and when our pharmaceutical products receive FDA approval we expect to apply for patent term extensions on patents covering those products. We anticipate that some of our issued patents may be eligible for patent term extensions. For more information regarding U.S. patent laws, see “Business — Government Regulation.”
In addition to the patent term extension rights described above, any of our product candidates that receive FDA approval may also be eligible for market exclusivity protection under the Federal Food, Drug and Cosmetic Act or the Biologics Price Competition and Innovation Act of 2009. For more information regarding market exclusivity laws, see “Business — United States Government Regulation.”
Many pharmaceutical companies, biotechnology companies and academic institutions are competing with us in the field of the reduction of symptoms associated with lactose intolerance and the manufacture of purified galactooligosaccharides, generally, and are filing and prosecuting patent applications potentially relevant to our business. In order to contend with the inevitable possibility of third party intellectual property conflicts, from time to time, we review and assess the third-party intellectual property landscape for competitive and other developments that may inform or impact our intellectual property development and commercialization strategies. From time to time, we may find it necessary or prudent to obtain licenses from third party intellectual property holders. Where licenses are readily available at reasonable cost, such licenses are considered a normal cost of doing business. In other instances, however, where a third party holds relevant intellectual property and is a direct competitor, a license might not be available on commercially reasonable terms or available at all. Accordingly, we attempt to manage the risk that such third party intellectual property may pose by conducting, among other measures, patent landscape studies to guide our early-stage research away from areas where we are likely to encounter obstacles in the form of third party intellectual property. As our programs advance, we continue to monitor the intellectual property landscape in an effort to assess the advisability of licensing third party intellectual property or taking other appropriate steps to address such development issues in the manner we deem in the best interests of the Company.
With respect to third party intellectual property, it is impossible to establish with certainty that our product candidates will be free of claims by third party intellectual property holders or whether we will require licenses from such third parties. Even with modern databases and on-line search engines, literature searches are imperfect and may fail to identify relevant patents and published applications. Further, pending patent applications may not be published or otherwise accessible through literature searches. Even when a third party patent is identified, we may conclude upon a thorough analysis that we do not infringe the patent or that the patent is invalid. If the third party patent owner disagrees with our conclusion and we continue with the business activity in question, we might have patent litigation thrust upon us. Alternatively, we might decide to initiate litigation (or an administrative proceeding in the Patent Office) in an attempt to have a court declare the third party patent invalid or we may decide to initiate litigation in an attempt to have a court declare the third party patent not infringed by our existing or planned activity. In either scenario, patent litigation or post-grant challenges in the Patent Office typically are costly and time-consuming, and the outcomes are uncertain. The outcome of patent litigation and/or post-grant challenges in the Patent Office are subject to uncertainties that cannot be quantified in advance, for example, the credibility of expert witnesses who may disagree on technical interpretation of scientific data. Ultimately, in the case of an adverse outcome in litigation, we could be prevented from commercializing a product or using certain aspects of our discovery platform as a result of patent infringement claims asserted against us. This could have a material adverse effect on our business.
To protect our competitive position, it may be necessary to enforce our patent rights through litigation against infringing third parties. Litigation to enforce our own patent rights is subject to the same uncertainties discussed above. In addition, however, litigation involving our patents carries the risk that one or more of our patents will be held invalid (in whole or in part, on a claim-by-claim basis), being held unenforceable, or being subject to a post-grant challenge in the Patent Office and deemed unpatentable. Such adverse court rulings could allow third parties to commercialize virtual copies our products, and then compete directly with us, without payment to us.
Trade Secrets
In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect our proprietary information. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.
Option to Acquire Inalco Patent
We are party to a Clinical Supply and Cooperation Agreement with Richerche Sperimental Montale spA, or RSM, and Inalco SpA, related to the manufacture and supply of galactooligosaccharides with high purity. Under that Agreement, RSM granted us an exclusive option to assignment of all “Improved GOS IP,” which we understand to include certain pending patent applications related to method for the manufacture of highly purified galactooligosaccharides, as used in RP-G28. The Agreement provided for conditions under which we may exercise that exclusive option. We may be unable to satisfy those conditions. Even if we are able to satisfy those conditions, the parties to the Agreement may be unwilling to assign the pending application to us. Furthermore, those pending application may be deemed unpatentable, and therefore never be issue as enforceable patents.
Manufacturing
We do not own or operate manufacturing facilities for the production of any of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently rely on third-party contract manufacturers for all of our required raw materials, active pharmaceutical ingredient and finished product for our preclinical research and clinical trials. We do not have long-term agreements with any of these third parties. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates if they are approved. If any of our products are approved by any regulatory agency, we intend to enter into agreements with a third-party contract manufacturer and one or more back-up manufacturers for the commercial production of those products. Development and commercial quantities of any products that we develop will need to be manufactured in facilities, and by processes, that comply with the requirements of the FDA and the regulatory agencies of other jurisdictions in which we are seeking approval. We currently employ internal resources to manage our manufacturing contractors.
Government Regulation and Product Approval
Governmental authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing and export and import of products such as those we are developing. Our product candidates must be approved by the FDA through the NDA process before they may be legally marketed in the United States and by the EMA through the MAA process before they may be legally marketed in Europe. Our product candidates will be subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.
United States Government Regulation
NDA Approval Processes
In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and implementing regulations. Failure to comply with the applicable U.S. requirements at any time during the product development process or approval process, or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:
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refusal to approve pending applications;

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withdrawal of an approval;

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imposition of a clinical hold;

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warning letters;

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product seizures and/or condemnation and destruction;

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total or partial suspension of production or distribution; or

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injunctions, fines, disgorgement, or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:
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completion of nonclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices, or GLPs, or other applicable regulations;

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submission to the FDA of an IND, which must become effective before human clinical trials may begin;

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performance of adequate and well-controlled human clinical trials according to Good Clinical Practices, or GCPs, to establish the safety and efficacy of the proposed drug for its intended use;

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submission to the FDA of a NDA;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current Good Manufacturing Practices, or cGMPs, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

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FDA review and approval of the NDA.

Once a pharmaceutical candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted. In addition to including the results of the nonclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.
All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must timely report to FDA serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the study until completed and otherwise comply with IRB regulations.
Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
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Phase 1.   The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2.   Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. Although there are no statutory or regulatory definitions for Phase 2a and Phase 2b, Phase 2a is commonly used to describe a Phase 2 clinical trial designed to evaluate efficacy, adverse effects and safety risks and Phase 2b is commonly used to describe a subsequent Phase 2 clinical trial that also evaluates dosage tolerance and optimal dosage.

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Phase 3.   Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.

Adaptive seamless phase 2b/3 designs, such as the Phase 2b/3 pivotal clinical trial for RP-G28 that we are contemplating, are aimed at interweaving the two phases of full development by combining them into one single, uninterrupted study conducted in two steps. Adaptive seamless phase 2b/3 designs enable a clinical trial to be conducted in steps with the sample size calculation selected on the basis of data observed in the first step to continue along to the second step. The main statistical challenge in such a design is ensuring control of the type I error rate. Most methodology for such trials is based on the same endpoint being used for interim and final analyses. A type I error is one in which the adaptation process leads to design, analysis, or conduct flaws that introduce bias that increases the chance of a false conclusion that a treatment is effective (a type I error). Controlling type I error can be accomplished by prospectively specifying and including in the statistical analysis plan all possible adaptation plans that may be considered during the course of the trial. We intend to work with a CRO to determine how best to control type I error in our Phase 2b/3 study.
Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.
During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. For instance, we held a Type C meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products on February 20, 2013. The purpose of the meeting was to obtain the FDA’s feedback on the planned clinical development program and future necessary clinical studies, inform the FDA of our ongoing development plans, gain feedback on relevant clinical trial design and end points related to patient meaningful benefits, and to inform the FDA of the status of our product characterization. At the time of our meeting, we were not contemplating an adaptive design Phase 2b/3 clinical trial. Based on RP-G28’s mechanism of action, data from the Phase 2a clinical study, and further research conducted after the Type C Meeting in early 2013, however, we now intend to conduct our next clinical trial as an adaptive design Phase 2b/3 clinical trial. We do not intend to request an additional meeting to seek FDA guidance about this specific clinical development plan.
FDA meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support the approval of the new drug. If a Phase 2 clinical trial is the subject of discussion at the end of Phase 2 meeting with the FDA, a sponsor may be able to request a Special Protocol Assessment, or SPA, the purpose of which is to reach agreement with the FDA on the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim.
According to published guidance on the SPA process, a sponsor which meets the prerequisites may make a specific request for a SPA and provide information regarding the design and size of the proposed clinical trial. The FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. A SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the record. The agreement will be binding on the FDA and may not be changed by the sponsor or the FDA after the trial begins except with the written agreement of the sponsor and the FDA or if the FDA determines that a substantial scientific issue essential to determining the safety or efficacy of the drug was identified after the testing began.
Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing commercial quantities of the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug and the manufacturer must develop methods for testing the quality, purity and potency of the drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its proposed shelf-life.
The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests and other control mechanisms, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified circumstances. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination of whether it is sufficiently complete to permit substantive review. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.
Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested.
Patent Term Restoration and Marketing Exclusivity
Depending upon the timing, duration and specifics of FDA marketing approval of RP-G28, one of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for extension must be made prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.
Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
Pediatric Exclusivity and Pediatric Use
Under the Best Pharmaceuticals for Children Act, or BPCA, certain drugs may obtain an additional six months of exclusivity, if the sponsor submits information requested in writing by the FDA (a Written Request) relating to the use of the active moiety of the drug in children. The FDA may not issue a Written Request for studies on unapproved or approved indications or where it determines that information relating to the use of a drug in a pediatric population, or part of the pediatric population, may not produce health benefits in that population.
We have not received a Written Request for such pediatric studies, although we may ask the FDA to issue a Written Request for such studies in the future. To receive the six-month pediatric market exclusivity, we would have to receive a Written Request from the FDA, conduct the requested studies in accordance with a written agreement with the FDA or, if there is no written agreement, in accordance with commonly accepted scientific principles, and submit reports of the studies. A Written Request may include studies for indications that are not currently in the labeling if the FDA determines that such information will benefit the public health. The FDA will accept the reports upon its determination that the studies were conducted in accordance with and are responsive to the original Written Request or commonly accepted scientific principles, as appropriate, and that the reports comply with the FDA’s filing requirements.
In addition, the Pediatric Research Equity Act, or PREA, requires all applications (or supplements to an application) submitted under section 505 of the FDCA (21 U.S.C. §355) for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration to contain a pediatric assessment unless the applicant has obtained a waiver or deferral. It also authorizes the FDA to require holders of approved NDAs for marketed drugs to conduct pediatric studies under certain circumstances. In general, PREA applies only to those drugs developed for diseases and/or conditions that occur in both the adult and pediatric populations. Products intended for pediatric-specific indications will be subject to the requirements of PREA only if they are initially developed for a subset of the relevant pediatric population.
As part of the Food and Drug Administration Safety and Innovation Act, Congress reauthorized both BPCA and PREA, which were slated to expire on September 30, 2012, and made both laws permanent.
Orphan Drugs
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic.
If a product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full NDA, to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.
A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Orphan drug exclusive marketing rights in the United States also may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.
We intend to explore orphan drug designation for RP-G28 for any orphan indication in which there is a medically plausible basis for treatment of the indication through colonic adaptation of gut bacteria.
Post-approval Requirements
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:
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compliance with current good manufacturing practices;

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record-keeping requirements;

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reporting of adverse experiences with the drug;

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providing the FDA with updated safety and efficacy information;

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drug sampling and distribution requirements;

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notifying the FDA and gaining its approval of specified manufacturing or labeling changes; and

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complying with FDA promotion and advertising requirements.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP and other laws.
We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products. Future FDA and state inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.
From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.
Regulation Outside of the United States
In addition to regulations in the United States, we will be subject to regulations of other countries governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials in such countries and approval of the regulators of such countries or economic areas, such as the European Union, before we may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.
Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.
Reimbursement
Sales of our products will depend, in part, on the extent to which the costs of our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payors do not consider our products to be cost-effective compared to other therapies, they may not cover our products after approved as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.
The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for our products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.
The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the “ACA”), enacted in March 2010, is expected to have a significant impact on the health care industry. The ACA is expected to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, the ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. We cannot predict the impact of the ACA on pharmaceutical companies, as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred. In addition, some members of the U.S. Congress have been seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and alternative health care reform proposals. Any legal challenges to the ACA, as well as Congressional efforts to repeal the ACA, add to the uncertainty of the legislative changes enacted as part of the ACA.
In addition, in some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.
Legal Proceedings
From time to time, we are involved in various legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, operating results or financial condition.
Facilities
Our corporate headquarters and clinical development operations are located in Los Angeles, California, where we lease and occupy approximately 1,712 square feet of office and storage space. On September 1, 2013, we executed a new two-year lease agreement for this space ending September 30, 2015, which calls for a minimum monthly rent of approximately $5,000 and an annual increase of 3%. We believe that our facility is suitable and adequate for our current needs.
Employees
As of April 30, 2015, we had five employees, all of whom were full time employees. None of our employees is represented by a labor union, and we consider our relationship with our employees to be good.

MANAGEMENT
Executive Officers and Directors
The following table sets forth certain information about our executive officers and directors as of the date of this prospectus:
Name	Age	Position(s)
Executive Officers:
Michael D. Step	55	Chief Executive Officer and Director
Samuel O. Lynn	47	Chief Financial Officer
Andrew J. Ritter	32	President and Director
Ira E. Ritter	65	Executive Chairman, Chief Strategic Officer and Director
Non-Employee Directors:
Noah Doyle	47	Director
Matthew W. Foehr	42	Director
Paul V. Maier	67	Director
Gerald T. Proehl	56	Director
Executive Officers
Michael D. Step became our Chief Executive Officer on October 1, 2014. He has served as a director of the Company since 2012. Mr. Step has over 20 years of business development and corporate development experience in the pharmaceutical industry. Prior to joining the Company as its Chief Executive Officer, Mr. Step served as Senior Vice President of Corporate Development at Santarus, Inc., or Santarus, and a member of its executive committee, from 2005 to January 2014, when Santarus was sold to Salix Pharmaceuticals, Ltd. At Santarus, Mr. Step was responsible for corporate development activities. Prior to joining Santarus, he served as Vice President, Corporate Development for Amylin Pharmaceuticals, Inc., or Amylin, from 2000 to 2005. In this capacity, he was responsible for leading corporate development activities, including product licensing, strategic planning, and mergers and acquisitions evaluations. Before joining Amylin, Mr. Step served as Senior Director, Business Development at Dura Pharmaceuticals, Inc., or Dura Pharmaceuticals, from 1997 to 2000. In this position, his duties included licensing of marketed pharmaceutical products. Prior to joining Dura Pharmaceuticals, he served in corporate development and strategic planning at Hoffmann-La Roche, from 1996 to 1997, and held various sales and management roles at Roche Labs, from 1994 to 1996, and Syntex Labs, from 1992 to 1994. Mr. Step holds a B.A. in political science from Vanderbilt University and a M.B.A. from the University of Southern California.
Qualifications:   We believe that Mr. Step is well qualified to serve on our board of directors and as Chief Executive Officer of the Company due to his over 20 years’ experience in the pharmaceutical industry, serving in senior leadership roles within public pharmaceutical companies including in the gastrointestinal disease segment. Mr. Step has served in various executive management positions in sales and sales management, many aspects of pharmaceutical commercialization, strategic planning, business development and licensing providing both strategic and operational vision and guidance. His extensive experience gives him valuable insight into our industry as well as seasoned business judgment.
Samuel O. Lynn became our Chief Financial Officer on January 22, 2015. Mr. Lynn is currently a managing partner of Chord Advisors, LLC, an advisory firm that provides targeted financial solutions to public and pre-IPO small and mid-sized companies. From 2007 to 2014, Mr. Lynn was the Americas Director of Accounting Policy for Goldman Sachs Group, Inc. Mr. Lynn held a similar position with UBS AG from 2005 to 2007. From 1996 to 2005, Mr. Lynn was an audit professional with KPMG LLP, last serving as an audit partner in the firm’s U.S. national office. While at KPMG, Mr. Lynn also served a two-year fellowship at the Financial Accounting Standards Board. Prior to joining KPMG in 1996, Mr. Lynn was an audit manager with Ernst & Young in their Houston, Texas office. Mr. Lynn earned a Bachelor of Accountancy from the University of Oklahoma and is a CPA in New York State.
Andrew J. Ritter co-founded the Company in March 2004 and has served as its President and Chief Executive Officer since that time, until relinquishing the role of Chief Executive Officer to Mr. Step in October 2014. Mr. Ritter has also been a member of our board of directors since he founded the Company in 2004. Mr. Ritter has been actively studying the field of lactose intolerance for over 15 years and currently holds six patents and over fifteen pending international patent applications. In addition, he has co-published articles in Nutrition Journal, Gastroenterology and Food Technology. He has also given presentations at major healthcare and medical conferences such as Digestive Disease Week, among others, and has been a guest lecturer of entrepreneurship at various graduate and undergraduate schools throughout Los Angeles including: University of Southern California Marshall School of Business, University of California at Los Angeles Anderson School of Business and Pepperdine University Graziadio School of Business and Management. Since 2010, Mr. Ritter has also acted as a managing partner of Stonehenge Partners, a private investment fund which provides working capital and executive leadership to a variety of businesses and industries including: real estate, technology, biotechnology, entertainment and service businesses. Mr. Ritter served as a Los Angeles City Commissioner on the Commission for Children, Youth and Their Families from 2000 to 2002. He holds a B.A. in Political Science and a minor in Business from the University of Southern California and was a member of the 2002 Pac-10 Championship baseball team. He graduated from the Stanford Graduate School of Business’ Executive Education on Influence and Negotiation Strategies.
Qualifications:   We believe that Mr. Ritter is well qualified to serve on our board of directors due to his over 15 years of research experience working in lactose intolerance and digestive diseases. Having founded the Company and invented Lactagen™, Mr. Ritter has an in depth knowledge of the Company, and provides senior leadership on the clinical and product development matters facing the Company. Mr. Ritter also brings to the board of directors an extensive scientific and operational background gained previously at Ritter Natural Sciences and over the years at Ritter Pharmaceuticals, Inc.
Ira E. Ritter has served as our Co-Founder, Chief Strategic Officer and Executive Chairman of the board of directors since 2004. Mr. Ritter has extensive experience creating and building diverse business enterprises and has provided corporate management, strategic planning and financial consulting for a wide range of market segments. Since 2010, Mr. Ritter has also acted as a managing partner of Stonehenge Partners. Mr. Ritter served as President and Vice Chairman of Quality King, Inc., a national wholesale distributor of healthcare products, from 1992 to 2000. From 1998 to 2001, he served as President and Chairman of Rockwood Investments Inc., a business he developed which produced private label health and beauty products for major national retailers, including GNC and K-Mart. He also served as Chairman of ON-TV, a division of Oak Industries, Inc., from 1982 to 1985, where he managed the television division initiating exclusive broadcasts of Los Angeles, Chicago, and New York professional baseball, basketball, and hockey games. During this tenure, he produced the first televised home shopping program and directed development of the largest “pay-per-view” channel system for its time. Mr. Ritter served on the board of directors for Martin Lawrence Art Galleries from 1980 to 1985 helping take it public on The New York Stock Exchange. During his 20 years as a publisher, he produced monthly national consumer magazines focused on health & fitness, women’s issues and the environment. Mr. Ritter also has a long history of public service that includes appointments by three Governors to several State of California Commissions including eight years served as Commissioner on the California Prison Industry Authority. He has guest lectured at University of Southern California Marshall School of Business and Pepperdine University Graziadio School of Business where he also serves as an advisory board member to Pepperdine’s Graduate School of Education and Psychology, Social Entrepreneurship and Change Program. Presently he serves on the board of directors for Vitavis Laboratories. In 1981, Mr. Ritter was honored with the City of Hope’s Man of the Year award.
Qualifications:   We believe that Mr. Ritter is well suited to serve on our board of directors due to his over 40 years’ experience overseeing daily operations of diverse business enterprises, and his managing public as well as private companies. Mr. Ritter provides our board of directors with extensive background in operational and strategic planning, as well as general executive and leadership expertise. Mr. Ritter has served on the boards of several companies during his career.
Non-Employee Directors
Noah Doyle has served as a director of the Company since September 2008. He has been an entrepreneur and investor for over 20 years. Mr. Doyle is the managing director of Javelin Venture Partners GP, LLC, the general partner of Javelin Venture partners GP, L.P., which is the general partner of Javelin and the manager of Javelin I. Prior to forming the first Javelin entities in 2008, Mr. Doyle supported over a dozen start-ups as an angel investor, including Keyhole, Inc., or Keyhole, (acquired by Google Inc. in 2004), Cantametrix, Inc. (acquired by Gracenote, Inc. in 2002), Amae Software (acquired by Verint Systems, Inc. in 2006), Nuvon, Inc., Aquea Scientific Corporation, Emdigo Inc., Magnacash Inc. (acquired by Yaga, Inc. in 2001), and i-mint India. Mr. Doyle most recently directed the enterprise product line for Google’s geospatial products, Google Earth and Google Maps, from 2004 to 2007. From 2002 to 2004 he managed the Sales and Corporate Development functions at Keyhole, which created the first Web hosted digital earth model. Prior to Keyhole, Mr. Doyle helped establish the Internet loyalty rewards marketplace as a co-founder of MyPoints.com, or MyPoints, the largest Internet loyalty program with over 6 million active members, where he led product management and business development functions from the company’s inception in 1996 through its initial public offering and subsequent acquisition by United Airlines in 2002. Prior to joining MyPoints, Mr. Doyle was based in Tokyo where he managed overseas sales and marketing for the OEM channel of Matsushita’s (Panasonic) communications equipment subsidiary in Japan, from 1990 to 1994. He was chairman of the management board of the University of California, Berkeley’s campus bookstore, a $17 million retail operation, and also held product management and operations management roles at IBM/Rational (Pure Atria) and Oracle, from 1989 to 1990. Mr. Doyle holds M.B.A. and B.A. Economics degrees, as well as certificates in Management of Technology and Global Management from University of California — Berkeley.
Qualifications:   We believe that Mr. Doyle is well suited to serve on our board of directors due to his over 20 years of experience as an entrepreneur and investor. Mr. Doyle has experience as a venture capitalist building and serving on the boards of many public and private emerging companies in leadership roles providing guidance on finance, development and operational growth. Mr. Doyle holds an M.B.A, as well as certificates in Management of Technology and Global Management from University of California — Berkeley.
Matthew W. Foehr has served as a director of the Company since February 1, 2015. He currently serves as President and Chief Operating Officer at Ligand Pharmaceuticals Incorporated. Prior to joining Ligand in 2011, Mr. Foehr was Vice President and Head of Consumer Dermatology R&D, as well as Acting Chief Scientific Officer of Dermatology, in the Stiefel division of GlaxoSmithKline, or GSK. Following GSK's acquisition of Stiefel in 2009, Mr. Foehr led the R&D integration of Stiefel into GSK. At Stiefel Laboratories, Inc., Mr. Foehr served as Senior Vice President of Global R&D Operations, Senior Vice President of Product Development & Support, and Vice President of Global Supply Chain Technical Services. Prior to Stiefel, Mr. Foehr held various executive roles at Connetics Corporation including Senior Vice President of Technical Operations and Vice President of Manufacturing. Currently, he is a member of the board of directors of Viking Therapeutics Inc. Mr. Foehr is the author of multiple scientific publications and is a named inventor on numerous U.S. patents. He received his Bachelor of Science degree in Biology from Santa Clara University.
Qualifications: We believe that Mr. Foehr is well suited to serve on our board of directors due to his more than 20 years of experience in the pharmaceutical industry and his experience managing global operations and research and development programs.
Paul V. Maier has served as a director of the Company since April 9, 2015. From November 2009 through June 2014, Mr. Maier served as the Chief Financial Officer of Sequenom Inc., a publicly held company serving the discovery, clinical research, and diagnostics market. From February 2007 until November 2009, he served as an independent financial consultant. Previously, Mr. Maier was Senior Vice President and Chief Financial Officer of Ligand Pharmaceuticals Inc., a commercial stage biopharmaceutical company, a position he held from 1992 through 2007. From 1990 to 1992, Mr. Maier served as Vice President, Finance of DFS West, a division of DFS Group LP, a private multinational retailer. From 1984 to 1990, Mr. Maier was employed by ICN Pharmaceuticals, a pharmaceutical and biotechnology research products company, where he held various executive positions in finance and general management in ICN as well as SPI Pharmaceuticals, a publicly held subsidiary. Mr. Maier currently serves on the Board of Directors of International Stem Cell Corporation, Apricus Biosciences, MabVax Therapeutics, and Biological Dynamics. Mr. Maier received an MBA from Harvard Business School and a BS from Pennsylvania State University.

Qualifications: We believe that Mr. Maier is well suited to serve on our board of directors due to his over 25 years of experience as a senior executive in biotechnology and pharmaceutical companies and his extensive experience in finance.
Gerald T. Proehl has served as a director of the Company since April 2014. From January 2002 to January 2014, Mr. Proehl was the President, Chief Executive Officer and a Director of Santarus, Inc. (“Santarus”), a company that he helped to found in 1999. From March 2000 through December 2001, Mr. Proehl was President and Chief Operating Officer of Santarus, and from April 1999 to March 2000, Mr. Proehl was Vice President, Marketing and Business Development of Santarus. Mr. Proehl helped lead the sale of Santarus to Salix Pharmaceuticals in January of 2014. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc. (“Hoechst”), a global pharmaceutical company, for 14 years, where he served in various capacities, including Vice President of Global Marketing. During his career at Hoechst he worked across numerous therapeutic areas, including CNS, cardiovascular, and gastrointestinal. Mr. Proehl currently serves on the board of directors of Auspex Pharmaceuticals, Inc., a pre-NDA biopharmaceutical company focused on developing and commercializing novel medicines for the treatment of orphan diseases. He also serves on the board of directors of Sophiris Bio Inc., a publicly traded company developing a late-stage, targeted treatment for benign prostatic hyperplasia. Mr. Proehl also serves on a number of private company boards including Kinetek Sports, Patara Pharma LLC, MDRejuvena, Inc. and Dermata Therapeutics, LLC. Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst College.
Qualifications: We believe that Mr. Proehl is well suited to serve on our board of directors due to his general business and commercial experience in the pharmaceutical industry, as well as his strong background in business operations developed through his leadership at other companies.
Board Observers
The right of the board observers to attend meetings of our board of directors will terminate on an initial public offering having aggregate gross proceeds greater than $10,000,000.
Thomas J. Adamek is responsible for all operational aspects of Stonehenge and its fund management activities. Prior to co-founding Stonehenge in 1999, Mr. Adamek was with Bank One Corporation (now JP Morgan Chase) and its affiliates, where he was a Managing Director of Banc One Capital Markets, a subsidiary focused on venture capital, investment banking and capital markets. Mr. Adamek has nearly 30 years of experience in the areas of structured tax credit offerings, venture capital investing, mergers and acquisitions and corporate finance activities and currently serves on the board of directors of several privately held businesses. Additionally, he sits on the Board of Directors of Mary Bird Perkins Cancer Center and Our Lady of the Lake Foundation. Mr. Adamek received his BS in Finance from Louisiana State University, where he sits on the Dean’s Advisory Council of the EJ Ourso School of Business.
Daniel A. Nathanson, Ph.D. MBA, is an entrepreneur, executive, investor, consultant and educator. He has a 25-year record of success in building businesses, creating financial value and helping entrepreneurs succeed. Since 2008 he has been a visiting assistant professor at the UCLA Anderson School of Management where he teaches Small Business Management, Business Plan Development and is a Faculty Advisor in the AMR, GAP and SMR programs. Dr. Nathanson holds a Ph.D. from the Wharton School of the University of Pennsylvania, a MBA from New York University’s Graduate School of Business and a BA from Washington University in St. Louis, Missouri.
Medical Advisory Board
Dennis Savaiano, Ph.D., Professor of Foods and Nutrition and Former Dean at Purdue University, has researched lactose intolerance for the past 20 years, where he has attempted to identify the dietary factors that can improve lactose tolerance. Formerly, he served as the associate dean and assistant director of the Agricultural Experiment Station Human Ecology at the University of Minnesota. Dr. Savaiano is a native Californian with degrees from Claremont McKenna College (BA in Biology) and the University of California at Davis (MS and PhD in Nutrition). He was a Professor in the Department of Food Science and Nutrition at the University of Minnesota from 1980 through 1995, and moved to Purdue University in 1995.

W. Allan Walker, M.D., Director of the Division of Nutrition at Harvard Medical School, has a longstanding interest and commitment to nutrition research, particularly on the role of nutritional factors in maintaining the integrity of the intestinal mucosal barrier to host defense during the perinatal period. He was the first recipient of the Conrad Taff Professorship in Nutrition at Harvard Medical School in 1990. The research efforts of his laboratory have contributed substantially to a better understanding of the role of breast milk and its inherent growth factors on the development of the gastrointestinal tract and the role of short and long term malnutrition on the integrity of the mucosal barrier to host defense against bacterial colonization and against the uptake of macromolecules (antigens and toxins) which may result in neonatal and childhood intestinal disease states (necrotizing enterocolitis and gastrointestinal allergy). He served for six years on the Committee of Nutrition of the American Academy of Pediatrics (1977 – 1983) and received the Nutrition Research Award (Borden Award) of the American Academy of Pediatrics in 1984 and the Hugh Butt Award for Excellence in Clinical Nutrition Research from the American Gastroenterologic Association in 1998. He has also served on Nutrition study sections at the NICHD and NIDDK institutes and the Advisory Council of NIDDK at NIH and recently served as a member of the task force to establish a five-year nutrition research plan at NICHD. Dr. Walker is the author of 12 textbooks and over 500 research and review articles.
Byron L. Cryer, M.D., Professor of Medicine in the Division of Digestive and Liver Diseases and an Associate Dean at the University of Texas Southwestern Medical Center at Dallas and the North Texas VA Health Care System, is active in the gastroenterology professional associations and was an associate chairman of the Esophagus, Stomach, and Duodenum section of the American Gastroenterological Association. His clinical interests are in general gastroenterology. Dr. Cryer’s specific areas of interest are acid-peptic diseases of the upper gastrointestinal tract. His primary research interest has been in the pathogenesis of peptic ulcer disease. His research focus has been clinically oriented in that he has exclusively studied the pathophysiology of these processes in humans. Dr. Cryer has distinguished himself as an internationally recognized clinical investigator and thought leader in the field of the gastrointestinal adverse effects of medications. Most of this focus has been to study the gastrointestinal consequences of aspirin and the non-steroidal anti-inflammatory drugs (NSAIDS). Among the contributions which Dr. Cryer has made to the area of medication-induced gastrointestinal disease, his most recent contributions have been in the evaluation of COX-2 specific inhibitors as a strategy to improve the gastrointestinal safety of NSAIDS. Additionally, he has regulatory experience having served a five year term as a member of the FDA Advisory Committee for Gastrointestinal Drugs and as a Special Government Consultant to the Center for Drug Evaluation Research in Gastrointestinal Drugs. Dr. Cryer holds an M.D. degree from the Baylor college of Medicine and a bachelor’s degree from Harvard University. Dr. Cryer completed his gastroenterology fellowship training at the University of Texas Southwestern Medical Center.
Todd Klaenhammer, Ph.D., Director of the Southeast Dairy Foods Research Center and Distinguished University Professor and William Neal Reynolds Professor Food Microbiology, Genetics, Genomics, Bioprocessing and Fermentation at North Carolina State University, has directed research programs on the genetics of lactic acid bacteria used as probiotics or as starter cultures for food bioprocessing and biotechnology applications for thirty years. He is a fellow in the American Academy of Microbiology, the Institute of Food Technologists, the American Dairy Science Association and the American Association for the Advancement of Science. In 2001, he was elected into the National Academy of Sciences.
Warren Grundfest, M.D., FACS, Professor Department of Bioengineering, Electrical Engineering and Surgery at University of California, Los Angeles, currently serves as a professor in the department of bioengineering, electrical engineering and surgery at UCLA. In 2008, he was selected as one of 100 notable people in the medical device industry by MDDI magazine published by Cannon Communications. He has also served as a consultant to the FDA Office of Device Evaluation and Office of Science and Engineering. In 1995, Dr. Grundfest was appointed as a research professor of biomedical engineering at the University of Southern California and as a visiting associate in mechanical engineering at California Institute of Technology (Caltech). Dr. Grundfest served as director of the Cedars-Sinai Laser Research and Technology Development Program from 1989 to 2001, holding the Dorothy and E. Philip Lyon Chair in Laser Research. Dr. Grundfest was appointed assistant director of surgery and assistant clinical professor of surgery at UCLA in 1987. Dr. Grundfest received his MD degree from Columbia University, College of Physicians and Surgeons and trained in General Surgery at UCLA and Cedars-Sinai Medical Center.

Harry Greene, M.D., Professor Emeritus of Pediatrics and Biochemistry/Nutrition at Vanderbilt School of Medicine, served as chief, Division of Pediatric Gastroenterology/Nutrition and director of the NIH sponsored Clinical Nutrition Research Unit at Vanderbilt. He is currently Visiting Professor of Medicine (Endocrinology) at the University of Kentucky and has served on multiple advisory boards for the NIH. He is a past President of the American Society of Clinical Nutrition and the North American Society of Pediatric Gastroenterology, Nutrition and Liver Disease. He has authored over 200 publications in medical journals and continues to consult on issues of obesity management and nutrition. In 1993, Dr. Greene moved to the private sector first as senior director of Nutritional Sciences for Bristol Myers Squibb/Mead Johnson and later as vice president and medical director for Unilever/Slim-Fast Foods Company, West Palm Beach, FL. He retired from Unilever in 2003.
Roger Clemens, Ph.D., Adjunct Professor in Pharmacology and Pharmaceutical Sciences at University of Southern California’s School of Pharmacy, is one of the world’s leading experts in human nutrition. Dr. Clemens joined the USC School of Pharmacy after serving as the Scientific Advisor for Nestlé USA for more than 20 years. Dr. Clemens spent much of his career in industry working as scientific advisor for Carnation/Nestlé USA from 1978 – 1999. He has published more than 30 original manuscripts and participated in more than 70 invited lectures on the topics of food science and nutrition. Dr. Clemens has served as an expert panel member for the FDA, International Food Information Council, California Dairy Council, and the Life Sciences Research Organization. Dr. Clemens is an active leader and professional member of the Institute of Food Technologists. He is also a member of the American Institute of Nutrition and a Fellow of the American College of Nutrition. Dr. Clemens holds both doctorate and master’s degrees of Public Health in Nutrition from UCLA.
Chris Landon, M.D., Director of Pediatrics at Ventura County Medical Center and Executive Director of the Landon Research Institute in California, has pioneered device development in the area of pediatric pulmonary medicine. He established a CCS certified Level II Intensive Care Nursery and Perinatal Unit at Sequoia District Hospital and a comprehensive program of inpatient and outpatient medical homes for children in Ventura County. Additionally, he established a program of nutritional research in cystic fibrosis at Children’s Hospital at Stanford, including a microsample lab for fat-soluble vitamins and gas chromatography lab for essential fatty acids. Dr. Landon has served on a variety of medical and scientific advisory boards including the Pediatric Advisory Committee, the American Medical Association, the American Federation of Clinical Research and the California Medical Association. He received his medical degree from the University of Southern California and completed his fellowship at Stanford University.
John L. Sherman, M.D., Internal Medicine and Pulmonary Diseases at Cedars Sinai Medical Center, has been a staff physician at Cedars Sinai Medical Center since 1991 and currently serves as a member of the Medical Education Committee. He was a member of the Risk Management Committee from 1994 – 2004. Dr. Sherman has been a faculty instructor at UCLA in both Pathophysiology of Respiratory Disease and Fundamentals of Clinical Medicine. He is currently an associate clinical professor of medicine at UCLA. Dr. Sherman was Resident of the Year for UCLA Department of Medicine in 1976. He was a Fellow at the American College of Chest Physicians in 1981 and in 1986 was a Fellow at the American College of Physicians.
Composition of our Board of Directors
Our board of directors currently consists of seven members, four of whom are non-employee directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers, other than Ira and Andrew Ritter, who are father and son.
Our restated by-laws provides that the authorized number of directors comprising our board of directors shall be fixed, from time to time, by a majority of the total number of directors.
Director Independence
Under Rules 5605 and 5615 of NASDAQ’s continued listing requirements, a majority of a listed company’s board of directors must be comprised of independent directors, subject to certain exceptions and phase-in rules. In addition, NASDAQ’s continued listing requirements require that, subject to certain exceptions and phase-in rules, each member of a listed company’s audit, compensation and governance and nominating committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act (subject to certain phase-in rules). Under Rule 5605(a)(2) of NASDAQ’s continued listing requirements, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that each of Messrs. Doyle, Foehr, Maier and Proehl is independent under the applicable rules and regulations of the NASDAQ Stock Market. In making such determinations, the board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence.
Board Diversity
Upon completion of our initial public offering, our nominating and governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
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diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;

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personal and professional integrity and ethical values;

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experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;

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experience relevant to our industry or with relevant social policy concerns;

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relevant academic expertise or other proficiency in an area of our operations;

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objective and mature business judgment and expertise; and

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any other relevant qualifications, attributes or skills.

Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter. Following the closing of this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website, which is located at www.ritterpharmaceuticals.com. The composition and function of each of these committees are described below.
Audit Committee.   NASDAQ rules require that each listed company must have an audit committee of at least three members, each of whom must: (i) be “independent” as defined under NASDAQ Rule 5605(a)(2) (subject to limited exceptions, including the phase-in rules described above); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act (subject to certain exemptions in including the phase-in rules described above); (iii) not have participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Additionally, each company must certify that it has, and will continue to have, at least one member of the audit committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.
The current members of our audit committee are Matthew Foehr, Paul Maier and Gerald Proehl, with Mr. Maier serving as chairman. Our board of directors has determined that each member of our audit committee is independent under Rule 10A-3 of the Exchange Act and the applicable listing requirements of NASDAQ, and that each member of our audit committee satisfies the other listing requirements of NASDAQ for audit committee membership. Our board of directors has also determined that Mr. Maier qualifies as an “audit committee financial expert,” as such term is defined by the SEC, and that he has the requisite level of financial sophistication required by the continued listing standards of NASDAQ.
Under the audit committee charter our board of directors intends to adopt prior to the closing of this offering, our audit committee will be authorized to take the following actions, among others:
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approve and retain the independent auditors to conduct the annual audit of our financial statements;

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review the proposed scope and results of the audit;

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review and pre-approve audit and non-audit fees and services;

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review accounting and financial controls with the independent auditors and our financial and accounting staff;

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review and approve transactions between us and our directors, officers and affiliates;

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recognize and prevent prohibited non-audit services;

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establish procedures for complaints received by us regarding accounting matters;

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oversee internal audit functions, if any; and

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prepare the report of the audit committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

Compensation Committee.   NASDAQ rules require that each listed company have a compensation committee comprised of at least two members, each of whom is independent under NASDAQ’s general director independence requirements and meets the enhanced independence requirements for compensation committee members set forth in NASDAQ Rule 5605(d)(2)(A).
The current members of our compensation committee are Matthew Foehr, Paul Maier and Gerald Proehl, with Mr. Foehr serving as chairman. Our board of directors has determined that each member of our compensation committee is independent under the applicable listing requirements of NASDAQ.
Under the compensation committee charter our board of directors intends to adopt prior to the closing of this offering, our compensation committee will be authorized to take the following actions, among others:
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review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;

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establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

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administer our stock incentive plans; and

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prepare the report of the compensation committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

Nominating and Corporate Governance Committee.   NASDAQ does not require a separate nominations committee. However, if a company does not have a separate committee, certain nominating decisions must be made by a majority of the independent directors of the board.

The current members of our nominating and corporate governance committee are Noah Doyle, Paul Maier and Gerald Proehl, with Mr. Proehl serving as chairman. Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the applicable listing requirements of NASDAQ.
Under the nominating and corporate governance committee charter our board of directors intends to adopt prior to the closing of this offering, our nominating and corporate governance committee will be authorized to take the following actions, among others:
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identify and nominate members of the board of directors;

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develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

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oversee the evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation
No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of another entity’s board of directors or compensation committee that has one or more executive officers serving as a member of our board of directors or compensation committee.
Code of Business Conduct and Ethics
We adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting prior to the closing of this offering. The code of business conduct and ethics will be available on our website at www.ritterpharmaceuticals.com upon the completion of this offering. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Board of Directors Leadership Structure
Our Chief Strategic Officer also serves as the Executive Chairman of our board of directors. Our board of directors does not have a lead independent director. Our board of directors has determined its leadership structure is appropriate and effective for us at this time, given our stage of development.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to product candidate development, technological uncertainty, dependence on collaborative partners and other third parties, uncertainty regarding patents and proprietary rights, comprehensive government regulations, having no commercial manufacturing experience, marketing or sales capability or experience and dependence on key personnel, as more fully discussed under “Risk Factors” in this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the board of directors, but the full board of directors has retained responsibility for general oversight of risks. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company as our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Limitation of Directors’ and Officers’ Liability and Indemnification
The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation which will be effective upon the completion of this offering will limit the liability of our directors to the fullest extent permitted by Delaware law.
We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our restated certificate of incorporation and restated bylaws which will be effective upon the completion of this offering will also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, ERISA excise taxes, penalties, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.
We have entered into or plan to enter into indemnification agreements with each of our directors and certain of our officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.
There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION
Summary Compensation Table
The following table sets forth the compensation paid or accrued during the fiscal year ended December 31, 2014 to our named executive officers for each of those years, who are comprised of  (1) our principal executive officer for such year, and (2) our next two highest compensated executive officers other than the principal executive officer (whose compensation exceeded $100,000).
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Michael D. Step Chief Executive Officer	2014	$90,000	$—	$2,332,410	$—	$2,422,410
Andrew J. Ritter President	2014	$204,070	$—	$1,253,638	$7,428	$1,465,136
Ira E. Ritter Executive Chairman and Chief Strategic Officer	2014	$182,922	$—	$1,253,638	$13,082	$1,449,642

(1)
Represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table
Letter Agreement with Michael D. Step
On December 2, 2014, we entered into a letter agreement, or the Step Letter Agreement, with Mr. Step, our current Chief Executive Officer, setting forth the terms of his employment. The Step Letter Agreement provides that Mr. Step will be entitled to an annual base salary of  $360,000. Pursuant to the Step Letter Agreement, Mr. Step was also entitled to receive three stock options.
The first two options entitle Mr. Step to purchase 646,537 and 73,377 shares of common stock of the Company, respectively, for an exercise price of  $5.86 per share. Each of these options is immediately exercisable in full as of the date of the grant, with 44/48ths of the total number of shares covered by each option subject to a right of repurchase by the Company upon termination of Mr. Step’s employment with us for any reason. This right of repurchase will lapse over a period of 44 months, with 1/44th of the total number of shares subject to the right of repurchase lapsing on January 1, 2015 and on the first day of each month thereafter. In addition, the right of repurchase will lapse in its entirety upon a termination of the employment of Mr. Step by us without Cause or by Mr. Step with Good Reason and upon a Termination upon a Change in Control Agreement.
The third option will only become exercisable if by October 1, 2015 we have raised a minimum of $15,000,000 in one or more public and/or private equity financing transactions during the prior twelve (12) month period. In the event we close such a qualified financing, or a Qualified Financing, the third option will become immediately exercisable for such number of shares of common stock as will, together with the shares subject to the first option, represent 7.5% of the shares of common stock deemed to be outstanding on a fully-diluted basis after giving effect to the issuance of the third option. In the event we do not close a Qualified Financing on or before October 1, 2015, the third option will terminate in its entirety and have no further force or effect. Seventy-five percent (75%) of the shares subject to the third option are subject to a right of repurchase by us upon termination of Mr. Step’s employment for any reason. This right of repurchase will lapse with respect to 1/36th of the total number of shares subject to the right of repurchase on the first day of each month following the date on which the third option first becomes exercisable. In addition, the right of repurchase will lapse in its entirety upon the earlier of a termination of Mr. Step’s employment by us without Cause, termination by Mr. Step with Good Reason and upon a termination of Mr. Step’s employment upon a Change in Control.

Under the terms of the Executive Severance & Change in Control Agreement, or the Step Severance Agreement, Mr. Step will be entitled to receive certain payments in the event his employment is terminated under certain scenarios. See “Payments Due Upon Termination of Employment or a Change in Control” below for additional information.
For purposes of the Step Letter Agreement, the terms “Cause,” “Good Reason,” and “Termination upon a Change in Control” each have the meanings ascribed to such terms in the Executive Severance & Change in Control Agreement described below.
Executive Compensation Plan
On September 25, 2013, our board of directors approved the Executive Compensation Plan setting forth the compensation to be paid to Andrew Ritter and Ira Ritter for their contributions to the Company.
Base Salary.   Pursuant to the terms of the Executive Compensation Plan, Andrew Ritter’s salary is $225,000 per year and Ira Ritter’s salary is $210,000 per year, which shall be subject to adjustment from time to time by the board of directors.
Option Grant.   Andrew and Ira Ritter each received an option to purchase up to 48,951 shares of the Company’s common stock (each referred to in this section as an “Executive Option Grant”) pursuant to the 2009 Stock Plan, which options will vest as described below. On December 2, 2014, they also each received an option to purchase up to 432,434 shares of the Company’s common stock. See “Outstanding Equity Awards at Fiscal Year-End” for additional information regarding these options.
Car Allowance.   Under the Executive Compensation Plan, Andrew Ritter is entitled to an annual car allowance of up to $8,400 and Ira Ritter is entitled to an annual car allowance of up to $12,000. Any car allowance claimed by Andrew or Ira Ritter will result in an automatic reduction in such person’s base salary then in effect.
Clinical Trial and Fund Raising Bonus Opportunities.   Under the Executive Compensation Plan, Andrew and Ira Ritter will be entitled to the following cash and equity payments upon the satisfaction of the events described below:
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FDA Meeting Bonus Opportunities.   In April 2013, Andrew and Ira Ritter each received a one-time cash bonus of  $10,000 for meeting with the FDA regarding RP-G28’s pathway to FDA approval. In addition, 2,360 shares under the Executive Option Grant vested and became exercisable as of September 25, 2013. An additional 1,136 shares vest ratably on a monthly basis beginning on September 30, 2013.

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Clinical Trial Funding Commitment Bonus Opportunities.   Pursuant to the terms of the Executive Compensation Plan, Andrew and Ira Ritter are each entitled to receive a one-time cash bonus of $75,000 upon the Company’s receipt of a commitment by a third party to fund a Phase 2 or later clinical trial whether or not any such committed funds are paid directly to the Company; provided, however, that no such bonus may be paid at any time the Company has less than $2,000,000 in available cash. In addition, the Executive Compensation Plan provides that upon the satisfaction of this milestone, 35% of 10,489 shares of each of their Executive Option Grants will vest, with the balance of such 10,489 shares vesting in 36 equal monthly installments beginning on the last day of the following month.

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Fundraising Bonus Opportunities.   Pursuant to the terms of the Executive Compensation Plan, Andrew and Ira Ritter are each entitled to receive (i) a one-time cash bonus of  $50,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012, and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $2,000,000 and (ii) a one-time cash bonus of  $150,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012 and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of  $10,000,000 (which such bonus will be reduced by any cash bonus paid under subsection (i)); provided, however, that no bonus under subsection (i) or (ii) may be paid at any time the Company has less than $2,000,000 in available cash. In addition, upon the satisfaction of the milestone described in subsection (i), 35% of 6,993 shares of each of their Executive Option Grants will vest, with the balance of the 6,993 shares vesting in 36 equal monthly installments beginning on the last day of the following month, and, upon satisfaction of the milestone described in subsection (ii), 35% of 13,986 shares of each of their Executive Option Grants will vest, with the balance of the 13,986 shares vesting in 36 monthly installments beginning on the last day of the following month.
License Event Bonus Opportunities.   Pursuant to the terms of the Executive Compensation Plan, Andrew and Ira Ritter are each entitled to receive the following cash and equity bonus payments in connection with the closing of an exclusive license of RP-G28 and/or any future product candidate developed by the Company from time to time during the term of the Executive Compensation Plan by and/or any option to exclusively license such product candidate to a third party (referred to under the Executive Compensation Plan as a “License Event”) with a minimum upfront payment to the Company of $2,000,000:
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A graduated cash bonus equal to (i) 5% of the Initial Period License Payment (as defined below) up to $5,000,000; (ii) 4% of the Initial Period License Payment in excess of  $5,000,000 up to $10,000,000; and (iii) 3% of the Initial Period License Payment in excess of  $10,000,000. In addition, upon the Company’s receipt of an Initial Period License Payment of more than $2,000,000, 35% of 45,454 shares of their Executive Option Grants will vest, with the balance of the 45,454 shares vesting in 36 monthly installments beginning on the last day of the following month.

•
A cash bonus equal to 3% of any Annual Excess Milestone Payments (as defined below); provided, however that no such bonus may be paid at any time the Company has less than $1,000,000 in available cash. In addition, upon the Company’s receipt of an Annual Excess Milestone Payment, 35% of 6,993 shares of their Executive Option Grants will vest and become exercisable, with the balance of the 6,993 shares vesting in 36 monthly installments beginning on the last day of the following month.

Notwithstanding any of the vesting provisions described above, the total potential number of shares under the Executive Option Grant that may vest will not exceed 48,951 and the Executive Option Grant will automatically terminate for any shares for which a vesting date or performance condition has not been met by September 25, 2015.
Any cash bonus payment to be made under the Executive Compensation Plan as described above, not made on or prior to its due date solely as a result of the Company’s failure to satisfy the minimum cash availability requirements set forth above on such due dates shall be made when sufficient cash becomes available, except that if sufficient cash remains unavailable for more than one year as of the date in which any such cash bonus payment is due, the payment of such cash bonus will not be made even if sufficient cash later becomes available.
For purposes of the Executive Compensation Plan, the term “Initial Period License Payment” means the aggregate amount in cash received by the Company (not including any amount placed in escrow or subject to earn-outs, contingencies or other deferrals or earmarked to pay or reimburse the Company for research and development activities) in respect of the License Event over a 24 month period beginning on the closing date of such License Event (which period is referred to therein as the “Initial Period”). The term “Annual Excess Milestone Payments” means the amount in cash in excess of  $2,000,000 (not including any amounts placed in escrow or subject to earn-outs, contingencies or other deferrals) that is received by the Company in respect of any Post-Closing Milestones (as defined below) in each 12-month period beginning on the expiration of the Initial Period. The term “Post-Closing Milestones” means any post-closing payouts set forth in the definitive transaction documentation executed in connection with a License Event; provided, however, that such amounts will not include any amounts that are determined by the board of directors to comprise all or any portion of any upfront payment made in connection with a License Event and any royalty payment based on product sales.
The Executive Compensation Plan provides that in the event that the Company enters into more than one License Event with respect to a single product candidate (i.e., for a separate field of use), then the proceeds of any such additional License Event will be included with the proceeds of the original License Event for purposes of meeting any of the financial thresholds set forth above.

Multiple Offers for RP-G28.   Under the terms of the Executive Compensation Plan, receipt by the Company of more than one bona fide term sheet for a proposed License Event with respect to RP-G28 will result in the payment of an additional 10% of any cash bonus earned as Clinical Trial and Fundraising Bonus or a License Event Bonus.
Severance.   Under the terms of the Executive Compensation Plan, Andrew and Ira Ritter will be entitled to receive certain payments in the event their employment is terminated under certain scenarios. See “Payments Due Upon Termination of Employment or a Change in Control” below for additional information.
2008 Stock Plan
Our 2008 Stock Plan permits us to grant non-statutory stock options, incentive stock options and restricted stock to our employees, directors and consultants; however, incentive stock options may only be granted to our employees. The maximum aggregate number of shares of common stock that may be issued under the 2008 Stock Plan is 2,046,158 shares, after giving effect to the 1-for-7.15 reverse stock split.
The 2008 Stock Plan is administered by either our board of directors or a committee of our board of directors, which in either case, we refer to as the Administrator. The Administrator has full authority and discretion to, among other things, determine the recipients of any awards to be made under the 2008 Stock Plan, determine the number of shares of common stock to be covered by any award granted under the 2008 Stock Plan, determine the terms and conditions of any awards granted under the 2008 Stock Plan, and construe and interpret the terms of the 2008 Stock Plan and any awards granted thereunder.
Stock Options.   Each option will be designated in the option agreement as either an incentive stock option or a nonstatutory stock option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value (as defined in the 2008 Stock Plan) of the shares with respect to which an incentive stock option is exercisable for the first time by the optionee during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. The term of any stock option awarded under the 2008 Stock Plan will not exceed 10 years from the date of grant. In the case of an incentive stock option granted to a person who, at the time the stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or any parent or subsidiary, who we refer to as a 10% Holder, the term of the option will be five years from the date of grant or such shorter period as may be provided in the option agreement. The per share exercise price for shares to be issued upon exercise of an option will be such price as is determined by the Administrator, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the Fair Market Value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the Fair Market Value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the Fair Market Value per share on the date of grant. The consideration to be paid for the shares to be issued upon exercise of a stock option, including the method of payment, will be determined by the Administrator (and, in the case of an incentive stock option, will be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, (4) other shares (provided that such shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares as to which such option may be exercised and provided that accepting such shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company), (5) consideration received by us under a cashless exercise program we have implemented in connection with the 2008 Stock Plan, or (6) such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws, or (7) any combination of the foregoing methods of payment.
Restricted Stock.   Restricted stock may be issued either alone, in addition to, or in tandem with other awards granted under the 2008 Stock Plan and/or cash awards made outside of the 2008 Stock Plan, at a purchase price determined by the Administrator. Any restricted stock granted under the 2008 Stock Plan will be subject to the terms and conditions of a restricted stock purchase agreement, which, unless the Administrator determines otherwise, will grant us a repurchase option according to terms the Administrator determines. The term of each restricted stock award will be no more than 10 years from the date of grant.

Under the 2008 Stock Plan, if an optionee ceases to be an employee, director, consultant, such optionee may exercise his or her option within 30 days of termination, or such longer period of time as specified in the option agreement, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement). Unless the Administrator provides otherwise, if, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2008 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Administrator, the option will terminate, and the shares covered by such option will revert to the 2008 Stock Plan. Unless the Administrator provides otherwise, or except as otherwise required by applicable laws, vesting of options granted to employees, officers and directors will be suspended during any unpaid leave of absence. For purposes of incentive stock options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by us is not so guaranteed, then six months following the first day of such leave, any incentive stock option held by the optionee will be treated for tax purposes as a nonstatutory stock option.
If an optionee ceases to be an employee, director, consultant as a result of the optionee’s Disability (as defined in the 2008 Stock Plan), the optionee may exercise his or her option within six months of termination, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement). Unless the Administrator provides otherwise, if, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2008 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified, the option will terminate, and the shares covered by such option will revert to the 2008 Stock Plan.
If an optionee dies while an employee, director, consultant, the option may be exercised within six months following the optionee’s death, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement) by the optionee’s designated beneficiary; provided such beneficiary has been designated prior to optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the optionee, then such option may be exercised by the personal representative of the optionee’s estate or by the person(s) to whom the option is transferred pursuant to the optionee’s will or in accordance with the laws of descent and distribution. If, at the time of death, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2008 Stock Plan. If the option is not so exercised within the time specified, the option will terminate, and the shares covered by such option will revert to the 2008 Stock Plan.
If an option or restricted stock purchase right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an exchange program, the unpurchased shares that were subject to such award will become available for future grant or sale under the 2008 Stock Plan (unless the 2008 Stock Plan has terminated). However, shares that have actually been issued under the 2008 Stock Plan, upon exercise of either an option or restricted stock purchase right, will not be returned to the 2008 Stock Plan and will not become available for future distribution under the 2008 Stock Plan, except that if unvested shares of restricted stock are repurchased by us at their original purchase price, such shares will become available for future grant under the 2008 Stock Plan.
Unless determined otherwise by the Administrator, options and restricted stock purchase rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, and may be exercised only by the optionee during such person’s lifetime.
In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of our shares or other securities, or other change in our corporate structure affecting the shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2008 Stock Plan, will adjust the number of and class of shares that may be delivered under the 2008 Stock

Plan and/or the number, class and price of shares covered by each outstanding option or stock purchase right; provided, however, that the Administrator will make such adjustments to the extent required by Section 25102(o) of the California Corporations Code.
The board of directors may at any time amend, alter, suspend or terminate the 2008 Stock Plan, but must obtain stockholder approval of any amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension or termination of the 2008 Stock Plan may impair the rights of any optionee, unless otherwise mutually agreed in writing by the optionee and the Administrator. The 2008 Stock Plan will continue in effect for a term of ten years from the later of  (a) the effective date of the Plan or (b) the earlier of the most recent board or stockholder approval of an increase in the number of shares reserved for issuance under the 2008 Stock Plan.
2009 Stock Plan
Our 2009 Stock Plan permits us to grant non-statutory stock options, incentive stock options and stock purchase rights to our employees, outside directors and consultants; however, incentive stock options may only be granted to our employees. The maximum aggregate number of shares of common stock that may be issued under the 2009 Stock Plan is 69,930 shares, after giving effect to the 1-for-7.15 reverse stock split.
The 2009 Stock Plan is administered by either our board of directors or a committee of our board of directors, which in either case, we refer to as the Administrator. The Administrator has full authority and discretion to, among other things, determine the recipients of any awards to be made under the 2009 Stock Plan, determine the number of shares of common stock to be covered by any award granted under the 2009 Stock Plan, determine the terms and conditions of any awards granted under the 2009 Stock Plan, and construe and interpret the terms of the 2009 Stock Plan and any awards granted thereunder.
Stock Options.   Each option will be designated in the option agreement as either an incentive stock option or a nonstatutory stock option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value (as defined in the 2009 Stock Plan) of the shares with respect to which an incentive stock option is exercisable for the first time by the optionee during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. The term of any stock option awarded under the 2009 Stock Plan shall not exceed 10 years from the date of grant. In the case of an incentive stock option granted to a person who, at the time the stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or any parent or subsidiary of, who we refer to as a 10% Holder, the term of the option will be five years from the date of grant or such shorter period as may be provided in the option agreement. The per share exercise price for shares to be issued upon exercise of an option will be such price as is determined by the Administrator, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the Fair Market Value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the Fair Market Value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the Fair Market Value per share on the date of grant. The consideration to be paid for the shares to be issued upon exercise of a stock option, including the method of payment, will be determined by the Administrator (and, in the case of an incentive stock option, will be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, (4) other shares (provided shares acquired directly from us (x) have been owned by the optionee for more than six months of the date of surrender and (y) have a Fair Market Value of the date of surrender equal to the aggregate exercise price of the shares as to which such option may be exercised), (5) consideration received by us under a cashless exercise program we have implemented in connection with the 2009 Stock Plan, or (6) any combination of the foregoing methods of payment.
Stock Purchase Rights.   Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the 2009 Stock Plan and/or cash awards made outside of the 2009 Stock Plan, and will entitle the recipient to purchase shares of our common stock at a purchase price determined by the Administrator. Any stock purchase rights granted under the 2009 Stock Plan will be subject to the terms and conditions of a restricted stock purchase agreement, which, unless the Administrator determines otherwise, will grant us a repurchase option exercisable within 90 days of the voluntary or involuntary termination of the purchaser’s service with us for any reason (including death or disability) at the original price paid by the purchase, which may be paid by us by cancellation of any indebtedness of the purchaser to us, and which right will lapse at such rate as the Administrator may determine.
Under the 2009 Stock Plan, if an optionee ceases to be an employee, director, consultant (or other permitted recipient under Rule 701 under the Securities Act), such optionee may exercise his or her option within 30 days of termination, or such longer period of time as specified in the option agreement, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement, and in the case of an incentive stock option, in no event later than the earlier of three months after the date of termination and the expiration of the term of the option as set forth in the option agreement). If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2009 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Administrator, the option will terminate, and the shares covered by such option will revert to the 2009 Stock Plan. Unless the Administrator provides otherwise, vesting of options granted to employees, officers and directors will be suspended during any unpaid leave of absence. For purposes of incentive stock options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by us is not so guaranteed, then following the 91st day of such leave, any incentive stock option held by the optionee will cease to be treated as an incentive stock option and will instead be treated for tax purposes as a nonstatutory stock option.
If an optionee ceases to be an employee, director, consultant (or other permitted recipient under Rule 701 under the Securities Act), as a result of the optionee’s Disability (as defined in the 2009 Stock Plan), the optionee may exercise his or her option within six months of termination, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement, and in the case of an incentive stock option, in no event later than the earlier of three months after the date of termination and the expiration of the term of the option as set forth in the option agreement). If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2009 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Administrator, the option will terminate, and the shares covered by such option will revert to the 2009 Stock Plan.
If an optionee dies while an employee, director, consultant (or other permitted recipient under Rule 701 under the Securities Act), the option may be exercised within six months following the optionee’s death, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement) by the optionee’s designated beneficiary; provided such beneficiary has been designated prior to optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the optionee, then such option may be exercised by the personal representative of the optionee’s estate or by the person(s) to whom the option is transferred pursuant to the optionee’s will or in accordance with the laws of descent and distribution. If, at the time of death, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2009 Stock Plan. If the option is not so exercised within the time specified above, the option will terminate, and the shares covered by such option will revert to the 2009 Stock Plan.
If an option or stock purchase right expires or becomes unexercisable without having been exercised in full, the unpurchased shares that were subject to such award will become available for future grant or sale under the 2009 Stock Plan (unless the 2009 Stock Plan has terminated). However, shares that have actually been issued under the 2009 Stock Plan, upon exercise of either an option or stock purchase right, will not be returned to the 2009 Stock Plan and will not become available for future distribution under the 2009 Stock Plan, except that if unvested shares of restricted stock are repurchased by us at their original purchase price, such shares will become available for future grant under the 2009 Stock Plan.
Unless determined otherwise by the Administrator, options and stock purchase rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, and may be exercised only by the optionee during such person’s lifetime.

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of our shares or other securities, or other change in our corporate structure affecting the shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2009 Stock Plan, may (in its sole discretion) adjust the number of and class of shares that may be delivered under the 2009 Stock Plan and/or the number, class and price of shares covered by each outstanding option or stock purchase right; provided, however, that the Administrator will make such adjustments to the extent required by Section 25102(o) of the California Corporations Code.
The board of directors may at any time amend, alter, suspend or terminate the 2009 Stock Plan, but must obtain stockholder approval of any amendment to the extent necessary and desirable to comply with applicable laws. The 2009 Stock Plan will also be subject to approval by our stockholders prior to the later of  (i) 12 months after the 2009 Stock Plan is adopted or (ii) the date of first grant of an option or stock purchase right to an employee, director or consultant (or other permitted recipient under Rule 701 under the Securities Act) in California. No amendment, alteration, suspension or termination of the 2009 Stock Plan may impair the rights of any optionee, unless otherwise mutually agreed in writing by the optionee and the Administrator.
Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2014.
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael D. Step	16,352(1)	9,811(1)	$1.14	8/16/2022
	646,537(2)	—	$5.86	12/2/2024
	73,377(3)	—	$5.86	12/2/2024
	—	(4)	$5.86	12/2/2024
Andrew J. Ritter	3,370(5)	45,581(5)	$1.27	9/25/2023
	20,979(6)	—	$5.86	12/2/2024
	—	432,434(7)	(7)	12/2/2024
Ira E. Ritter	3,370(8)	45,581(8)	$1.27	9/25/2023
	20,979(9)	—	$5.86	12/2/2024
	—	432,434(10)	(10)	12/2/2024

(1)
This option was granted to Michael Step on August 16, 2012 and vests as follows: 25% of the shares became exercisable on June 25, 2013 and the remaining 75% of the shares will become exercisable in 36 equal monthly installments beginning on the last day of the first full month thereafter.

(2)
This option was granted to Michael Step on December 2, 2014 and was immediately exercisable in full as of the date of grant. Of the shares subject to this option, 592,659 shares are subject to a right of repurchase in favor of us at a price of  $5.86 per share, which right expires ratably over 44 months commencing January 1, 2015 and in full upon a change of control or upon Mr. Step’s employment termination by us without Cause, subject to his continued employment with us (as described in the stock option award agreement).

(3)
This option was granted to Michael Step on December 2, 2014 and was immediately exercisable in full as of the date of grant. Of the shares subject to this option, 67,262 shares are subject to a right of repurchase in favor of us at a price of  $5.86 per share, which rights expires ratably over 44 months commencing January 1, 2015 and in full upon a change of control or upon Mr. Step’s employment termination by us without Cause, subject to his continued employment with us (as described in the stock option award agreement).

(4)
This option was granted to Michael Step on December 2, 2014. The total number of shares issuable under this option will be equal to the number of shares of common stock as will, together with the 646,537 shares subject to the option granted to Mr. Step on December 2, 2014, represent in the aggregate 7.5% of the shares of common stock deemed to be outstanding on a fully-diluted basis as of the date that we have raised in the aggregate a minimum of  $15,000,000 in one or more private and/or public offerings, or a Qualified Financing, after giving effect to (i) the issuance of the shares issued in the Qualified Financing, (ii) the issuance of this option and (iii) any adjustments. If we do not close a Qualified Financing on or before October 1, 2015, this option will terminate in its entirety and be of no further force or effect. If we do close a Qualified Financing on or before October 1, 2015, the option will become immediately exercisable in full, with 75% of the shares underlying the option to be subject to a repurchase right by us upon Mr. Step’s ceasing to be a service provider to us for any reason. Such right of repurchase will lapse with respect to 1/36th of the shares subject to the right of repurchase on the first day of each month following the date on which the option first becomes exercisable, subject to Mr. Step’s continuing to be a service provider to us through such date. Notwithstanding the foregoing, the right of repurchase will expire in full with respect to all of the shares then subject to the right of repurchase upon the first to occur of a (i) Termination without Cause or by Mr. Step with Good Reason and (ii) a Change in Control Termination (each as defined in Mr. Step’s Executive Severance and Change in Control Agreement).

(5)
This option was granted to Andrew Ritter on September 25, 2013 for an aggregate of up to 48,951 shares (subject to the achievement of certain milestones), of which 2,360 shares were exercisable as of the date of grant due to the company’s having met the FDA Meeting Bonus milestone. An additional 1,010 shares underlying this option vested ratably on a monthly basis from September 30, 2013 to December 31, 2014, and an additional 126 shares vest ratably on a monthly basis thereafter. An additional 45,454 shares underlying this option which are not exercisable as of December 31, 2014 will become exercisable as follows:

(a)
35% of 6,993 of these shares will become exercisable upon the achievement of the Base Financing Funding Milestone (as defined in the option award agreement), with the balance to vest in 36 equal monthly installments beginning on the last day of the month following the month in which the Base Financing Funding Milestone was achieved.

(b)
35% of 13,986 of these shares will become exercisable upon the achievement of the Excess Fundraising Milestone (as defined in the option award agreement), with the balance to vest in 36 equal monthly installments beginning on the last day of the month following the month in which the Excess Fundraising Milestone was achieved.

(c)
35% of 45,454 of these shares will become exercisable upon the receipt by the Company of an Initial Period License Payment (as defined in the option award agreement), with the balance to vest in 36 equal monthly installments beginning on the last day of the month following the month in which such Initial Period License Payment is received by the Company.

(d)
35% of 6,993 of these shares will become exercisable upon the receipt by the Company of any Annual Excess Milestone Payments (as defined in the option award agreement), with the balance to vest in 36 equal monthly installments beginning on the last day of the following month.

(6)
This option was granted to Andrew Ritter on December 2, 2014 and was vested in full and exercisable, in whole or in part, as of the date of grant.

(7)
This option was granted to Andrew Ritter on December 2, 2014 and vests as follows: 25% of the shares vest on September 1, 2015 and the remaining 75% of the shares will vest in 36 equal monthly installments beginning on the last day of the first full month thereafter, subject to his continued employment with us. The exercise price for this option is as follows: (i) $5.86 for the first 152,347 shares; (ii) $9.30 for the next 140,044 shares; and (iii) $13.23 for the remaining 140,043 shares.

(8)
This option was granted to Ira Ritter on September 25, 2013 and is subject to the same vesting schedule as the option granted to Andrew Ritter on this date.

(9)
This option was granted to Ira Ritter on December 2, 2014 and was vested in full and exercisable, in whole or in part, as of the date of grant.

(10)
This option was granted to Ira Ritter on December 2, 2014 and vest as follows: 25% of the shares vest on September 1, 2015 and the remaining 75% of the shares will vest in 36 equal monthly installments beginning on the last day of the first full month thereafter, subject to his continued employment with us. The exercise price for this option is as follows: (i) $5.86 for the first 152,347 shares; (ii) $9.29 for the next 140,044 shares; and (iii) $13.23 for the remaining 140,043 shares.

Payments Due Upon Termination of Employment or a Change in Control
Executive Severance & Change in Control Agreement with Michael D. Step
The Company and Mr. Step are parties to the Step Severance Agreement, which provides that if the Company terminates Mr. Step’s employment without Cause, or Mr. Step terminates his employment for Good Reason, Mr. Step will be entitled to: (i) the Accrued Obligations; (ii) an amount equal to twelve (12) months of base salary, as in effect immediately prior to the termination date; (iii) medical, dental benefits provided by the Company to Mr. Step and his spouse and dependents at least equal to the levels of benefits provided to other similarly situated active employees of the Company and its subsidiaries until the earlier of (a) the twelve (12) month anniversary of the date of termination or (b) the date that Mr. Step becomes covered under a subsequent employer’s medical and dental plans; and (iv) acceleration of vesting of all equity and equity-based awards.
Pursuant to the terms of the Step Severance Agreement, in the event that within one (1) month prior to or the twelve (12) months following a Change in Control, the Company terminates Mr. Step’s employment without Cause, or Mr. Step terminates employment for Good Reason, then, in lieu of the payments and benefits otherwise due to Mr. Step in the preceding paragraph, Mr. Step will be entitled to: (i) the Accrued Obligations; (ii) an amount equal to the sum of twelve (12) months of base salary, as in effect on the date of termination or the date of the Change in Control, whichever is greater; (iii) medical, dental benefits provided by the Company to Mr. Step and his spouse and dependents at least equal to the level of benefits provided to other similarly situated active employees of the Company and its subsidiaries until the earlier of (a) the twelve (12) month anniversary of the date of termination or (b) the date that Mr. Step becomes covered under a subsequent employer’s medical and dental plans; and (iv) acceleration of vesting of all equity and equity-based awards.
In the event Mr. Step’s employment is terminated by him without Good Reason, by the Company for Cause or due to Mr. Step’s death or disability, Mr. Step and/or his estate or beneficiaries will be solely entitled to the Accrued Obligations.
Mr. Step’s entitlement to the payments (other than the Accrued Obligations) and benefits described above is expressly contingent upon him providing the Company with a signed release satisfactory to the Company.
For purposes of the Step Severance Agreement:
“Accrued Obligations” means (i) earned but unpaid base salary through the date of termination; (ii) payment of any annual, long-term, or other incentive award which relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the date of termination; (iii) a lump-sum payment in respect of accrued but unused vacation days at Mr. Step’s per-business-day base salary rate in effect as of the date of termination; and (iv) any unpaid expense or reimbursements due pursuant to Company expense reimbursement policy.
“Cause” means a finding by the Company that Mr. Step has (i) been convicted of a felony or crime involving moral turpitude; (ii) disclosed trade secrets or confidential information of the Company (or any parent or subsidiary) to persons not entitled to receive such information; (iii) engaged in conduct in connection with Mr. Step’s employment or service to the Company (or any parent or subsidiary), that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company (or any parent or subsidiary), including, without limitation, act(s) of fraud, embezzlement, misappropriation and breach of fiduciary duty; (iv) violated the operating and ethics policies of the

Company (or any parent or subsidiary) in any material way, including, but not limited to those relating to sexual harassment and the disclosure or misuse of confidential information; (v) engaged in willful and continued negligence in the performance of the duties assigned to Mr. Step by the Company, after Mr. Step has received notice of and failed to cure such negligence; or (vi) breached any material provision of any agreement between Mr. Step and the Company (or any parent or subsidiary), including, without limitation, any confidentiality agreement.
“Change in Control” means the occurrence of any of the following events:
(i)
Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control will not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder, and a Change of Control will not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(ii)
A change in the effective control of the Company which occurs on the date that a majority of members of the board of directors is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; or

(iii)
The consummation of  (A) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (B) a sale or other disposition of all or substantially all of the assets of the Company; or (C) a liquidation or dissolution of the Company.

“Good Reason” means, without Mr. Step’s express written consent, the occurrence of any one or more of the following: (i) a substantial and material diminution in Mr. Step’s duties or responsibilities; (ii) a material reduction in Mr. Step’s Base Salary; or (iii) the relocation of Mr. Step’s principal place of employment to a location more than 50 miles from Mr. Step’s principal work location to a location that is more than 50 miles from the prior location. Notwithstanding the foregoing, a relocation of Mr. Step’s principal place of employment to a location closer to Mr. Step’s principal residence in San Diego, California shall not constitute “Good Reason.” A termination of employment by Mr. Step for Good Reason will be effectuated by giving the Company written notice, or Notice of Termination for Good Reason, not later than 90 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Mr. Step relied. The Company will be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, Mr. Step will not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Mr. Step will terminate employment for Good Reason on the date of expiration of the Cure Period.
Executive Compensation Plan
Under the Executive Compensation Plan, if the Company terminates Andrew or Ira Ritter’s employment at any time during the term of the Executive Compensation Plan other than for Cause, such person will be entitled to a lump sum cash severance payment in the amount of nine months of base salary then in effect, payable within 60 days of such person’s termination; provided, however, that such severance will not be due and payable at any time the Company has less than $2,000,000 in available cash.

For purposes of the Executive Compensation Plan, “Cause” means such person’s: (i) willful and continued failure to substantially perform the duties and obligations of such person’s position with the Company; (ii) any proven act of personal dishonesty, fraud or misrepresentation taken by such person which was intended to result in substantial gain or personal enrichment of such person at the expense of the Company; (iii) violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, excluding violations made in good faith and upon advice of the Company’s counsel or directive of the board of directors; (iv) conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violations and vicarious liability (in any such case of vicarious liability, so long as such person did not know of the felony and did not willfully violate the law); or (v) breach of the terms of any agreement in place between such person and the Company from time to time, which breach, if curable, is not remedied in a reasonable period of time (not to exceed 30 days after receipt of written notice from the Company).
2008 Stock Plan
The 2008 Stock Plan provides that in the event of a merger or a Change in Control (as defined below) occurs, each outstanding award will be treated as the administrator determines, including, without limitation, that each award be assumed or an equivalent award be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event of a Change in Control in which the successor corporation does not assume or substitute for the award, awards outstanding under the 2008 Plan will become fully vested and exercisable, including shares as to which such award would not otherwise be vested or exercisable, and all restrictions on outstanding restricted stock awards will lapse.
For purposes of the 2008 Stock Plan, “Change in Control” means the occurrence of any of the following events:
(i)
A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the board of directors will not be considered a Change in Control;

(ii)
If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election.

(iii)
A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

2009 Stock Plan
The 2009 Stock Plan provides that in the event we merge with or into another corporation, or a Change in Control (as defined below) occurs, each outstanding option and stock purchase right will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a merger or Change in Control refuses to assume or substitute for the option or stock purchase right, then the optionee will fully vest in and have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable; provided, however, that such exercise will only be permitted as and to the extent it complies with Code Section 409A or does not cause the option or stock purchase right to cease to be exempt from that statute.

For purposes of the 2009 Stock Plan, “Change in Control” means the occurrence of any of the following events:
(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by our then outstanding voting securities; or

(ii)
The consummation of the sale or disposition by us of all or substantially all of our assets; or

(iii)
The consummation of a merger or our consolidation with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the our voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation. Notwithstanding the foregoing, only a Change in Control event that also qualifies as a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion” of our assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5) shall be recognized as a Change of Control for purposes of triggering exercise, distribution or settlement rights under any option or stock purchase right granted under the Stock Plan that is subject to Code Section 409A.

Executive Compensation Changes to Become Effective Upon Consummation of the Offering
Changes to Executive Officer Compensation
Our board of directors has approved certain changes to the compensation paid to Andrew Ritter, our President, and Ira Ritter, our Executive Chairman and Chief Strategic Officer, which changes will become effective upon the closing of this offering and will be reflected in offer letters to be entered into with Andrew and Ira Ritter, the forms of which are being filed as exhibits to the registration statement of which this prospectus is a part.
Andrew Ritter’s salary will increase to $310,000 per year and Ira Ritter’s salary will increase to $295,000 per year, which will be subject to adjustment from time to time by the board of directors. In addition, Andrew Ritter will be eligible to receive a bonus payment of up to 40% of his base salary then in effect and Ira Ritter will be eligible to receive a bonus payment of up to 35% of his base salary then in effect, which bonus payments will be awarded in the sole discretion of the board of directors based upon pre-established performance goals. The Fundraising Bonus Opportunities provided for in the Executive Compensation Plan will remain in effect for each of Andrew and Ira Ritter. See “Narrative to Summary Compensation Table — Executive Compensation Plan” for a description of the Fundraising Bonus Opportunities.
Andrew Ritter will also be entitled to receive up to $180,000, payable over a three year period as reimbursement for tuition-related expenses incurred by him in connection with his attending the University of Pennsylvania Wharton School Business to pursue an MBA.
In addition, pursuant to their respective Executive Severance & Change in Control Agreements to be effective upon the closing of this offering, the forms of which are being filed as exhibits to the registration statement of which this prospectus is a part, each of Andrew and Ira Ritter will be entitled to the same severance payments that Mr. Step is entitled to under the Step Severance Agreement. See “Payments Due Upon Termination of Employment or a Change in Control — Executive Severance & Change in Control Agreement with Michael D. Step” for additional information regarding the severance payments payable to Mr. Step.
2015 Equity Incentive Plan
On June 17, 2015, we adopted a new equity incentive plan.

The following description of the 2015 Equity Incentive Plan, or the 2015 Plan, is qualified in its entirety by the full text of the plan, the form of which is being filed as an exhibit to the registration statement of which this prospectus is a part.
Purpose.   The purposes of the 2015 Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of award recipients, or Grantees, to those of the Company’s stockholders; to give award recipients an incentive for excellence in individual performance; to promote teamwork among Grantees; and to give the Company flexibility in attracting and retaining key employees, directors and consultants.
Eligibility.   Selected employees, officers and directors of the Company or any subsidiary, and consultants, advisors and independent service providers to the Company and any subsidiary who qualify as a “consultant” under the applicable rules of the SEC for registration of shares on a Form S-8 registration statement, are eligible to receive awards under the 2015 Plan. The plan administrator may also grant awards to individuals in connection with hiring, retention or otherwise before the date the individual first performs services for the Company or any subsidiary; provided, however, that those awards will not become vested or exercisable before the date the individual first performs services for the Company or any subsidiary. Immediately following the offering, we will have four non-employee directors and five employees and other individuals providing bona fide services to us who are eligible to participate in the 2015 Plan.
Shares subject to the 2015 Plan.   The number of shares of common stock that we may issue pursuant to awards under the 2015 Plan is 328,289 which are available for grant under the 2008 Plan and/or the 2009 Plan, or the Prior Plans, on the effective date of the 2015 Plan or that are subject to awards under a Prior Plan which after the effective date of the 2015 Plan are forfeited or lapse unexercised or are settled in cash and are not issued under the Prior Plans. No more than 328,289 shares of common stock may be issued pursuant to incentive stock options intended to qualify under section 422 of the Internal Revenue Code, or the Code. After the effective date of the 2015 Plan, no awards may be granted under any Prior Plan; however, any awards granted under any Prior Plan that are outstanding as of the effective date of the 2015 Plan will continue to be subject to the terms and conditions of such Prior Plan.
The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2015 Plan during any calendar year to any one individual will be limited to 65,657 shares; provided, however, that the foregoing limitation will not apply until the earliest of  (a) the first material modification of the 2015 Plan (including any increase in the number of shares reserved for issuance under the 2015 Plan); (b) the issuance of all of the shares reserved for issuance under the 2015 Plan; (c) the first meeting of stockholders at which members of the board of directors are elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Exchange Act; or (d) such other date required by section 162(m) of the Code.
These limits will be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution and/or similar transactions. To the extent that (i) an award terminates, expires, lapses or is forfeited for any reason, (ii) any award is settled in cash (in whole or in part) without the delivery of shares to the Grantee, or (iii) any shares subject to an award under any Prior Plan terminate, expire, lapse or are forfeited for any reason or an award under any Prior Plan is settled for cash (in whole or in part), then any shares subject to the award, to the extent of such termination, expiration, lapse, forfeiture or cash settlement, will again be available for the grant of an award pursuant to the 2015 Plan. Any shares tendered or withheld to satisfy the grant or exercise prior or tax withholding obligation pursuant to any award will again be available for the grant of an award pursuant to the 2015 Plan.
Administration.   The 2015 Plan will be administered by a committee or subcommittee of the board of directors as the board of directors may appoint from time to time, or by our full board of directors if no committee is designated or for other specific purposes. The plan administrator has the full authority and discretion to administer the 2015 Plan and to take any action that is necessary or advisable in connection with the administration of the 2015 Plan, including without limitation the authority and discretion to interpret and administer the plan and any award agreement relating to the plan or any award made thereunder, the authority to designate Grantees to receive awards under the plan and to determine the type or types of awards to be granted to such Grantees, the authority to determine the terms and conditions of awards granted under the plan, and the authority to determine whether, to what extent, and pursuant to what circumstances and award may be settled in, or the exercise price of an award may be paid in, cash, shares, other awards, or other property, or an award may be canceled, forfeited or surrendered. The plan administrator’s determinations will be final and conclusive. The plan administrator may delegate certain of its authority to others as specified in the plan.
Types of awards.   The 2015 Plan provides for grants of stock options (including incentive stock options qualifying under section 422 of the Code and nonstatutory stock options), restricted stock awards, stock appreciation rights, restricted stock units, performance awards, other stock-based awards or any combination of the foregoing. No awards have been granted under the 2015 Plan as of the date of this prospectus. The benefits or amounts that will be allocated to any participant or group of participants are indeterminable at this time because participation and the types of awards (including options) available under the 2015 Plan are subject to the discretion of the plan administrator.
Stock options.   The 2015 Plan allows the plan administrator to grant incentive stock options, as that term is defined in section 422 of the Code, or nonqualified stock options. No incentive stock option award may be granted to any person who is not an employee of the Company or any subsidiary. Options must have an exercise price at least equal to the fair market value of the underlying shares on the date of grant. In addition, in the case of incentive stock options granted to a greater than 10% stockholder of the Company, such exercise price may not be less than 110% of the fair market value of the underlying shares on the date of grant. The option holder may pay the exercise price in cash or by check, by tendering shares of common stock (including shares issuable in settlement of the award), payment through a broker or by any other means that the plan administrator approves. Options granted under the 2015 Plan will have a term of no more than 10 years, or five years in the case of incentive stock options granted to a greater than 10% stockholder of the Company; however, the options will expire earlier if the option holder’s service relationship with us terminates or as otherwise provided in an award agreement.
Restricted stock awards.   The 2015 Plan allows the plan administrator to grant restricted stock awards, which issue to the holder a certain number of shares of common stock that are subject to restrictions or conditions as the plan administrator deems appropriate, such as time-based or performance-based criteria, and which become vested upon the lapse or satisfaction of such conditions. The plan administrator may apply limitations to any restricted stock award and establish the purchase price (or provide for no purchase price), provided that if a purchase price is established, it may not be less than par value of the shares to be purchased.
Stock appreciation rights.   The 2015 Plan allows the plan administrator to grant awards of stock appreciation rights, which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement, multiplied by the number of shares specified in the award being exercised and as otherwise provided in an award agreement. Stock appreciation rights may not have a base price of less than 100% of the fair market value of the underlying shares on the date of grant.
Restricted stock units.   The 2015 Plan allows the plan administrator to grant awards of restricted stock units, or RSUs, which entitle the holder to a number of shares of common stock, a cash payment or some combination thereof, upon satisfaction of vesting and other criteria for issuance or upon such later date as specified in the award agreement, as established by the plan administrator in the award agreement.
Other stock-based awards.   The 2015 Plan allows the plan administrator to grant other stock-based stock awards to eligible participants, including dividend equivalent rights, stock payments and/or deferred stock. A dividend equivalent may be granted alone or in conjunction with another type of award, and generally provides for payment, in cash, common stock or some combination thereof, of an amount equal to the dividends that would have been payable with respect to a specified number of underlying shares. A stock payment is an award to a Grantee, only upon satisfaction of performance-based criteria or other criteria specified by the plan administrator, of a specified number of shares of common stock, or an option to purchase common stock, which may be (but is not required to be) in lieu of base salary, bonus, fees or other cash consideration to the Grantee. A deferred stock award is a grant to a Grantee, only upon satisfaction of performance-based criteria or other criteria specified by the plan administrator, of a specified number of shares of common stock.
Performance awards.   The 2015 Plan allows the plan administrator to grant performance awards which become payable in common stock, in cash or in a combination of common stock and cash, on account of attainment of one or more performance goals established by the plan administrator on one or more specified dates or over a specified period or periods. The plan administrator may establish performance goals relating to any of the following: (i) gross or net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization); (ii) gross or net sales or revenue; (iii) gross or net income or adjusted income (either before or after taxes); (iv) operating earnings or profit; (v) cash flow (including, but not limited to, operating cash flow and free cash flow); (vi) return on assets; (vii) return on capital; (viii) return on stockholders’ equity; (ix) return on sales; (x) gross or net profit or operating margin; (xi) costs; (xii) funds from operations; (xiii) expenses; (xiv) working capital; (xv) earnings per share or adjusted earnings per share; (xvi) price per share of common stock; (xvii) regulatory body approval for commercialization of a product; (xviii) implementation or completion of critical projects; (xix) market share; or (xx) total stockholder return; any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
The plan administrator may, in its sole discretion, provide that one or more objectively determinable adjustments will be made to one or more of the performance goals described above, such as adjustments to account for changes in the Company’s or segment’s business (e.g., restructuring, acquisition or disposal or discontinuance of a business segment), accounting or financial reporting (e.g., change in accounting principles, significant income or expense or amortization of assets) or for other unusual or non-recurring events, all as further detailed in the 2015 Plan. For all awards intended to qualify as performance-based compensation, such determinations shall be made within the time periods prescribed by, and otherwise in compliance with, section 162(m) of the Code.
Change in control.   Notwithstanding any other provision of the plan, in the event of a Change in Control (as defined in the 2015 Plan), unless otherwise determined by the plan administrator, each outstanding award under the plan will be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that, or to the extent that, the successor corporation in a Change in Control refuses to assume or substitute for the award, or if the plan administrator determines that such assumption or substitution is not desirable or is only desirable for a portion of any outstanding award, then the plan administrator may take any or all of the following actions: (i) determine that an outstanding award will accelerate and become exercisable, or determine that the restrictions and conditions on an outstanding award will lapse, in whole or in part, as applicable, upon the Change of Control or upon such other event as the plan administrator determines; (ii) require that a Grantee surrender his or her outstanding award, or any portion of such outstanding award, in exchange for a payment by the Company, in cash or stock, as determined by the plan administrator, in an amount equal to the fair market value of the vested portion of the award (with respect to options or stock appreciation rights, or other similar appreciation value awards, such value shall be determined by the amount by which the then fair market value of the shares subject to the Grantee’s unexercised award exceeds the any applicable exercise price or other grant price or base value or the award); or (iii) after giving the Grantee an opportunity to exercise the vested portion of his or her outstanding award, terminate any or all unexercised portion of the award at such time as the plan administrator deems appropriate. Such surrender or termination will take place as of the date of the Change of Control or such other date as the plan administrator may specify.
Amendment and termination.   The 2015 Plan will become effective as of the date that it is approved by our board of directors, subject to approval of the plan by our stockholders within twelve months after our board of directors approves the 2015 Plan. Awards may be granted prior to stockholder approval, provided that awards may not be exercisable, will not vest, restrictions thereupon will not lapse, nor will shares be issued pursuant to such awards, prior to approval by the stockholders. No award will be granted under the 2015 Plan after the tenth anniversary of the effective date of the plan. Subject to applicable laws and exchange limitations, our board of directors or the plan administrator may terminate, amend or modify the 2015 Plan, or any portion thereof, at any time. Stockholder approval will be required to (i) increase the limits imposed on the maximum number of shares which may be issued under the 2015 Plan or as incentive stock options (other than an appropriate adjustment due to stock dividend, stock split, combination or exchange of shares, merger, consolidation or similar circumstance), (ii) reduce the price per share of any outstanding option or stock appreciation right or cancel any such award in exchange for cash when the exercise price per share exceeds the fair market value of the underlying shares, or (iii) materially change the class of persons who are eligible to participate in the 2015 Plan; provided, however, that no amendment, suspension or termination of the 2015 Plan may, without the consent of the Grantee, materially impair any rights or obligations under any award granted or awarded thereunder, unless the award itself otherwise expressly so provides.
U.S. federal income tax consequences.   The following is a general summary of the U.S. federal income tax treatment of certain awards authorized for grant under the 2015 Plan, based upon the provisions of the Code as of the date of this prospectus. This summary is not intended to be exhaustive and the exact tax consequences to any Grantee will depend upon his or her particular circumstances and other facts. Participants must consult their tax advisors with respect to any state, local and non-U.S. tax considerations or particular federal tax implications of awards granted under the 2015 Plan.
Incentive stock options.   An option holder recognizes no taxable income for federal income tax purposes as a result of the grant, vesting or exercise of an incentive stock option qualifying under section 422 of the Code. Option holders who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price (the exercise price) of the shares. If an option holder satisfies such holding periods, upon a sale of the shares, we will not be entitled to any deduction for U.S. federal income tax purposes. If an option holder disposes of shares within two years after the date of grant or within one year after the date of exercise (a disqualifying disposition), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the option holder upon the disqualifying disposition of the shares generally will result in a deduction by us for U.S. federal income tax purposes.
Nonqualified stock options.   Options not designated or qualifying as incentive stock options will be nonqualified stock options having no special tax status. An option holder generally recognizes no taxable income as the result of the grant or vesting of such an option. Upon exercise of a nonqualified stock option, the option holder normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss (short-term or long-term, depending on the grantee’s holding period). No tax deduction is available to us with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the option holder as a result of the exercise of a nonqualified stock option.
Restricted stock awards.   Generally, absent an election to be taxed currently under section 83(b) of the Code, or an 83(b) election, there will be no federal income tax consequences to the recipient upon the grant of a restricted stock award. At the lapse of the restrictions or satisfaction of the conditions on the restricted shares, the recipient will recognize ordinary income equal to the fair market value of our common stock at that time. If an 83(b) election is made within 30 days of the date of grant, the recipient will recognize ordinary income equal to the fair market value of the common stock at that time, determined without regard to the applicable restrictions. If an 83(b) election is made, no additional income will be recognized by the recipient upon the lapse of the restrictions or satisfaction of the conditions on such award. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the Grantee, at the same time as the ordinary income is recognized by the Grantee. Upon a subsequent sale of the formerly restricted stock, the difference between the amount realized on the sale and the grantee’s tax basis (the amount previously included in income) is generally taxable as a capital gain or loss, which will be short-term or long-term depending on the Grantee’s holding time of such shares.
Stock appreciation rights.   Generally, the recipient of a stock appreciation right will not recognize any income upon grant of the stock appreciation right. Upon exercise of the stock appreciation right, the holder will recognize ordinary income equal to the fair market value of our common stock at that time less the base price of the stock appreciation right, and we generally are entitled to a corresponding income tax deduction.
Restricted stock unit awards.   Generally, there are no federal income tax consequences upon the grant of a restricted stock unit. Upon settlement of a vested RSU, any cash received, and/or the fair market value of any shares received, are generally treated as ordinary income received. We are generally entitled to a corresponding tax deduction at that time.
Section 162(m).   The tax consequences to Grantees of performance-based awards depend on the particular type of award issued. Our ability to take a deduction for such awards similarly depends on the terms of the awards, as well as limitations of section 162(m) of the Code, if applicable. Section 162(m) of the Code allows publicly held corporations to deduct compensation in excess of  $1 million paid to the corporation’s principal executive officer and/or any of its three other most highly compensated executive officers for that applicable year (not counting, for this purpose, its principal financial officer) only if the compensation is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. Since we are currently a privately held corporation, Section 162(m) does not currently apply to our compensation. Under the transition rules, in general, compensation paid under a plan that existed while we are private is exempt from the $1,000,000 deduction limit until the first annual meeting of our stockholders after the close of the third calendar year following the calendar year in which our initial public offering occurs, unless the plan is earlier materially modified. We will take these transition rules into account when awarding compensation to our named executive officers, to the extent applicable and deemed appropriate. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that action is appropriate and in our best interests.
Tax withholding.   The Company may deduct or withhold from amounts due under the 2015 Plan or other compensation payable, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Grantee arising as a result of the plan. The plan administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Grantee to elect to have the Company withhold shares of common stock otherwise issuable under an award (or allow the surrender of shares).
Foreign Participants.   If any individual who receives a grant under the 2015 Plan is subject to taxation in countries other than the United States, the 2015 Plan provides that the plan administrator may make grants to such individuals on such terms and conditions as the plan administrator determines appropriate to comply with the laws of the applicable countries.
Director Compensation
We have not historically paid compensation to our directors for their service on our board of directors.
Effective upon the closing of this offering, our directors will be entitled to receive the following compensation for their services:
•
Annual Cash Retainer — $20,000

•
Chairman of the Board Cash Retainer — $15,000

•
Audit Committee Chair Retainer — $7,500

•
Compensation Committee Chair Retainer — $5,000

•
Nominating and Corporate Governance Committee Chair Retainer — $3,500

•
Initial Equity Grant — 10,000 shares

•
Annual Equity Grant — 7,000 shares

Mr. Step and Mr. Andrew Ritter will not receive any compensation for their service on our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2015, on a pre-offering basis and as adjusted to reflect the sale of our common stock offered by this prospectus, by:
•
our named executive officers;

•
each of our directors;

•
all of our current directors and executive officers as a group; and

•
each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of April 30, 2015, pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The percentage of beneficial ownership of our common stock before this offering is based on an aggregate of 3,788,060 shares outstanding, consisting of  (i) 465,384 shares of common stock outstanding as of the date of this prospectus and (ii) 3,322,676 shares of common stock into which all of our preferred stock outstanding as of the date of this prospectus will be converted immediately prior to this offering. The percentage of beneficial ownership of our common stock after the offering is based on 7,780,060 shares of common stock outstanding after the offering, which includes the common stock to be sold by us in the offering, assuming no exercise of the over-allotment option by the underwriter.
Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Ritter Pharmaceuticals, Inc., 1801 Century Park East #1820, Los Angeles, California 90067.
Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
		Before Offering	After Offering
Five Percent Stockholders
Javelin Venture Partners I SPV I, LLC(1)(2)(3)	645,506	15.7%	7.6%
Javelin Venture Partners, L.P.(1)(3)(4)	1,331,028	34.4%	16.9%
Stonehenge Partners LLC(5)(6)(7)	817,272	21.6%	10.5%
Executive Officers, Directors and Director Nominees
Michael D. Step(8)	169,604	4.3%	2.1%
Andrew J. Ritter(6)(9)	24,475	*	*
Ira E. Ritter(7)(10)	24,475	*	*
Noah Doyle(3)(11)	22,727	*	*
Matthew W. Foehr	—	*	*
Paul V. Maier	—	*	*
Gerald T. Proehl	—	*	*
All current executive officers and directors as a group (8 persons)	241,281	6.1%	3.0%

*
Represents beneficial ownership of less than 1% of the shares of common stock.

(1)
The address of Javelin I and Javelin is One Rincon Center, 101 Spear Street, Suite 255, San Francisco, California 94105.

(2)
Includes 322,753 shares of common stock into which the shares of preferred stock held of record by Javelin I are convertible. This number also includes warrants to purchase an aggregate of 322,753 shares of our common stock, which are currently exercisable.

(3)
As the managing director of Javelin I and Javelin, Noah Doyle may be deemed the beneficial owner of these shares. Mr. Doyle expressly disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.

(4)
Includes 1,247,804 shares of common stock into which the shares of preferred stock held of record by Javelin are convertible. This number also includes warrants to purchase an aggregate of 83,224 shares of our common stock, which are currently exercisable.

(5)
The address of Stonehenge Partners LLC is 21800 Oxnard Street, Suite 250, Woodland Hills, California 91367. Consists of 817,272 shares of common stock into which the shares of preferred stock held of record by Stonehenge Partners LLC are convertible.

(6)
As a managing partner of Stonehenge Partners LLC, Andrew Ritter may be deemed the beneficial owner of these shares. Andrew Ritter expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)
As a managing partner of Stonehenge Partners LLC, Ira Ritter may be deemed the beneficial owner of these shares. Ira Ritter expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8)
Represents shares underlying stock option awards that are currently exercisable or exercisable within 60 days of April 30, 2015.

(9)
Represents shares underlying stock option awards that are currently exercisable or exercisable within 60 days of April 30, 2015

(10)
Represents shares underlying stock option awards that are currently exercisable or exercisable within 60 days of April 30, 2015.

(11)
Includes 8,741 shares of common stock into which the shares of preferred stock held of record by Mr. Doyle are convertible.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
In addition to the director and executive officer compensation arrangements discussed above in “Executive and Director Compensation,” since January 1, 2012, we have been a party to the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.
Transactions with Andela Group Inc.
Prior to and during his employment with the Company, Ira Ritter served as the chief executive officer of Andela Group Inc, or Andela, a company he founded in 1987, which is involved in corporate management, strategic and financial consulting. From January 1, 2012 until the date of this prospectus, the Company incurred approximately $635,000 of expenses for services received from Andela.
Promissory Notes issued to Javelin Venture Partners, L.P.
In February and May of 2012, we issued two subordinated convertible promissory notes, or the 2012 Notes, in the aggregate principal amount of  $776,446 to Javelin, who, at that time, held greater than 5% and continues to hold greater than 5% of our outstanding voting securities. The notes each bore interest at a rate of 6% per annum. These notes were converted into an aggregate of 664,964 shares of our Series B preferred stock in July 2012 (as described below).
In May, September and October of 2014, we issued three subordinated convertible promissory notes, or the 2014 Notes, in the aggregate principal amount of  $510,000 to Javelin. The 2014 Notes each bore interest at a rate of 8% per annum. On October 9, 2014, we issued an unsecured promissory note in the principal amount of  $70,000 to Javelin, which bore interest at a rate of 5% per annum. These notes were converted into an aggregate of 595,052 shares of our Series C preferred stock in the Initial Series C Closing (as described below).
Since January 1, 2012, the largest principal amount outstanding to Javelin with respect to the 2012 Notes, the 2014 Notes and the October 2, 2014 unsecured note described above was $776,446.
Noah Doyle, one of our directors, is the managing director of Javelin.
Series B Preferred Stock issued to Javelin Venture Partners, L.P.
In July 2012 and November 2013, we issued 2,848,956 shares of Series B preferred stock to Javelin for an aggregate purchase price of approximately $3.39 million (which consisted of cash and the cancellation of the 2012 Notes).
Series C Preferred Stock Closings
On December 4, 2014, we issued an aggregate of 595,052 shares of Series C preferred stock and warrants to purchase 83,224 shares of our common stock to Javelin and 473,764 shares of Series C preferred stock and warrants to purchase 66,260 shares of our common stock to Javelin I in the Initial Series C Closing for an aggregate purchase price of approximately $1.21 million (consisting of cash and the cancellation of the 2014 Notes and the October 2, 2014 unsecured promissory note described above).
On December 8, 2014, we issued 1,833,927 shares of Series C preferred stock and warrants to purchase 256,493 shares of our common stock at an exercise price of  $9.30 per share, to Javelin I in the Second Series C Closing for an aggregate cash purchase price of approximately $2.39 million.
Initial Public Offering
Certain of our existing stockholders, as well as certain of our directors, are purchasing an aggregate of up to approximately $4.2 million of shares of our common stock in this offering at the initial public offering price.

Policy for Approval of Related Person Transactions
Pursuant to the written charter of our audit committee that will be in effect upon completion of this offering, the audit committee will be responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.
In reviewing and approving such transactions, the audit committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion will be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction will be entered into prior to the completion of these procedures.
The audit committee or its chair, as the case may be, will approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.
Indemnification Agreements
We have entered or plan to enter into indemnification agreements with each of our directors and officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. The indemnification agreements and our restated certificate of incorporation and restated bylaws (each of which will be effective upon completion of this offering) require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management — Limitation of Directors’ and Officers’ Liability and Indemnification.”

DESCRIPTION OF CAPITAL STOCK
Our restated certificate of incorporation, as amended, or the Restated Certificate, currently authorizes us to issue up to 50,000,000 shares of common stock, par value $0.001 per share, and 25,266,146 shares of preferred stock, par value $0.001 per share, including 7,200,000 shares of Series A-1 preferred stock, 1,687,500 shares of Series A-2 preferred stock, 4,220,464 shares of Series A-3 preferred stock, 7,658,182 shares of Series B preferred stock and 4,500,000 shares of Series C preferred stock.
As of March 31, 2015, there were 465,384 shares of our common stock outstanding, held of record by 20 stockholders. The number of shares of common stock outstanding as of March 31, 2015 does not include (i) 3,322,676 shares of common stock issuable upon the conversion of our outstanding shares of convertible preferred stock, (ii) 418,323 shares of common stock issuable upon the exercise of our outstanding warrants to purchase common stock and (iii) 1,787,799 shares of common stock issuable upon the exercise of outstanding options to purchase common stock.
As of March 31, 2015, there were 7,200,000 shares of Series A-1 preferred stock outstanding, 1,687,500 shares of Series A-2 preferred stock outstanding, 4,220,464 shares of Series A-3 preferred stock outstanding, 7,658,182 shares of Series B preferred stock outstanding, and 2,991,016 shares of Series C preferred stock outstanding.
In accordance with the terms of our Restated Certificate, upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of our common stock for aggregate gross proceeds to us in excess of $10,000,000, our preferred stock will automatically convert into an aggregate of 3,322,676 shares of our common stock.
On June 17, 2015, we amended our Restated Certificate, to effect a 1-for-7.15 reverse stock split. Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a pro forma basis to reflect the reverse stock split.
Prior to the closing of this offering we intend to amend and restate our Restated Certificate to, among other things, eliminate the current provisions relating to our preferred stock. The following is a summary of our capital stock and provisions of the amended and restated certificate of incorporation, or the Amended Certificate, and the amended and restated bylaws, or the Amended Bylaws, that will become effective prior to the closing of this offering. For more detailed information, please see the Form of Amended and Restated Certificate of Incorporation and the Form of Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur prior to the closing of this offering.
Upon completion of this offering, we will be authorized to issue 25,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, and there will be 7,788,060 shares of common stock and no shares of preferred stock outstanding.
Common Stock
Assuming the conversion of all outstanding shares of our preferred stock immediately prior to this offering, based on an initial public offering price of  $5.00 per share, there will be no more than 7,788,060 shares of our common stock outstanding immediately following the consummation of this offering, but assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants.
Unless otherwise indicated, all references to share numbers in this prospectus filed as part of this registration statement reflect the effects of the reverse stock split.
All outstanding shares of our common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the conversion of our preferred stock and in connection with this offering will be fully paid and nonassessable.

Pursuant to the terms of the Amended Certificate we intend to adopt in connection with this offering, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common stock.
Preferred Stock
Pursuant to the terms of the Amended Certificate we intend to adopt in connection with this offering, our board of directors will have the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.
Registration Rights
On September 15, 2008, we entered into an Investors’ Rights Agreement with certain holders of our preferred stock. Such Investors’ Rights Agreement was amended and restated on November 17, 2010. The Amended and Restated Investors’ Rights Agreement was amended on each of January 13, 2011, February 6, 2012 and December 4, 2014. We are entering into another amendment to the Amended and Restated Investors’ Rights Agreement in order to terminate certain board election and designation rights effective as of the consummation of the offering. The Amended and Restated Investors’ Rights Agreement, as amended, provides such holders with certain demand and piggyback registration rights with respect to shares of our common stock into which the shares of our preferred stock are convertible.
Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
The provisions of Delaware law and our Amended Certificate and Amended Bylaws, which will become effective prior to the completion of this offering, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.
Delaware Statutory Business Combinations Provision.   We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.
Election and Removal of Directors.   Except as may otherwise be provided by the DGCL, any director or the entire board of directors may be removed, with or without cause, at an annual meeting or a special meeting called for that purpose, by the affirmative vote of the majority of the votes cast by the shares of our capital stock present in person or represented by proxy at such meeting and entitled to vote thereon, provided a quorum is present. Vacancies on our board of directors resulting from the removal of directors and newly created directorships resulting from any increase in the number of directors may be filled solely by the affirmative vote of a majority of the remaining directors then in office (although less than a quorum) or by the sole remaining director. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors. Our certificate of incorporation and bylaws will not provide for cumulative voting in the election of directors.
Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.   Our Amended Bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days or more than 120 days prior to the anniversary of the previous year’s annual meeting.
Special Meetings of Stockholders.   Special meetings of the stockholders may be called at any time only by the board of directors, the Chairman of the board of directors, the Chief Executive Officer or the President, subject to the rights of the holders of any series of preferred stock then outstanding.
Blank-Check Preferred Stock.   Our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be Corporate Stock Transfer, Inc.
Stock Market Listing
We have been approved to list our common stock on The NASDAQ Capital Market under the symbol “RTTR.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. If a public market does develop, future sales of significant amounts of our common stock, including shares issued upon exercise of outstanding options, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We have been approved to list our common stock on The NASDAQ Capital Market, subject to official notice of issuance, under the symbol “RTTR.”
Upon the closing of the offering made hereby, we will have outstanding an aggregate of 7,788,060 shares of common stock, assuming no exercise by the underwriters of their over-allotment option or of the representative’s warrants and no exercise of outstanding options. Of these shares, all of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of our common stock purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below.
The remaining 3,788,060 shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act. One such safe-harbor exemption is Rule 144, which is summarized below.
Rule 144
Affiliate Resales of Shares
Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of the offering made hereby, and the shares of common stock that our preferred stock can be converted into are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.
In general, subject to the lock-up agreements described below, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate of ours at any time during the three months immediately before a sale can sell restricted shares of our common stock in compliance with the following requirements of Rule 144.
Holding period:   If the shares are restricted securities, an affiliate must have beneficially owned the shares of our common stock for at least six months.
Manner of sale:   An affiliate must sell its shares in “broker’s transactions” or certain “riskless principal transactions” or to market makers, each within the meaning of Rule 144.
Limitation on number of shares sold:   An affiliate is only allowed to sell within any three-month period an aggregate number of shares of our common stock that does not exceed the greater of:
•
one percent of the number of the total number of shares of our common stock then outstanding, which will equal approximately 77,880 shares immediately after this offering; and

•
the average weekly trading volume in our common stock on the stock exchange where our common stock is traded during the four calendar weeks preceding either (i) to the extent that the seller is required to file a notice on Form 144 with respect to such sale, the date of filing such notice, (ii) the date of receipt of the order to execute the transaction by the broker or (iii) the date of execution of the transaction with the market maker.

Current public information:   An affiliate may only resell its restricted securities to the extent that adequate current public information, as defined in Rule 144, is available about us, which, in our case, means that we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for a

period of at least 90 days prior to the date of the sale and we have filed all reports with the Securities and Exchange Commission required by those sections during the preceding 12 months (or such shorter period that we have been subject to these filing requirements).
Notice on Form 144:   If the number of shares of our common stock being sold by an affiliate under Rule 144 during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, then the seller must file a notice on Form 144 with the Securities and Exchange Commission and the stock exchange on which our common stock is traded concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Shares
Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Subject to the lock-up agreements described below, those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.
Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.
Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.
Rule 701
In general, under Rule 701 of the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.
The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.
Stock Options
As of March 31, 2015, options to purchase a total of 1,787,799 shares of common stock were outstanding and exercisable. All of the shares subject to these options are subject to lock-up agreements.
Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options under our existing stock plans or issuable pursuant to our 2015 Plan. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Lock-Up Agreements
Our officers, directors and each holder of our outstanding shares, have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock held prior to the offering for a period of 180 days after the date of this prospectus, without the prior written consent of Aegis Capital Corp., the representative of the underwriters. Aegis Capital Corp., as the representative of the underwriters, may in its sole discretion choose to release any or all of these shares from these restrictions prior to the expiration of the 180-day period.

UNDERWRITING
Aegis Capital Corp. is acting as the sole book-running manager for this offering and as representative of the underwriters, or the Representative. We have entered into an underwriting agreement, dated June 24, 2015, with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:
Underwriter	Number of Shares
Aegis Capital Corp	3,400,000
Chardan Capital Markets, LLC	500,000
Barrington Research Associates, Inc.	100,000
Total	4,000,000

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Over-allotment Option.   We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 600,000 additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $23,000,000 and the total net proceeds, before expenses, to us will be approximately $21,390,000.
Discount.   The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.
	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$5.00	$20,000,000	$23,000,000
Underwriting discount (7%)(1)	$0.35	$1,400,000	$1,610,000
Proceeds, before expense, to us(1)	$4.65	$18,600,000	$21,390,000
Non-accountable expense allowance (1%)(2)	$0.05	$200,000	$200,000

(1)
The underwriters will be entitled to an underwriting discount equal to 3.5% (as opposed to 7%) of the gross proceeds received from sales of shares to certain of our insiders in this offering, which will increase the proceeds, before expenses, to us by certain amounts.

(2)
The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

The underwriters propose to offer the shares to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of  $0.20 per share. After the initial public offering, the public offering price and concession to dealers may be changed.
We have paid an expense deposit of  $25,000 to the representative for out-of-pocket accountable expenses, which will be applied against the accountable expense allowance (in compliance with FINRA Rule 5110(f)(2)(c)) that will be paid by us to the underwriter in connection with this offering. We have also agreed to pay upon successful completion of this offering the underwriter’s expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and $15,000 in the aggregate; (b) all filing fees associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration or qualification of securities offered under the “blue sky” securities laws of such states and other jurisdictions designated by the underwriter, including up to a maximum payment of  $15,000 in legal fees to underwriter’s counsel in connection with fees, expenses and disbursements related only to “blue sky” filings for an offering commenced on the Over the Counter Bulletin Board; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (e) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in an amount not to exceed $2,500; (f) the reasonable fees and expenses of the underwriter’s legal counsel; (g) the $21,775 cost associated with the use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (h) up to $20,000 of the underwriter’s actual accountable road show expenses for this offering. Notwithstanding the foregoing, the maximum amount of accountable out-of-pocket expenses of the underwriters that we will be required to pay will not exceed $125,000 in the aggregate, including but not limited to the reasonable legal fees and road show expenses described herein.
Certain of our insiders are purchasing an aggregate of up to approximately $5.1 million of shares of our common stock in this offering at the initial public offering price. The underwriters in this offering will be entitled to an underwriting discount equal to 3.5% (as opposed to 7%) of the gross proceeds received from our insiders. All of the other compensation the underwriters are entitled to receive in connection with this offering, including the non-accountable expense allowance and the Representative’s warrants to the extent such sales are not made as part of the underwriters’ over-allotment option, shall apply with respect to such sales to our insiders.
We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $1,000,000.
Discretionary Accounts.   The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Lock-Up Agreements.   Pursuant to certain “lock-up” agreements, we, our executive officers and directors, and all holders of our outstanding shares of common stock on a fully diluted basis (including shares underlying options, warrants and convertible securities) have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the Representative, for a period of 180 days from the date of effectiveness of the offering.
Representative’s Warrants.   We have agreed to issue to the Representative warrants to purchase up to a total of 160,000 shares of common stock (4% of the shares of common stock sold in this offering, but excluding the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to $6.25 per share, or 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of

FINRA. The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of effectiveness. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.
Right of First Refusal.   For a period of twelve (12) months from the effective date of this prospectus, the Company will grant to the Representative an irrevocable right of first refusal to act as sole book-runner and/or sole placement agent, at Aegis’ sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such twelve (12) month period of the Company, or any successor to or any subsidiary of the Company, on terms customary to the Representative.
Electronic Offer, Sale and Distribution of Securities.   A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares and warrants to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Determination of the Initial Public Offering Price.   Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations between us and the Representative of the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:
•
the information included in this prospectus and otherwise available to the Representative;

•
the valuation multiples of publicly traded companies that the Representative believes to be comparable to us;

•
our financial information;

•
our prospects and the history and the prospectus of the industry in which we compete;

•
an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•
the present state of our development; and

•
the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price.

Stabilization.   In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.
•
Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•
Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive market making.   In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.
Other Terms.   Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.
Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
•
to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity that has two or more of  (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);

•
to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and

Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the common stock has not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock has not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such common stock been registered for sale in Israel. The shares and warrants may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the common stock in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
•
to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•
in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common stock or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•
in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common stock in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock being declared null and void and in the liability of the entity transferring the common stock for any damages suffered by the investors.
Japan
The common stock has not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock has not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the common stock have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.
No offer or invitation to subscribe for common stock is valid or permitted in the Dubai International Financial Centre.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS
The validity of the shares of the common stock offered by this prospectus will be passed upon for us by Reed Smith LLP, New York, New York. The underwriters are being represented by Greenberg Traurig, LLP, New York, New York.
EXPERTS
Mayer Hoffman McCann P.C., our independent registered public accounting firm, has audited our balance sheets as of December 31, 2014 and 2013, and the related statements of operations, changes in securities subject to redemption and shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2014, as set forth in their report, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern. We have included our financial statements in this prospectus and in this registration statement in reliance on the report of Mayer Hoffman McCann P.C. given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.
You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.
Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the web site of the Securities and Exchange Commission referred to above.

RITTER PHARMACEUTICALS, INC.
UNAUDITED INTERIM FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
RITTER PHARMACEUTICALS, INC.
We have audited the accompanying balance sheets of Ritter Pharmaceuticals, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, statements of changes in securities subject to redemption and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2014, and the related notes to the financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ritter Pharmaceuticals, Inc. as of December 31, 2014 and 2013, and results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring operating losses and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
/s/ Mayer Hoffman McCann P.C.
Orange County, California
March 13, 2015, except for the matters noted in Note 11, as to which the date is April 24, 2015, and except for the effects of the reverse stock split as described in Note 2 and Note 3, as to which the date is June 19, 2015.

RITTER PHARMACEUTICALS, INC.
BALANCE SHEETS
	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$2,747,248	$448,226
Prepaid expenses	57,115	76,636
Total current assets	2,804,363	524,862
Other assets	10,331	15,359
Deferred offering costs	143,454	—
Property and equipment, net	5,172	7,485
Total Assets	$2,963,320	$547,706
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,083,597	$834,496
Accrued expenses	168,635	27,443
Notes payable	—	31,500
Other liabilities	2,518	4,517
Total current liabilities	1,254,750	897,956
Preferred stock subject to redemption, $0.001 par value, 16,378,646 and 11,878,646 shares authorized as of December 31, 2014 and December 31, 2013, respectively, 13,399,668 and 10,408,652 shares issued and outstanding at December 31, 2014 and December 2013, respectively. $9.1 million aggregate liquidation preference of Series B cumulative preferred stock at December 31, 2014	16,203,612	12,413,876
Stockholders’ deficit
Preferred stock, par value $0.001, 8,887,500 shares authorized, issued and outstanding as of December 31, 2014 and December 31, 2013	8,888	8,888
Common stock, par value $0.001, 50,000,000 and 26,500,000 shares authorized as of December 31, 2014 and December 31, 2013, respectively; 465,384 and 451,398 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	465	451
Additional paid-in capital	3,399,924	2,059,347
Accumulated deficit	(17,904,319)	(14,832,812)
Total stockholders’ deficit	(14,495,042)	(12,764,126)
Total Liabilities and Stockholders’ Deficit	$2,963,320	$547,706

See accompanying notes to financial statements

RITTER PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
	For the Years Ended December 31,
	2014	2013
Operating costs and expenses:
Research and development	$113,931	$461,551
Patent costs	197,731	292,358
General and administrative	1,969,960	1,356,888
Total operating expenses	2,281,622	2,110,797
Operating loss	(2,281,622)	(2,110,797)
Other expense (income):
Interest income	(525)	(1,677)
Interest expense	213,516	6,076
Other income	(21,148)	(19,365)
Total other expense (income)	191,843	(14,966)
Net loss	$(2,473,465)	$(2,095,831)
Cumulative preferred stock dividends	589,462	547,303
Accretion of discount on Series C preferred stock	8,580	—
Net loss applicable to common stockholders	$(3,071,507)	$(2,643,134)
Net loss per common share – basic and diluted	$(6.79)	$(5.86)
Weighted average common shares outstanding – basic and diluted	452,509	451,398

See accompanying notes to financial statements

RITTER PHARMACEUTICALS, INC.
STATEMENTS OF CHANGES IN SECURITIES SUBJECT TO REDEMPTION AND STOCKHOLDERS’ DEFICIT
	Preferred Stock Subject to Redemption		Stockholders’ Deficit						Total Stockholders’ Deficit
			Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2012	9,885,423	$11,093,677	8,887,500	$8,888	451,398	$451	$2,032,697	$(12,189,678)	$(10,147,642)
Conversion of note payable into shares	103,234	122,901	—	—	—	—	12,253	—	12,253
Prepaid forward sale of Series B preferred stock	—	150,000	—	—	—	—	—	—	—
Issuance of shares subject to redemption	419,995	499,995	—	—	—	—	—	—	—
Stock based compensation	—	—	—	—	—	—	14,397	—	14,397
Cumulative dividends on Series B preferred stock	—	547,303	—	—	—	—	—	(547,303)	(547,303)
Net loss	—	—	—	—	—	—	—	(2,095,831)	(2,095,831)
Balance at December 31, 2013	10,408,652	$12,413,876	8,887,500	$8,888	451,398	$451	$2,059,347	$(14,832,812)	$(12,764,126)
Conversion of notes payable into preferred stock subject to redemption and warrants to purchase common stock	621,788	660,635	—	—	—	—	136,733	—	136,733
Issuance of preferred stock subject to redemption and warrants to purchase common stock, net of offering cost of $68,767	2,369,228	2,531,059	—	—	—	—	482,068	—	482,068
Exercise of options on common stock	—	—	—	—	13,986	14	14,386	—	14,400
Stock based compensation	—	—	—	—	—	—	707,390	—	707,390
Cumulative dividends on Series B preferred stock	—	589,462	—	—	—	—	—	(589,462)	(589,462)
Accretion of discount on Series C preferred stock	—	8,580	—	—	—	—	—	(8,580)	(8,580)
Net loss	—	—	—	—	—	—	—	(2,473,465)	(2,473,465)
Balance at December 31, 2014	13,399,668	$16,203,612	8,887,500	$8,888	465,384	$465	$3,399,924	$(17,904,319)	$(14,495,042)

See accompanying notes to financial statements

RITTER PHARMACEUTICALS, INC.
STATEMENTS OF CASH FLOWS
	For the Years Ended December 31,
	2014	2013
Cash flows from operating activities
Net loss	$(2,473,465)	$(2,095,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,479	2,139
Stock based compensation	707,390	14,397
Change in fair value of put embedded in convertible debt	(21,148)	—
Accretion of discount on convertible debt	10,192	—
Non-cash interest on conversion of debt	184,445	—
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Prepaid expenses	19,521	1,655
Other assets	5,028	(7,903)
Accounts payable	249,101	119,742
Accrued expenses	160,071	4,370
Other liabilities	(1,999)	4,517
Net cash used in operating activities	(1,157,385)	(1,956,914)
Cash flows from investing activities
Purchase of property and equipment	(1,166)	(8,692)
Net cash used in investing activities	(1,166)	(8,692)
Cash flows from financing activities
Deferred offering costs	(143,454)	—
Proceeds from borrowing under notes payable	605,000	—
Repayment of borrowing under note payable	(31,500)	(6,000)
Net proceeds from issuance of preferred stock subject to redemption and warrants to purchase common stock	3,013,127	499,995
Proceeds received on prepaid forward sale of preferred stock subject to redemption	—	150,000
Proceeds from exercise of options on common stock	14,400	—
Net cash provided by financing activities	3,457,573	643,995
Net increase (decrease) in cash	2,299,022	(1,321,611)
Cash at beginning of period	448,226	1,769,837
Cash at end of period	$2,747,248	$448,226
Non-cash financing activities:
Conversion of account payable to note payable	$—	$37,500
Conversion of notes payable into preferred stock subject to redemption and warrants to purchase common stock	$612,923	$135,154
Cumulative preferred stock dividends	$589,462	$547,303
Accretion of Series C	$8,580
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
See accompanying notes to financial statements

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES
Ritter Pharmaceuticals, Inc. (“Ritter” or the “Company”) is a Delaware corporation headquartered in Los Angeles, California. The Company was formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC, and converted into a Delaware corporation on September 16, 2008.
The Company is a privately held pharmaceutical company that develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. The Company’s leading compound, RP-G28, is currently under development for the treatment of lactose intolerance. RP-G28 has the potential to become the first FDA-approved drug for the reduction of symptoms associated with lactose intolerance, a debilitating disease that affects over 1 billion people worldwide.
NOTE 2 — BASIS OF PRESENTATION
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.
All common share amounts and per share amounts have been adjusted to reflect a 1-for-7.15 reverse stock split of the Company’s common stock effected on June 17, 2015.
The Company currently operates in one business segment focusing on the development and commercialization of RP-G28. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business or separate business entities.
Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not yet realized any significant revenues from its planned principal operations. The Company had net losses of approximately $2.5 million and $2.1 million for the years ended December 31, 2014 and 2013, respectively, and had net cash used in operating activities of approximately $1.2 million and $2 million for the years ended December 31, 2014 and 2013, respectively. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.
Since inception, the operations of the Company have been funded through the sale of common shares, preferred shares and convertible debt. Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.
The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosed in the

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others: the valuation allowance of deferred tax assets resulting from net operating losses and the valuation of the Company’s common stock and options on the Company’s common stock.
Concentration of Credit Risk
Cash consists of checking accounts. While cash held by financial institutions may at times exceed federally insured limits, management believes that no material credit or market risk exposure exists due to the high quality of the institutions. The Company has not experienced any losses on such accounts.
Deferred Offering Costs
Deferred offering costs, which primarily consist of direct, incremental banking, legal and accounting fees relating to a planned public offering of the Company’s common stock, are capitalized within long term assets. The deferred offering costs will be reclassified to additional paid-in capital upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed.
Accrued Expenses
The Company incurs periodic expenses such as research and development, salaries, taxes, and professional fees. An adjusting entry to accrue expenses is necessary when expenses have been incurred by the Company prior to them being paid. When a vendor’s invoice is not received, the Company is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred for the service when the Company has not yet been invoiced or otherwise notified of the actual cost. The majority of the Company’s service providers invoice monthly in arrears for services performed or when contractual milestones are met. The Company estimates accrued expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments if necessary.
Property and Equipment
Property and equipment is carried at cost and depreciated on a straight-line basis over the estimated useful lives of assets, generally five to seven years. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the respective lease on a straight line basis. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciated are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.
Accounting for Income Taxes
Deferred tax assets and liabilities are recognized for the expected future consequences of events that have been reflected in the financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax basis of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. Such differences arise primarily from stock-based compensation and net operating loss carryforwards. The Company records a valuation allowance to reduce deferred income tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Prior to September 15, 2008, the Company was a limited liability company and the Company’s tax losses and credits generally flowed directly to the members.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

Research and Development
The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical trial costs, manufacturing costs for both clinical and pre-clinical materials as well as other contracted services, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.
Patent Costs
The Company has no historical data to support a probable future economic benefit for the arising patent applications, filing and prosecution costs. Therefore, patent costs are expensed as incurred. Should the Company experience a legal cost to defend a patent in the future, that cost would be capitalized only when it is part of the cost of retaining and obtaining the future economic benefit of the patent. Costs related to an unsuccessful outcome would be expensed.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair Value of Financial Instruments
ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2014 and 2013, the recorded values of cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, and notes payable approximate the fair values due to the short-term nature of the instruments.
Employee Stock-based Compensation
Stock-based compensation issued to employees and members of the Company’s Board of Directors is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock-based award is recognized as an expense over the requisite service period of the award on a straight-line basis.
For purposes of determining the variables used in the calculation of stock-based compensation issued to employees, the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s statements of operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company’s financial statements.
Stock-based Compensation Issued to Non-employees
Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period, which is generally the vesting period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.
Net Loss Per Share
The Company determines basic loss per share and diluted loss per share in accordance with the provisions of ASC 260, “Earnings per Share.” Basic net loss per share is calculated by dividing net loss by the weighted-average common shares outstanding. Diluted net loss per share is calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The potentially dilutive stock options issued under the 2008 Stock plan and 2009 Stock Plan (described in Note 8, below) and the Series B preferred stock issuable under the Put/Call (described in Note 7, below) were not considered in the computation of diluted net loss per share because they would be anti-dilutive.
All common share amounts and per share amounts have been adjusted to reflect a 1-for-7.15 reverse stock split of the Company’s common stock effected on June 17, 2015.
Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company is required to record all components of comprehensive loss in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive loss, including foreign currency translation adjustments and unrealized gains and losses on investments are reported, net of their related tax effect, to arrive at a comprehensive loss. For the years ended December 31, 2014 and 2013, comprehensive loss was equal to the net loss.
Recent Accounting Pronouncements
In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP. In addition, the ASU eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. In addition, ASU 2014-10 requires an entity that has not commenced principal operations to provide disclosures about the risks and uncertainties related to the activities in which the entity is currently engaged and an understanding of what those activities are being directed toward. This ASU is effective for annual

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company has elected to adopt this ASU and its adoption resulted in the removal of previously required development stage disclosures. Adoption of this ASU did not impact the Company’s financial position, operations or cash flows.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40) — Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Management is currently evaluating the new guidance and has not determined the impact this standard may have on the Company’s financial statements.
NOTE 4 — PROPERTY AND EQUIPMENT
Property and equipment consists of the following:
		As of December 31,
	Estimated Life	2014	2013
Computers and equipment	5 years	$5,487	$4,320
Furniture and fixtures	7 years	4,270	4,270
Leasehold improvements	7 years	—	3,500
Total property and equipment		9,757	12,090
Accumulated depreciation		(4,585)	(4,605)
Total property and equipment, net of accumulated depreciation		$5,172	$7,485

In 2014, the Company disposed its leasehold improvements. Depreciation expense of approximately $3,500 and $2,100 was recognized for the years ended December 31, 2014 and 2013, respectively, and is classified in general and administrative expense in the accompanying Statements of Operations.
NOTE 5 — NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE
In November 2013, the Company converted $37,500 of accounts payable into a note payable resulting from a compromise settlement with a vendor to complete satisfaction of all rights, claims, causes of action, indebtedness, and assertions that the vendor may have against the Company. The note payable has a term of one year and requires payments of  $3,000 per month. The note payable has no stated interest rate and, due to the short-term nature of the note, the Company did not impute interest on the note. The note was fully paid in October 2014.
In 2014, the Company issued a combination of convertible notes payable and a note payable for a total principal balance of  $605,000 (the “2014 Notes”) to two investors and converted all of these outstanding notes, plus accrued interest, into Series C preferred stock and warrants to purchase the Company’s common stock. These notes were convertible upon a qualified equity financing, pursuant to which the Company sold, with the principal purpose of raising capital, a new class of preferred stock with an aggregate sales price of not less than $3,000,000, including the principal and accrued but unpaid interest of any notes which are converted into the preferred securities (“Qualified Equity Financing”), or upon a change of control.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

The convertible notes payables with a principal balance of  $535,000 settle by providing the holder with a variable number of the Company’s shares with an aggregate fair value determined by reference to the debt principal outstanding. Because the value that the holder receives at settlement does not vary with the value of the Company’s equity shares, the settlement provision is not considered a conversion option for financial accounting purposes. Rather, these notes are recognized as share-settled debt at amortized cost.
Details of the 2014 Notes are as follows:
(a)
In May and September 2014, the Company issued a total of  $455,000 of subordinated convertible promissory notes. These notes have a term of 12 months and bear interest at a rate of 8% per annum until paid in full. These notes are convertible upon a Qualified Equity Financing or upon a change of control at a price per share equal to seventy-five percent (75%) of the price per share paid by the investors (other than the 2014 Note holders) participating in the Qualified Equity Financing. The Company evaluated the change of control put embedded in these notes, which provides for cash settlement of these notes at two (2) times the principal amount upon a change of control, in accordance with ASC 815-15-25. The embedded change of control put is not clearly and closely related to the debt host instrument and therefore has been separately measured at fair value. The proceeds received upon issuing these notes was first allocated to the fair value of the embedded put with the remainder to the debt host instrument, resulting in a discount of approximately $21,000 to the face amount of the notes. The discount is amortized to interest expense over the term of the debt. The Company amortized approximately $10,000 to interest expense in the year ended December 31, 2014. Additionally, the Company recognized a gain of approximately $21,000 in the year ended December 31, 2014 due to the reduction in fair value of the put resulted from the decreased probability of a change in control occurring as the notes approached maturity and ultimate conversion.

(b)
In October 2014, the Company issued an $80,000 subordinated convertible promissory note. These notes have a term of 12 months and bear interest at a rate of 8% per annum until paid in full. The terms of this note provided an automatic conversion upon a Qualified Equity Financing at a price per share equal to seventy-five percent (75%) of the price per share paid by the investors (other than the 2014 Note holders) participating in the Qualified Equity Financing.

(c)
In addition, the Company issued a $70,000 principal amount unsecured promissory note on October 9, 2014. This note bears interest at a rate of 5% per annum until paid in full. All principal and accrued interest under this note must be paid upon demand of the holder at any time after one year of the date of the note.

As described in Note 7, all of the Company’s outstanding debt was converted or exchanged for Series C preferred stock and warrants to purchase common stock in December 2014.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Employment Agreements
Michael Step
On December 2, 2014, the Company entered into a letter agreement (the “Step Letter Agreement”), with Michael Step, the Company’s current Chief Executive Officer, setting forth the terms of his employment. The Step Letter Agreement provides that Michael Step will be entitled to an annual base salary of  $360,000 and a total of three grants of options to purchase the Company’s common stock.
The first two options entitle Michael Step to purchase 646,537 and 73,377 of the Company’s shares, respectively, for an exercise price of  $5.86 per share. Each of these options is immediately exercisable in full as of the date of the grant, with 44/48ths of the total number of shares covered by each option subject to a right of repurchase by the Company upon termination of Michael Step’s employment with the Company

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

for any reason. This right of repurchase will lapse over a period of 44 months, with 1/44th of the total number of shares subject to the right of repurchase lapsing on January 1, 2015 and on the first day of each month thereafter. In addition, the right of repurchase will lapse in its entirety upon a termination of the employment.
The third option will only become exercisable if by October 1, 2015, the Company has raised a minimum of  $15,000,000 in one or more public and/or private equity financing transactions during the prior twelve (12) month period. In the event the Company closes such a qualified financing (a “Qualified Financing”), the third option will become immediately exercisable for such number of shares of common stock as will, together with the shares subject to the first option, represent 7.5% of the shares of common stock deemed to be outstanding on a fully-diluted basis after giving effect to the issuance of the third option. In the event the Company does not close a Qualified Financing on or before October 1, 2015, the third option will terminate in its entirety and be of no further force or effect. Seventy-five percent (75%) of the shares subject to the third option are subject to a right of repurchase by the Company upon termination of Michael Step’s employment for any reason. This right of repurchase will lapse with respect to 1/36th of the total number of shares subject to the right of repurchase on the first day of each month following the date on which the third option first becomes exercisable. In addition, the right of repurchase will lapse in its entirety upon Michael Step’s termination of employment.
Under the terms of the agreement, Michael Step will be entitled to receive certain payments in the event his employment is terminated under certain scenarios.
Andrew Ritter and Ira Ritter
On September 25, 2013, the Company’s Board of Directors approved the Executive Compensation Plan (the “Compensation Plan”) setting forth the compensation to be paid to Andrew Ritter and Ira Ritter, the Company’s current President and also the Company’s former Chief Executive Officer, and Chief Strategic Officer (“CSO”), respectively, for their contributions to the Company. Pursuant to the terms of the Compensation Plan, the CEO’s salary is $225,000 per year and the CSO’s salary is $210,000 per year. Each executive under the Compensation Plan is entitled to an annual car allowance which, if utilized, results in a reduction of their base salary for the amount used in any one year.
Each executive received options to purchase up to 48,951 shares of the Company’s common stock (each referred to in this section as “Executive Options”) pursuant to the 2009 Stock Plan, which options will vest based on specific performance conditions, described below.
Cash Bonus and Executive Options Performance Conditions
Under the Compensation Plan, each covered executive is entitled to the following cash payments and vests in Executive Options upon the satisfaction of the events described below:
•
FDA Meeting Bonus Opportunities.   In April 2013, each executive received a one-time cash bonus of  $10,000 for meeting with the FDA regarding RP-G28’s path to FDA approval. In addition, 2,360 shares of the Executive Options vested and became exercisable as of grant date of September 25, 2013. The balance of the 3,496 shares vests ratably on a monthly basis beginning on September 30, 2013.

•
Clinical Trial Funding Commitment Bonus Opportunities.   Each executive is entitled to receive a one-time cash bonus of  $75,000 upon the Company’s receipt of a commitment by a third party to fund a Phase 2 or later clinical trial; provided, however, that no such bonus may be paid at any time the Company has less than $2,000,000 in available cash. In addition, upon the satisfaction of this milestone, 35% of 10,489 shares of the Executive Options will vest and become exercisable, with the balance of the 10,489 shares vesting in 36 equal monthly installments beginning on the last day of the following month.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

•
Fundraising Bonus Opportunities.   Each executive is entitled to receive (i) a one-time cash bonus of  $50,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012, and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of  $2,000,000 and (ii) a one-time cash bonus of  $150,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012 and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $10,000,000 (which such bonus will be reduced by any cash bonus paid under subsection (i)); provided, however, that no bonus under subsection (i) or (ii) may be paid at any time the Company has less than $2,000,000 in available cash. In addition, upon the satisfaction of the milestone described in subsection (i), 35% of 6,993 shares of the Executive Options will vest and become exercisable, with the balance of the 6,993 shares vesting in 36 equal monthly installments beginning on the last day of the following month, and, upon satisfaction of the milestone described in subsection (ii), 35% of 13,986 shares of the Executive Options will vest and become exercisable, with the balance of the 13,986 shares vesting in 36 monthly installments beginning on the last day of the following month.

•
License Event Bonus Opportunities.   Each executive is entitled to receive the following bonus payments in connection with the closing of an exclusive license of RP-G28 and/or any future product candidate developed by the Company from time to time during the term of the Compensation Plan by an/or any option to exclusively license such product candidate to a third party (referred to under the Compensation Plan as a “License Event”) with a minimum upfront payment to the Company of  $2,000,000:

◦
A graduated cash bonus equal to (i) 5% of the Initial Period License Payment (as defined below) up to $5,000,000; (ii) 4% of the Initial Period License Payment in excess of  $5,000,000 up to $10,000,000; and (iii) 3% of the Initial Period License Payment in excess of $10,000,000. In addition, upon the Company’s receipt of an Initial Period License Payment of more than $2,000,000, 35% of 45,454 shares of their Executive Options will vest and become exercisable, with the balance of the 45,454 shares vesting in 36 monthly installments beginning on the last day of the following month.

◦
A cash bonus equal to 3% of any Annual Excess Milestone Payments (as defined below); provided, however that no such bonus may be paid at any time the Company has less than $1,000,000 in available cash. In addition, upon the Company’s receipt of an Annual Excess Milestone Payment, 35% of 6,993 shares of their Executive Options will vest and become exercisable, with the balance of the 6,993 shares vesting in 36 monthly installments beginning on the last day of the following month.

Notwithstanding any of the vesting provisions set forth above, the total potential number of Executive Options that may vest will not exceed 48,951 and the Executive Options will automatically terminate for any options for which a vesting date or performance condition has not been met by September 25, 2015.
For purposes of the Compensation Plan, the term “Initial Period License Payment” means the aggregate amount in cash received by the Company (not including any amount placed in escrow or subject to earn-outs, contingencies or other deferrals or earmarked to pay or reimburse the Company for research and development activities) in respect of the License Event over a 24 month period beginning on the closing date of such License Event (which period is referred to therein as the “Initial Period”). The term “Annual Excess Milestone Payments” means the amount in cash in excess of  $2,000,000 (not including any amounts placed in escrow or subject to earn-outs, contingencies or other deferrals) that is received by the Company in respect of any Post-Closing Milestones (as defined below) in each 12-month period beginning on the expiration of the Initial Period. The term “Post-Closing Milestones” means any post-closing payouts set forth in the definitive transaction documentation executed in connection with a License Event; provided, however, that such amounts will not include any amounts that are determined by the Board of Directors to comprise all or any portion of any upfront payment made in connection with a License Event and any royalty payment based on product sales

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

The Compensation Plan provides that in the event that the Company enters into more than one License Event with respect to a single product candidate (i.e., for a separate field of use), then the proceeds of any such additional License Event will be included with the proceeds of the original License Event for purposes of meeting any of the financial thresholds set forth above. Under the terms of the Compensation Plan, receipt by the Company of more than one bona fide term sheet for a proposed License Event with respect to RP-G28 will result in the payment of an additional 10% of any cash bonus earned as Clinical Trial and Fundraising Bonus or a License Event Bonus.
Under the terms of the Compensation Plan, each executive is entitled to receive certain payments in the event their employment is terminated under certain scenarios.
On December 2, 2014, the Company granted an aggregate of 453,413 options to the President and the CSO to purchase the Company’s common stock listed as follow:
(i)
20,979 fully vested options with an exercise price of  $5.86,

(ii)
432,434 options which vest 25% upon the first anniversary of the vesting commencement date with the remaining options vesting monthly in equal amounts over 36 months with an exercise price equal to $5.86 for the first 152,347 options covered thereby, $9.30 for the next 140,044 options covered thereby, and $13.23 for the remaining balance;

Leases
The Company leases office and storage space for its headquarters in California. Starting September 1, 2013, the Company ended its previous lease agreement and executed a new office and storage lease agreement pursuant to a two-year agreement ending September 30, 2015, which calls for a minimum monthly rent of approximately $5,000 and an annual increase of 3%. Rent expense, recognized on a straight-line basis, was approximately $60,000 and $79,000 for the years ended December 31, 2014 and 2013, respectively, and is classified in general and administrative expenses in the accompanying Statements of Operations.
Legal
The Company is not currently involved in any legal matters arising in the normal course of business. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.
NOTE 7 — STOCKHOLDERS’ DEFICIT AND PREFERRED STOCK SUBJECT TO REDEMPTION
As of December 31, 2014, the Company is authorized to issue 50,000,000 shares of common stock with a par value of  $0.001 per share and 7,200,000 shares, 1,687,500 shares, 4,220,464 shares, 7,658,182 shares, and 4,500,000 shares of Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock, respectively, with a par value of  $0.001 per share. As of December 31, 2014, the Company has a total of 465,384 common shares issued and outstanding, and has 7,200,000, 1,687,500, 4,220,464, 6,188,188, and 2,991,016 shares of Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock issued and outstanding, respectively. The holders of outstanding shares of preferred stock will receive dividends, when, as and if declared by the Company’s Board of Directors. The annual dividend rate is $0.00556 per share for the Series A-1 preferred stock, $0.032 per share for the Series A-2 preferred stock, $0.04957 per share for

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

the Series A-3 preferred stock, $0.09524 per share for the Series B preferred stock, and $0.104 for Series C preferred stock (subject to adjustment). The right to receive dividends on shares of Series B preferred stock is cumulative and the dividends accrue to holders of Series B preferred stock whether or not dividends are declared or paid in a calendar year. Undeclared dividends in arrears for the Series B preferred stock was approximately $1.7 million and $1.1 million as of December 31, 2014 and 2013, respectively. The right to receive dividends on shares of Series A and Series C preferred stock is not cumulative and no right to such dividends shall accrue to holders of Series A or Series C preferred stock.
Each share of the preferred stock will be automatically converted into fully-paid, non-assessable shares of common stock on a 7.15-for-1 basis, after giving effect to the Company’s reverse stock split, which was effected on June 17, 2015, (i) immediately prior to the closing of a firm commitment underwritten initial public offering provided that the aggregate gross proceeds to the Corporation are greater than $10,000,000 (“Qualified Public Offering”), or (ii) upon the written request for such conversion from the holders of a majority of outstanding preferred stock.
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, Series B and Series C preferred stockholders receive an amount per share equal to the sum of the original purchase price of  $1.19 plus all cumulative but unpaid dividends for Series B, and $1.30 for Series C. If upon the liquidation, the available assets are insufficient to permit payments to Series B and Series C holders, the entire assets legally available will be distributed in a pro rata basis among the holders in proportion to the full amounts they would otherwise be entitled to receive. Upon the completion of the distribution to the holders of the Series B and Series C preferred stock, the holders of the Series A preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other capital stock by reason of their ownership of such stock, an amount per share equal to the sum of the original issue price per share of  $0.07, $0.4, and $0.62 for Series A-1, Series A-2, and Series A-3 preferred stock, respectively, plus any accrued but unpaid dividends on the preferred stock. Any remaining assets are distributed pro rata among the preferred and common shareholders.
At any time after five years following the date of the initial issuance of the Series A-3, Series B, or Series C preferred stock, as applicable, and at the option of the holders of a majority of the then outstanding shares of Series A-3, Series B, and Series C preferred stock, voting together as a single class, the Company shall redeem any outstanding shares that have not been converted by paying cash in an amount per share equal to the liquidation preference of  $0.62 and $1.30 for the Series A-3 and Series C preferred stock, respectively, and $1.19 per share, plus any accrued but unpaid dividends, for the Series B preferred stock. Given the holders’ redemption option, the Series A-3, Series B, and Series C preferred stock is classified as preferred stock subject to redemption in the accompanying Balance Sheets.
In November 2013, the Company entered into a Series B Preferred Stock Purchase Agreement with certain investors raising approximately $500,000, selling 419,995 shares of Series B preferred stock. Also in November 2013, the Company converted a total of approximately $135,000 in convertible notes, including accrued interest of approximately $9,000, into 103,235 shares of Series B preferred stock.
In December 2014, the Company issued an aggregate of 2,369,228 shares of Series C preferred stock, and warrants to purchase an aggregate of 331,361 shares of the Company’s common stock (the “Warrants”), for aggregate gross proceeds of  $3,081,893 (the “Series C Financing”). Each Warrant has a term of seven (7) years and provides for the holder to purchase one share of the Company’s common stock at a purchase price of  $9.30 per share of common stock. The Warrants are indexed to the Company’s own stock and classified within stockholders’ equity pursuant to ASC 815-40. The gross proceeds were allocated to the Series C preferred stock and Warrants on a relative fair value basis, resulting in a value of  $1.10 for the Series C preferred stock. The allocation of proceeds to the Warrants creates a discount of  $0.20 in the initial carrying value of the Series C preferred stock, which will be recognized as accretion, similar to preferred stock dividends, over the five-year period prior to optional redemption by the holders.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

In connection with the Series C Financing, all of the 2014 Notes were converted into shares of Series C preferred stock and Warrants as follows:
•
$535,000 unpaid principal plus accrued interest of  $18,342 on convertible notes described in Note 5 converted into 567,529 shares of Series C preferred stock and 79,374 Warrants

•
$70,000 unpaid principal plus accrued interest of  $537 on note payable described in Note 5 extinguished and converted into 54,259 shares of Series C preferred stock and 7,588 Warrants

Notes with an unpaid principal balance of  $535,000 were converted into shares of Series C preferred stock and warrants to purchase shares of common stock at 75% of the price paid by other purchasers of the Series C Financing. The Company recognized additional interest expense of  $184,445 upon conversion, calculated as the fair value of incremental shares and warrants received by the holders compared to converting the outstanding debt and accrued interest at 100% of the price paid by purchasers of the Series C Financing. The note with an unpaid principal balance of  $70,000 was exchanged for shares of Series C preferred stock and warrants to purchase shares of common stock at a price per share equal to the price per share paid by purchasers of the Series C Financing. As such, there was no gain recognized or loss incurred upon extinguishment of the note.
Prepaid Forward Sale of Preferred Stock
On November 30, 2010, the Company concurrently entered into a Research and Development Agreement & License (“R&D Agreement”) and a Put and Call Option Agreement (“Put/Call”) with two commonly controlled entities, Kolu Pohaku Technologies, LLC (“KPT”) and Kolu Pohaku Management, LLC (“KPM”). The agreement was subsequently amended on July 6, 2011, September 30, 2011, February 6, 2012 and November 4, 2013 to increase the funding received by the Company.
Research and Development Agreement & License
The R&D Agreement between the Company and KPM and KPT, a Qualified High Technology Business within the meaning of Hawaii Revised Statutes, call for KPT to make a series of payments to the Company totaling $1,750,000 in exchange for the Company performing research and development activities in Hawaii for the benefit of KPT. The research project covered by the R&D Agreement is for the initial phase of research performed in Hawaii, including the conduct of Phase II clinical trials, for RP-G28, the Company’s drug candidate (the “KP Research”). Pursuant to the terms of the R&D Agreement, we maintain ownership of the results of our ongoing research related to RP-G28, but KPT maintains ownership of the results of the KP Research. Inventions, developments, and improvements arising out of the KP Research are owned by KPT. The Company bears any costs involved in obtaining patents for any inventions, developments or improvements resulting from the KP Research. In exchange for the irrevocable, perpetual, exclusive, worldwide right and license to the results of the KP Research, as they are generated under this R&D Agreement, the Company will pay a quarterly royalty payment to KPT of  $32,000 commencing March 31, 2015 and continuing through December 31, 2035.
Put and Call Option Agreement
Anytime after December 31, 2014, the Company has the option to put 1,469,994 shares of the Company’s Series B Preferred Stock (“Series B”) to KPM and KPM has the option to call the same amount of shares of Series B from the Company. The number of shares was determined by dividing the $1,750,000 of payments made by KPT to the Company under the R&D Agreement by the Series B original issue price of  $1.19. Irrespective of whether the above exercise date has passed, the Put/Call automatically exercises immediately prior to any of the following events: (i) a qualified public offering by the Company, (ii) any liquidation or winding up of the Company, (iii) license of the Company’s RP-G28 technology, or (iv) complete redemption or conversion of the Company’s outstanding Series B. Exercise of the Put/Call under any scenario results in full satisfaction of the Company’s obligation to make royalty payments to KPT under the R&D Agreement and KPT’s right, title and interest in the research conducted pursuant to

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

the R&D Agreement becomes the property of the Company. In the event of a breach of the R&D Agreement by the Company, KPM & KPT’s sole remedy is to either exercise the call option, even if before December 31, 2014, or institute an action for money damages in an amount not to exceed the payments under the R&D Agreement.
The R&D Agreement and the Put/Call have been recognized on a combined basis, pursuant to ASC 815-10-15-9, as a fully prepaid forward sale contract on the Company’s Series B preferred stock. The fully prepaid forward sale contract is a hybrid instrument comprising (1) a debt host instrument and (2) an embedded forward sale contract, requiring the Company to issue 1,469,994 shares of the Company’s Series B for no further consideration. Payments received by the Company, totaling $1,750,000, are recognized as preferred stock subject to redemption in the Balance Sheet.
NOTE 8 — STOCK-BASED COMPENSATION
Terms of the Company’s share-based compensation are governed by the Company’s 2009 Stock Plan and 2008 Stock Plan (collectively the “Plans”.) The Plans permit the Company to grant non-statutory stock options, incentive stock options and stock purchase rights to the Company’s employees, outside directors and consultants; however, incentive stock options may only be granted to the Company’s employees. As of December 31, 2014, the maximum aggregate number of shares of common stock that may be issued is 69,930 and 2,046,158 shares under the 2009 Stock Plan and 2008 Stock Plan, respectively, after giving effect to the 1-for-7.15 reverse stock split. The exercise price for each option is determined by the Board of Directors, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the fair market value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the fair market value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the fair market value per share on the date of grant. The options awarded under the Plans shall vest as determined by the Board of Directors but shall not exceed a ten-year period.
Options Issued to Directors and Employees as Compensation
Pursuant to the terms of the Plans, from inception to 2013, the Company has issued an aggregate of 206,172 options to its executive officers and employees of the Company. Of these, 26,163 options were forfeited during 2013 and 180,009 options remain outstanding as of December 31, 2013. The exercise prices of these option grants, as determined by the Company’s Board of Directors, range from $0.79 to $1.27 per share, and a portion of these vest subject to certain performance conditions described in Note 6. The Company’s management estimated that all of the performance conditions for the options granted to its executive officers would be met by September 25, 2015.
In 2014, the Company granted an aggregate of 1,626,740 non-qualified 10-year term options to purchase the Company’s common stock to its executive officers. As of December 31, 2014, 1,750,806 options remain outstanding. The exercise prices of these option grants, as determined by the Company’s Board of Directors, range from $5.86 to $13.23 per share. The Company has recognized an expense for these services within general and administrative expense in the accompanying Statements of Operations of approximately $695,000 and $6,000 for the years ended December 31, 2014 and 2013, respectively. As of December 2014, there was approximately $4.3 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.9 years.
Options Issued to Nonemployees for Services Received
The Company has issued options to purchase an aggregate of 106,573 shares of the Company since inception to its consultants under the Plans. Of these, 68,662 options were forfeited or exercised, while 37,911 options remain outstanding as of December 31, 2014. The exercise prices of the outstanding options, as determined by the Company’s Board of Directors, range from $0.72 to $1.14 per share. These

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

outstanding options, with the exception of an option to purchase an aggregate of 7,271 shares granted to a consultant, vest 25% upon the first anniversary of the vesting commencement date with the remaining options vesting monthly in equal amounts over 36 months. In March 2011, the Company granted an option to a consultant to purchase an aggregate of 7,271 shares with an exercise price of  $1.00 which vests 25% on the date of grant with the remaining options vesting monthly in equal amounts over 36 months. The Company recognized an expense for these services of approximately $13,000 and $8,400 for the years ended December 31, 2014 and December 31, 2013, respectively, within research and development expense in the accompanying Statements of Operations.
Options Valuation
The Company calculates the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If the Company determines that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant. Stock-based compensation expense to non-employees affects the Company’s selling, general and administrative expenses and research and development expenses.
The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. The assumptions used in the Black-Scholes option-pricing method for the year ended December 31, 2014 is set forth below:
	Year ended December 31, 2014
	Low	High
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	51.45%	64.24%
Risk-free interest rate	0.88%	3.04%
Expected term of options	5	10
Stock price	$1.14	$5.86
•
Expected term.   The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

•
Expected volatility.   As the Company’s common stock has never been publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.

•
Risk-free interest rate.   The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

•
Expected dividend.   The expected dividend is assumed to be zero as the Company has never paid dividends and have no current plans to pay any dividends on the Company’s common stock.

In addition to the assumptions used in the Black-Scholes option-pricing model, the Company also estimates a forfeiture rate to calculate the stock-based compensation for the Company’s equity awards. The Company will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for the Company’s stock-based compensation calculations on a prospective basis.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

Significant factors, assumptions and methodologies used in determining the estimated fair value of the Company’s common stock
The Company is also required to estimate the fair value of the common stock underlying the Company’s stock-based awards when performing the fair value calculations using the Black-Scholes option-pricing model. The Company’s Board of Directors, with the assistance of management, determined the fair value of the Company’s common stock on each grant date. Option grants are based on the estimated fair value of the Company’s common stock on the date of grant, which is determined by taking into account several factors, including the following:
•
the prices at which the Company sold the Company’s convertible preferred stock and the rights, preferences, and privileges of the convertible preferred stock relative to those of the Company’s common stock, including the liquidation preferences of the convertible preferred stock;

•
important developments in the Company’s operations;

•
the Company’s actual operating results and financial performance;

•
conditions in the Company’s industry and the economy in general;

•
stock price performance of comparable public companies;

•
the estimated likelihood of achieving a liquidity event, such as an IPO or an acquisition of the Company, given prevailing market conditions; and

•
the illiquidity of the common stock underlying stock options.

The table below presents the prices received from sales to third parties of the Company’s common stock and various classes of the Company’s preferred stock from inception to date:
Year	Share Class	Price per Share
2005	Common Stock(a)	$1.79
2006	Series A-2 Preferred Stock(a)(b)	$0.40
2008 – 2009	Series A-3 Preferred Stock(b)	$0.62
2010 – 2013	Series B Preferred Stock(b)	$1.19
2014	Series C Preferred Stock(b)	$1.30

(a)
After giving effect to the Company's conversion from an LLC to a corporation

(b)
Each share of preferred stock is convertible into shares of the Company’s common stock on a 7.15-for-1 basis, after giving effect to the Company’s reverse stock split, which was effected on June 17, 2015.

For options issued from inception to 2013, in determining the estimated fair value of the Company’s common stock, the Company’s Board of Directors, with the assistance of management, used the market approach to estimate the enterprise value of the Company in accordance with the American Institute of Certified Public Accountants (“AICPA”) Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “AICPA Guide”) for the three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010. The Market Approach is one of the three approaches (along with the Income Approach and Asset Approach) used to estimate enterprise and equity value. The market approach employs analysis using comparable companies in determining the value of the entity. Both public and private companies, if publicly available information exists, are considered in the market approach. Two information points commonly available — company valuation and transaction value — are used for their respective methodologies. There are a number of different methods within the Market Approach that may be used: the three main methods utilized are: the Guideline Pubic Companies Method; the Guideline Transactions Method; and the Backsolve Method.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

Given the early stage of the Company, the Backsolve Method was used to estimate the fair value of the Company’s securities. This method derives an implied market value of invested capital from a transaction involving a company’s own securities. The price of a company’s security that was involved in a recent arms-length transaction is used as a reference point in an allocation of value. The Company first raised additional capital through the sales of the Company’s LLC units. These units later converted into common shares and preferred shares upon the Company’s conversion to a corporation. Subsequent to the Company’s corporation conversion, the Company raised additional capital through the sales of the Company’s Series A-1, Series A-2, Series A-3, Series B, and Series C preferred shares at the price of  $0.07, $0.40, $0.62, $1.19, and $1.30, respectively.
The Company valued LLC units and common stock (after converting to a corporation) from inception through 2009 by reference to the Company’s sales of units and/or common stock & preferred stock over the period. Beginning in 2010, the Company valued the Company’s common stock using the Backsolve Method. The Backsolve Method requires considering the rights and preferences of each class of equity and solving for the total market value of invested capital that is consistent with a recent transaction in the Company’s own securities, considering the rights and preferences of each class of equity. However, management has decided that the liquidation preferences between the Company’s preferred shares and common shares are immaterial for a pre-revenue company.
Per the AICPA Guide, the Backsolve Method is generally the most reliable indicator of value of early-stage enterprises with no product revenue or cash flow, if relevant and reliable transactions have occurred in the Company’s equity securities. This methodology is also prescribed by the AICPA when a valuation is conducted in close proximity to the date of a financing transaction, and when other methodologies are deemed less reliable.
The stage of development of the Company’s compound was reflected in the Company’s selection of the term and volatility estimates used in the analysis. The estimate of the term considers the Company’s existing cash runway and the time to the next potential financing or liquidity event, while the volatility estimate reflects the relative riskiness of the Company’s equity securities (or asset base) relative to the general stock market.
Management estimated the implied market value of invested capital of the Company by backsolving for the purchase price of the Company’s preferred shares for one common share through the option-pricing method. The premise of this method is that the transaction implied a market price for a share which in turn implied values for the other classes of equity based on relative claims on equity value, such as liquidation preferences and conversion rights. The application of the backsolve method considering the Company’s capital structure yielded a total market value of invested capital of approximately $15.5 million, $14.4 million, and $8.9 million, of which approximately $819,000, $870,000, and $670,000 were allocated to the total value of common stock as of the Company’s three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, respectively.
On the three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, after estimating the market value of invested capital, the Company allocated it to the various equity classes comprising the subject company’s capitalization table. This process ultimately results in creating a final estimate of value for the subject company’s underlying equity interests. While there are many different value allocation methods, these various methods can be grouped into three general categories as defined by the AICPA Guide, one of which is the Option-Pricing Method (OPM).
The Company used the OPM to allocate market value of invested capital to the various equity classes and debt comprising the Company’s capitalization structure. The Company chose the OPM over other acceptable methods due to the complex capital structure, the uncertainty related to market conditions, and the lack of visibility on an imminent exit event. Under the OPM, each equity class is modeled as a call option with a distinct claim on the equity of the Company. The option’s exercise price is based on the Company’s total equity value available for each participating equity holder. The characteristics of each equity class determine the equity class’ claim on the total equity value. By constructing a series of options in

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

which the exercise price is set at incremental levels of value, which correspond to the equity value necessary for each level of equity to participate, the Company determined the incremental option value of each series. When multiplied by the percentage of ownership of each equity class participating under that series, the result is the incremental value allocated to each class under that series.
The OPM relies on the Black-Scholes option-pricing model to value the call options on the Company’s invested capital. The following inputs were applied in the Black-Scholes calculations of the OPM:
	Valuation Dates
	November 7, 2013	July 31, 2012	December 31, 2010
Risk-free rate	0.55%	0.57%	2.01%
Maturity (years)	3.00	4.00	5.00
Volatility	58.00%	61.00%	61.00%
Discounts ranging from 35.8% to 40% were applied for lack of control and lack of marketability for the common stock. The calculation resulted in a fair value for the common stock of  $1.17, $1.19, and $1.03 per share as of the Company’s three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, respectively.
For options issued in 2014, given the Company’s distinct possible exit scenarios of an initial public offering, the Company used the probability weighted expected return method (PWERM) to estimate the fair value of the Company’s common equity. Under this method, an analysis of future values of a company is performed for several likely liquidity scenarios. The value of the common stock is determined for each scenario at the time of each future liquidity event and discounted back to the present using a risk-adjusted discount rate. The present values of the common stock under each scenario are then weighted based on the probability of each scenario occurring to determine the value for the common stock. The Company’s management determined the probability weighting of potential liquidity events to be 45% for an initial public offering and 55% for other scenarios, which represents all other likely outcomes for the Company.
Management estimated the implied market value of invested capital of the Company by backsolving for the purchase price of the Company’s preferred shares for one common share through the use of OPM. The application of the backsolve method considering the Company’s capital structure yielded a total market value of invested capital of approximately $25.2 million, of which approximately $1.4 million was allocated to the total value of common stock as of the Company’s valuation date of October 31, 2014.
Given the lack of marketability for the common stock, the Company applied a discount of 21.4% for using the average strike put option approach. This resulted in a probability weighted common share value, after adjustment, of  $5.86 per share as of valuation date of October 31, 2014.
Stock-based Compensation Summary Tables
Information regarding the Company’s stock option grants to the Company’s employees and non-employees, along with the estimated fair value per share of the underlying common stock, for stock options granted since 2005 is summarized as follows:
Grant Date	Number of Common Shares Underlying Options Granted	Exercise Price per Common Share	Estimated Fair Value per Share of Common Stock	Intrinsic Value Option
2005	58,321	$0.07	$1.79	$1.72
2009	60,559	$0.72 – $0.79	$4.43	$3.71 – $3.64
2011	33,846	$1.00	$1.00	$0.00
2012	60,019	$1.14	$1.14	$0.00
2013	100,000	$1.14 – $1.30	$1.14	$0.00
2014	1,626,740	$5.86 – $13.23	$5.86	$0.00

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

The following represents a summary of the options granted to employees and non-employees outstanding at December 31, 2014 and changes during the period then ended:
	Options	Weighted Average Exercise Price
Outstanding at December 31, 2013	226,793	$1.083
Granted	1,626,740	7.722
Exercised/Expired/Forfeited	(64,816)	(0.888)
Outstanding at December 31, 2014	1,788,717	$7.128
Exercisable at December 31, 2014	162,237	$4.053
Expected to be vested	1,626,480	$7.434

NOTE 9 — Related Party Transactions
A director of the Company is a managing director of Javelin Venture Partners GP, LLC, the general partner of Javelin Venture Partners GP, L.P., which holds a significant investment in the Company’s Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock.
Prior to and during his employment with the Company, Mr. Ira Ritter served as CEO of Andela Group Inc, (“Andela”) a company he founded in 1987, which is involved in corporate management, strategic and financial consulting. During the years ended December 31, 2014 and 2013, the Company incurred approximately $176,000 and $197,000, respectively, of expenses for services received from Andela, all of which were classified in general and administrative expenses in the Statements of Operations as Mr. Ritter was an employee of the Company at the time of the services.
Other than disclosed, the Company has not entered into or been a participant in any transaction in which a related party had or will have a direct or indirect material interest.
NOTE 10 — INCOME TAXES
As of December 31, 2014, the Company has net operating loss carryforwards of approximately $9.7 million available to reduce future taxable income, if any, for Federal and state income tax purposes. The U.S. federal and state net operating loss carryforwards will begin to expire in 2028.
As of December 31, 2014, the Company has research and development credit carryforwards of approximately $200,000 available to reduce future taxable income, if any, for Federal and state income tax purposes. The Federal credit carryforwards begin to expire in 2028. California credits have no expiration date.
Under the Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of the Company’s net operating loss and research tax credit carryforwards to offset taxable income may be limited based on cumulative changes in ownership. The Company has not completed an analysis to determine whether any such limitations have been triggered as of December 31, 2014. The Company has no income tax affect due to the recognition of a full valuation allowance on the expected tax benefits of future loss carry forwards based on uncertainty surrounding realization of such assets.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:
	December 31,
	2014	2013
Statutory U.S. federal rate	34.0%	34.0%
State income tax, net of federal benefit	3.9%	3.9%
Meals & entertainment	(0.3)%	(0.4)%
Others	(0.5)%	(2.8)%
Forward sale of preferred stock	(2.3)%	0.0%
Non-cash interest on conversion	(2.8)%	0.0%
Valuation allowance	(32.0)%	(34.7)%
Provision for income taxes	0.0%	0.0%

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:
	As of December 31,
	2014	2013
Deferred tax assets:
Net operating loss carry forwards	$3,675,012	$3,306,227
Patent costs	318,652	243,722
Capitalized interest	85,568	8,518
Accrued vacation	10,237	6,192
Research and development credit	200,482	73,484
Stock based compensation	383,381	115,314
Other	4,460	4,828
Gross deferred tax assets	4,677,792	3,758,285
Valuation allowance	(4,677,792)	(3,758,285)
Net deferred tax assets	$—	$—

In 2009 the Company adopted the accounting guidance for uncertainty in income taxes pursuant to ASC 740-10. The adoption of this guidance did not have a material impact on the Company’s financial statements. The Company did not record any accruals for income tax accounting uncertainties for the year ended December 31, 2014 and 2013, respectively.
The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company did not accrue either interest or penalties from inception through December 31, 2014.
The Company does not have any unrecognized tax benefits that will significantly decrease or increase within 12 months of December 31, 2014.
The Company’s major tax jurisdictions are the United States and California. All of the Company’s tax years will remain open three and four years for examination by the Federal and state tax authorities, respectively, from the date of utilization of the net operating loss. The Company does not have any tax audits pending.
NOTE 11 — SUBSEQUENT EVENTS
On March 26, 2015, the Company exercised its option to put 1,469,994 shares of the Company’s Series B to KPM (see Note 7).
The Company has evaluated subsequent events through April 24, 2015, which is the date the financial statements were available to be issued.

RITTER PHARMACEUTICALS, INC.
BALANCE SHEETS
	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,975,313	$2,747,248
Prepaid expenses	56,353	57,115
Total current assets	2,031,666	2,804,363
Other assets	10,331	10,331
Deferred offering costs	296,863	143,454
Property and equipment, net	4,869	5,172
Total Assets	$2,343,729	$2,963,320
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,002,723	$1,083,597
Accrued expenses	218,636	168,635
Other liabilities	1,679	2,518
Total current liabilities	1,223,038	1,254,750
Preferred stock subject to redemption, $0.001 par value,16,378,646 shares authorized as of March 31, 2015 and December 31, 2014; 14,869,662 and 13,399,668 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively; $11.0 million aggregate liquidation preference of Series B cumulative preferred stock at March 31, 2015	16,384,715	16,203,612
Stockholders’ deficit
Preferred stock, par value $0.001, 8,887,500 shares authorized, issued and outstanding as of March 31, 2015 and December 31, 2014	8,888	8,888
Common stock, par value $0.001, 50,000,000 shares authorized as of March 31, 2015 and December 31, 2014; 465,384 shares issued and outstanding as of March 31, 2015 and December 31, 2014	465	465
Additional paid-in capital	4,199,047	3,399,924
Accumulated deficit	(19,472,424)	(17,904,319)
Total stockholders’ deficit	(15,264,024)	(14,495,042)
Total Liabilities and Stockholders’ Deficit	$2,343,729	$2,963,320

See accompanying notes to financial statements

RITTER PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)
	For the Three Months Ended March 31,
	2015	2014
Operating costs and expenses:
Research and development	$31,460	$5,850
Patent costs	62,274	36,782
General and administrative	1,302,565	243,909
Total operating expenses	1,396,299	286,541
Operating loss	(1,396,299)	(286,541)
Other income:
Interest income	2,204	204
Other income	7,091	—
Total other income	9,295	204
Net loss	$(1,387,004)	$(286,337)
Cumulative preferred stock dividends	149,283	147,445
Accretion of discount on Series C preferred stock	31,818	—
Net loss applicable to common stockholders	$(1,568,105)	$(433,782)
Net loss per common share – basic and diluted	$(3.37)	$(0.96)
Weighted average common shares outstanding – basic and diluted	465,384	451,398

See accompanying notes to financial statements

RITTER PHARMACEUTICALS, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)
	For the Three Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net loss	$(1,387,004)	$(286,337)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	303	1,267
Stock based compensation	799,125	213
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Prepaid expenses	762	(32,256)
Accounts payable	(80,874)	35,564
Accrued expenses	50,001	(7,137)
Other liabilities	(839)	(386)
Net cash used in operating activities	(618,526)	(289,072)
Cash flows from investing activities
Purchase of property and equipment	—	(1,166)
Net cash used in investing activities	—	(1,166)
Cash flows from financing activities
Deferred offering costs	(153,409)	—
Repayment of borrowing under note payable	—	(9,000)
Net cash used in financing activities	(153,409)	(9,000)
Net decrease in cash	(771,935)	(299,238)
Cash at beginning of period	2,747,248	448,226
Cash at end of period	$1,975,313	$148,988
Non-cash financing activities:
Cumulative preferred stock dividends	$149,283	$147,445
Accretion of Series C	$31,818	$—
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
See accompanying notes to financial statements

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES
Ritter Pharmaceuticals, Inc. (“Ritter” or the “Company”) is a Delaware corporation headquartered in Los Angeles, California. The Company was formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC, and converted into a Delaware corporation on September 15, 2008.
The Company is a privately held pharmaceutical company focused on treating gastrointestinal disorders. Ritter Pharmaceuticals, Inc. develops novel therapeutic products, which modulate the human gut microbiome to treat inflammatory, gastrointestinal and metabolic diseases. The Company’s leading compound, RP-G28 is currently under development for the treatment of lactose intolerance. RP-G28 has the potential to become the first FDA-approved drug for the treatment of lactose intolerance, a debilitating disease that affects over 1 billion people worldwide.
NOTE 2 — BASIS OF PRESENTATION
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented. All common share amounts and per share amounts have been adjusted to reflect a 1-for-7.15 reverse stock split of the Company’s common stock effected on June 17, 2015.
The Company currently operates in one business segment focusing on the development and commercialization of RP-G28. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business or separate business entities.
Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not yet realized any significant revenues from its planned principal operations. The Company had net losses of approximately $1.4 million and $286,000 for the three months ended March 31, 2015 and 2014, respectively, and had net cash used in operating activities of approximately $619,000 and $289,000 for the three months ended March 31, 2015 and 2014, respectively. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.
Since inception, the operations of the Company have been funded through the sale of common shares, preferred shares and convertible debt. Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.
The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosed in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others: the valuation allowance of deferred tax assets resulting from net operating losses and the valuation of the Company’s common stock and options on the Company’s common stock.
Concentration of Credit Risk
Cash consists of checking accounts. While cash held by financial institutions may at times exceed federally insured limits, management believes that no material credit or market risk exposure exists due to the high quality of the institutions. The Company has not experienced any losses on such accounts.
Deferred Offering Costs
Deferred offering costs, which primarily consist of direct, incremental banking, legal and accounting fees relating to a planned public offering of the Company’s common stock, are capitalized within long term assets. The deferred offering costs will be reclassified to additional paid-in capital upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed.
Accrued Expenses
The Company incurs periodic expenses such as research and development, salaries, taxes, and professional fees. An adjusting entry to accrue expenses is necessary when expenses have been incurred by the Company prior to them being paid. When a vendor’s invoice is not received, the Company is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred for the service when the Company has not yet been invoiced or otherwise notified of the actual cost. The majority of the Company’s service providers invoice monthly in arrears for services performed or when contractual milestones are met. The Company estimates accrued expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments if necessary.
Property and Equipment
Property and equipment is carried at cost and depreciated on a straight-line basis over the estimated useful lives of assets, generally five to seven years. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the respective lease on a straight line basis. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciated are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.
Accounting for Income Taxes
Deferred tax assets and liabilities are recognized for the expected future consequences of events that have been reflected in the financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax basis of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. Such differences arise primarily from stock-based compensation and net operating loss carryforwards. The

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

Company records a valuation allowance to reduce deferred income tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Prior to September 15, 2008, the Company was a limited liability company and the Company’s tax losses and credits generally flowed directly to the members.
Research and Development
The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical trial costs, manufacturing costs for both clinical and pre-clinical materials as well as other contracted services, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.
Patent Costs
The Company has no historical data to support a probable future economic benefit for the arising patent applications, filing and prosecution costs. Therefore, patent costs are expensed as incurred. Should the Company experience a legal cost to defend a patent in the future, that cost would be capitalized only when it is part of the cost of retaining and obtaining the future economic benefit of the patent. Costs related to an unsuccessful outcome would be expensed.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair Value of Financial Instruments
ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of March 31, 2015 and 2014, the recorded values of cash and cash equivalents, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.
Employee Stock-based Compensation
Stock-based compensation issued to employees and members of the Company’s Board of Directors is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock-based award is recognized as an expense over the requisite service period of the award on a straight-line basis.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

For purposes of determining the variables used in the calculation of stock-based compensation issued to employees, the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s statements of operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company’s financial statements.
Stock-based Compensation Issued to Non-employees
Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period, which is generally the vesting period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.
Net Loss Per Share
The Company determines basic loss per share and diluted loss per share in accordance with the provisions of ASC 260, “Earnings per Share.” Basic net loss per share is calculated by dividing net loss by the weighted-average common shares outstanding. Diluted net loss per share is calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The potentially dilutive stock options issued under the 2008 Stock plan and 2009 Stock Plan (described in Note 6, below) and warrants on the Company’s common stock (describe in Note 7) were not considered in the computation of diluted net loss per share because they would be anti-dilutive.
All common share amounts and per share amounts have been adjusted to reflect a 1-for-7.15 reverse stock split of the Company’s common stock effected on June 17, 2015.
Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company is required to record all components of comprehensive loss in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive loss, including foreign currency translation adjustments and unrealized gains and losses on investments are reported, net of their related tax effect, to arrive at a comprehensive loss. For the three months ended March 31, 2015 and 2014, comprehensive loss was equal to the net loss.
Recent Accounting Pronouncements
In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP. In addition, the ASU eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. In addition, ASU 2014-10 requires an entity that has not commenced principal operations to provide

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

disclosures about the risks and uncertainties related to the activities in which the entity is currently engaged and an understanding of what those activities are being directed toward. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company has elected to adopt this ASU and its adoption resulted in the removal of previously required development stage disclosures. Adoption of this ASU did not impact the Company’s financial position, operations or cash flows.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40) — Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Management is currently evaluating the new guidance and has not determined the impact this standard may have on the Company’s financial statements.
NOTE 4 — PROPERTY AND EQUIPMENT
Property and equipment consists of the following:
	Estimated Life	March 31, 2015	December 31, 2014
Computers and equipment	5 years	$5,487	$5,487
Furniture and fixtures	7 years	4,270	4,270
Total property and equipment		9,757	9,757
Accumulated depreciation		(4,888)	(4,585)
Total property and equipment, net of accumulated depreciation		$4,869	$5,172

In July 2014, the Company disposed its leasehold improvements. Depreciation expense of  $303 and $1,267 was recognized for the three months ended March 31, 2015 and 2014, respectively, and is classified in general and administrative expense in the accompanying Statements of Operations.
NOTE 5 — COMMITMENTS AND CONTINGENCIES
Employment Agreements
Michael Step
On December 2, 2014, the Company entered into a letter agreement (the “Step Letter Agreement”), with Michael Step, the Company’s current Chief Executive Officer, setting forth the terms of his employment. The Step Letter Agreement provides that Michael Step will be entitled to an annual base salary of  $360,000 and a total of three grants of options to purchase the Company’s common stock.
The first two options entitle Michael Step to purchase 646,537 and 73,777 of the Company’s shares, respectively, for an exercise price of  $5.86 per share. Each of these options is immediately exercisable in full as of the date of the grant, with 44/48ths of the total number of shares covered by each option subject to a right of repurchase by the Company upon termination of Michael Step’s employment with the Company for any reason. This right of repurchase will lapse over a period of 44 months, with 1/44th of the total number of shares subject to the right of repurchase lapsing on January 1, 2015 and on the first day of each month thereafter. In addition, the right of repurchase will lapse in its entirety upon a termination of the employment.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

The third option will only become exercisable if by October 1, 2015, the Company has raised a minimum of  $15,000,000 in one or more public and/or private equity financing transactions during the prior twelve (12) month period. In the event the Company closes such a qualified financing (a “Qualified Financing”), the third option will become immediately exercisable for such number of shares of common stock as will, together with the shares subject to the first option, represent 7.5% of the shares of common stock deemed to be outstanding on a fully-diluted basis after giving effect to the issuance of the third option. In the event the Company does not close a Qualified Financing on or before October 1, 2015, the third option will terminate in its entirety and be of no further force or effect. Seventy-five percent (75%) of the shares subject to the third option are subject to a right of repurchase by the Company upon termination of Michael Step’s employment for any reason. This right of repurchase will lapse with respect to 1/36th of the total number of shares subject to the right of repurchase on the first day of each month following the date on which the third option first becomes exercisable. In addition, the right of repurchase will lapse in its entirety upon Michael Step’s termination of employment.
Under the terms of the agreement, Michael Step will be entitled to receive certain payments in the event his employment is terminated under certain scenarios.
Andrew Ritter and Ira Ritter
On September 25, 2013, the Company’s Board of Directors approved the Executive Compensation Plan (the “Compensation Plan”) setting forth the compensation to be paid to Andrew Ritter and Ira Ritter, the Company’s current President and also the Company’s former Chief Executive Officer, and Chief Strategic Officer (“CSO”), respectively, for their contributions to the Company. Pursuant to the terms of the Compensation Plan, the CEO’s salary is $225,000 per year and the CSO’s salary is $210,000 per year. Each executive under the Compensation Plan is entitled to an annual car allowance which, if utilized, results in a reduction of their base salary for the amount used in any one year.
Each executive received options to purchase up to 48,951 shares of the Company’s common stock (each referred to in this section as “Executive Options”) pursuant to the 2009 Stock Plan, which options will vest based on specific performance conditions, described below.
Cash Bonus and Executive Options Performance Conditions
Under the Compensation Plan, each covered executive is entitled to the following cash payments and vests in Executive Options upon the satisfaction of the events described below:
•
FDA Meeting Bonus Opportunities.   In April 2013, each executive received a one-time cash bonus of  $10,000 for meeting with the FDA regarding RP-G28’s path to FDA approval. In addition, 2,360 shares of the Executive Options vested and became exercisable as of grant date of September 25, 2013. The balance of the 3,496 shares vests ratably on a monthly basis beginning on September 30, 2013.

•
Clinical Trial Funding Commitment Bonus Opportunities.   Each executive is entitled to receive a one-time cash bonus of  $75,000 upon the Company’s receipt of a commitment by a third party to fund a Phase 2 or later clinical trial; provided, however, that no such bonus may be paid at any time the Company has less than $2,000,000 in available cash. In addition, upon the satisfaction of this milestone, 35% of 10,489 shares of the Executive Options will vest and become exercisable, with the balance of the 10,489 shares vesting in 36 equal monthly installments beginning on the last day of the following month.

•
Fundraising Bonus Opportunities.   Each executive is entitled to receive (i) a one-time cash bonus of  $50,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012, and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of  $2,000,000 and (ii) a one-time cash bonus of  $150,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012 and/or the actual

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $10,000,000 (which such bonus will be reduced by any cash bonus paid under subsection (i)); provided, however, that no bonus under subsection (i) or (ii) may be paid at any time the Company has less than $2,000,000 in available cash. In addition, upon the satisfaction of the milestone described in subsection (i), 35% of 6,993 shares of the Executive Options will vest and become exercisable, with the balance of the 6,993 shares vesting in 36 equal monthly installments beginning on the last day of the following month, and, upon satisfaction of the milestone described in subsection (ii), 35% of 13,986 shares of the Executive Options will vest and become exercisable, with the balance of the 13,986 shares vesting in 36 monthly installments beginning on the last day of the following month.
•
License Event Bonus Opportunities.   Each executive is entitled to receive the following bonus payments in connection with the closing of an exclusive license of RP-G28 and/or any future product candidate developed by the Company from time to time during the term of the Compensation Plan by an/or any option to exclusively license such product candidate to a third party (referred to under the Compensation Plan as a “License Event”) with a minimum upfront payment to the Company of  $2,000,000:

◦
A graduated cash bonus equal to (i) 5% of the Initial Period License Payment (as defined below) up to $5,000,000; (ii) 4% of the Initial Period License Payment in excess of  $5,000,000 up to $10,000,000; and (iii) 3% of the Initial Period License Payment in excess of $10,000,000. In addition, upon the Company’s receipt of an Initial Period License Payment of more than $2,000,000, 35% of 45,454 shares of their Executive Options will vest and become exercisable, with the balance of the 45,454 shares vesting in 36 monthly installments beginning on the last day of the following month.

◦
A cash bonus equal to 3% of any Annual Excess Milestone Payments (as defined below); provided, however that no such bonus may be paid at any time the Company has less than $1,000,000 in available cash. In addition, upon the Company’s receipt of an Annual Excess Milestone Payment, 35% of 6,993 shares of their Executive Options will vest and become exercisable, with the balance of the 6,993 shares vesting in 36 monthly installments beginning on the last day of the following month.

Notwithstanding any of the vesting provisions set forth above, the total potential number of Executive Options that may vest will not exceed 48,951 and the Executive Options will automatically terminate for any options for which a vesting date or performance condition has not been met by September 25, 2015.
For purposes of the Compensation Plan, the term “Initial Period License Payment” means the aggregate amount in cash received by the Company (not including any amount placed in escrow or subject to earn-outs, contingencies or other deferrals or earmarked to pay or reimburse the Company for research and development activities) in respect of the License Event over a 24 month period beginning on the closing date of such License Event (which period is referred to therein as the “Initial Period”). The term “Annual Excess Milestone Payments” means the amount in cash in excess of  $2,000,000 (not including any amounts placed in escrow or subject to earn-outs, contingencies or other deferrals) that is received by the Company in respect of any Post-Closing Milestones (as defined below) in each 12-month period beginning on the expiration of the Initial Period. The term “Post-Closing Milestones” means any post-closing payouts set forth in the definitive transaction documentation executed in connection with a License Event; provided, however, that such amounts will not include any amounts that are determined by the Board of Directors to comprise all or any portion of any upfront payment made in connection with a License Event and any royalty payment based on product sales.
The Compensation Plan provides that in the event that the Company enters into more than one License Event with respect to a single product candidate (i.e., for a separate field of use), then the proceeds of any such additional License Event will be included with the proceeds of the original License Event for purposes of meeting any of the financial thresholds set forth above. Under the terms of the Compensation

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

Plan, receipt by the Company of more than one bona fide term sheet for a proposed License Event with respect to RP-G28 will result in the payment of an additional 10% of any cash bonus earned as Clinical Trial and Fundraising Bonus or a License Event Bonus.
Under the terms of the Compensation Plan, each executive is entitled to receive certain payments in the event their employment is terminated under certain scenarios.
On December 2, 2014, the Company granted an aggregate of 453,413 options to the President and the CSO to purchase the Company’s common stock listed as follow:
(i)
20,979 fully vested options with an exercise price of  $5.86,

(ii)
432,434 options which vest 25% upon the first anniversary of the vesting commencement date with the remaining options vesting monthly in equal amounts over 36 months with an exercise price equal to $5.86 for the first 152,347 options covered thereby, $9.30 for the next 140,044 options covered thereby, and $13.23 for the remaining balance;

Leases
The Company leases office and storage space for its headquarters in California. Starting September 1, 2013, the Company ended its previous lease agreement and executed a new office and storage lease agreement pursuant to a two-year agreement ending September 30, 2015, which calls for a minimum monthly rent of approximately $5,000 and an annual increase of 3%. Rent expense, recognized on a straight-line basis, was approximately $15,300 and $15,000 for the three months ended March 31, 2015 and 2014, respectively, and is classified in general and administrative expenses in the accompanying Statements of Operations.
Legal
The Company is not currently involved in any legal matters arising in the normal course of business. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.
NOTE 6 — STOCKHOLDERS’ DEFICIT AND PREFERRED STOCK SUBJECT TO REDEMPTION
As of March 31, 2015, the Company is authorized to issue 50,000,000 shares of common stock with a par value of  $0.001 per share and 7,200,000 shares, 1,687,500 shares, 4,220,464 shares, 7,658,182 shares, and 4,500,000 shares of Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock, respectively, with a par value of  $0.001 per share. As of March 31, 2015, the Company has a total of 465,384 common shares issued and outstanding, and has 7,200,000, 1,687,500, 4,220,464, 7,658,182, and 2,991,016 shares of Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock issued and outstanding, respectively. The holders of outstanding shares of preferred stock will receive dividends, when, as and if declared by the Company’s Board of Directors. The annual dividend rate is $0.00556 per share for the Series A-1 preferred stock, $0.032 per share for the Series A-2 preferred stock, $0.04957 per share for the Series A-3 preferred stock, $0.09524 per share for the Series B preferred stock, and $0.104 for Series C preferred stock (subject to adjustment). The right to receive dividends on shares of Series B preferred stock is cumulative and the dividends accrue to holders of Series B preferred stock whether or not dividends are declared or paid in a calendar year. Undeclared dividends in arrears for the Series B preferred stock was

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

approximately $1.9 million and $1.3 million as of March 31, 2015 and 2014, respectively. The right to receive dividends on shares of Series A and Series C preferred stock is not cumulative and no right to such dividends shall accrue to holders of Series A or Series C preferred stock.
Each share of the preferred stock will be automatically converted into fully-paid, non-assessable shares of common stock on a 7.15-for-1 basis, after giving effect to the Company’s reverse stock split, to be effected prior to the effectiveness of the Company’s registration statement on form S-1, (i) immediately prior to the closing of a firm commitment underwritten initial public offering provided that the aggregate gross proceeds to the Corporation are greater than $10,000,000 (“Qualified Public Offering”), or (ii) upon the written request for such conversion from the holders of a majority of outstanding preferred stock.
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, Series B and Series C preferred stockholders receive an amount per share equal to the sum of the original purchase price of  $1.19 plus all cumulative but unpaid dividends for Series B, and $1.30 for Series C. If upon the liquidation, the available assets are insufficient to permit payments to Series Band Series C holders, the entire assets legally available will be distributed in a pro rata basis among the holders in proportion to the full amounts they would otherwise be entitled to receive. Upon the completion of the distribution to the holders of the Series Band Series C preferred stock, the holders of the Series A preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other capital stock by reason of their ownership of such stock, an amount per share equal to the sum of the original issue price per share of  $0.07, $0.4, and $0.62 for Series A-1, Series A-2, and Series A-3 preferred stock, respectively, plus any accrued but unpaid dividends on the preferred stock. Any remaining assets are distributed pro rata among the preferred and common shareholders.
At any time after five years following the date of the initial issuance of the Series A-3, Series B, or Series C preferred stock, as applicable, and at the option of the holders of a majority of the then outstanding shares of Series A-3, Series B, and Series C preferred stock, voting together as a single class, the Company shall redeem any outstanding shares that have not been converted by paying cash in an amount per share equal to the liquidation preference of  $0.62 and $1.30 for the Series A-3 and Series C preferred stock, respectively, and $1.19 per share, plus any accrued but unpaid dividends, for the Series B preferred stock. Given the holders’ redemption option, the Series A-3, Series B, and Series C preferred stock is classified as preferred stock subject to redemption in the accompanying Balance Sheets.
In November 2013, the Company entered into a Series B Preferred Stock Purchase Agreement with certain investors raising approximately $500,000, selling 419,995 shares of Series B preferred stock. Also in November 2013, the Company converted a total of approximately $135,000 in convertible notes, including accrued interest of approximately $9,000, into 103,235 shares of Series B preferred stock.
In December 2014, the Company issued an aggregate of 2,369,228 shares of Series C preferred stock, and warrants to purchase an aggregate of 331,361 shares of the Company’s common stock (the “Warrants”), for aggregate gross proceeds of  $3,081,893 (the “Series C Financing”). Each Warrant has a term of seven (7) years and provides for the holder to purchase one share of the Company’s common stock at a purchase price of  $9.30 per share of common stock. The Warrants are indexed to the Company’s own stock and classified within stockholders’ equity pursuant to ASC 815-40. The gross proceeds were allocated to the Series C preferred stock and Warrants on a relative fair value basis, resulting in a value of  $1.10 for the Series C preferred stock. The allocation of proceeds to the Warrants creates a discount of  $0.20 in the initial carrying value of the Series C preferred stock, which will be recognized as accretion, similar to preferred stock dividends, over the five-year period prior to optional redemption by the holders.
In connection with the Series C Financing, all of the 2014 Notes were converted into shares of Series C preferred stock and Warrants as follows:
•
$535,000 unpaid principal plus accrued interest of  $18,342 on convertible notes converted into 567,529 shares of Series C preferred stock and 79,374 Warrants

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

•
$70,000 unpaid principal plus accrued interest of  $537 on note payable extinguished and converted into 54,259 shares of Series C preferred stock and 7,588 Warrants

Notes with an unpaid principal balance of  $535,000 were converted into shares of Series C preferred stock and warrants to purchase shares of common stock at 75% of the price paid by other purchasers of the Series C Financing. The Company recognized additional interest expense of  $184,445 upon conversion, calculated as the fair value of incremental shares and warrants received by the holders compared to converting the outstanding debt and accrued interest at 100% of the price paid by purchasers of the Series C Financing. The note with an unpaid principal balance of  $70,000 was exchanged for shares of Series C preferred stock and warrants to purchase shares of common stock at a price per share equal to the price per share paid by purchasers of the Series C Financing. As such, there was no gain recognized or loss incurred upon extinguishment of the note.
Prepaid Forward Sale of Preferred Stock
On November 30, 2010, the Company concurrently entered into a Research and Development Agreement & License (“R&D Agreement”) and a Put and Call Option Agreement (“Put/Call”) with two commonly controlled entities, Kolu Pohaku Technologies, LLC (“KPT”) and Kolu Pohaku Management, LLC (“KPM”). The agreement was subsequently amended on July 6, 2011, September 30, 2011, February 6, 2012 and November 4, 2013 to increase the funding received by the Company.
Research and Development Agreement & License
The R&D Agreement between the Company and KPM and KPT, a Qualified High Technology Business within the meaning of Hawaii Revised Statutes, called for KPT to make a series of payments to the Company totaling $1,750,000 in exchange for the Company performing research and development activities in Hawaii for the benefit of KPT (referred to herein as the KP Research). The KP Research consisted of the initial phase of research, including the conduct of Phase II clinical trials in Hawaii for RP-G28. Pursuant to the terms of the R&D Agreement, the Company maintained ownership of the results of the Company’s ongoing research related to RP-G28, but KPT maintained ownership of the results of the KP Research. Inventions, developments and improvements arising out of the KP Research were owned by KPT. Under the terms of the R&D Agreement, the Company would bear any costs involved in obtaining patents for any inventions, developments or improvements resulting from the Research Project. In exchange for the irrevocable, perpetual, exclusive, worldwide right and license to the results of the KP Research, as they are generated under this R&D Agreement, the Company agreed to pay a quarterly royalty payment to KPT of $32,000 commencing March 31, 2015 and continuing through December 31, 2035 or until such time as the KPM Option (as described below) was exercised. On March 26, 2015, the Company exercised the right to put the KPM Option and issued 1,469,994 shares of Series B preferred stock to KPM, resulting in the full satisfaction of the Company’s obligation to make royalty payments to KPT.
Put and Call Option Agreement
Pursuant to the terms of the KPM Option Agreement, the Company had the right to put 1,469,994 shares of the Company’s Series B Preferred Stock (“Series B”) to KPM and KPM has the option to call the same amount of shares of Series B from the Company at any time after December 31, 2014. The number of shares was determined by dividing the $1,750,000 of payments made by KPT to the Company under the R&D Agreement by the Series B original issue price of  $1.19. Exercise of the Put/Call results in full satisfaction of the Company’s obligation to make royalty payments to KPT under the R&D Agreement and KPT’s right, title and interest in the research conducted pursuant to the R&D Agreement becomes the property of the Company. On March 26, 2015, the Company exercised the right to put the KPM Option and issued 1,469,994 shares of Series B preferred stock to KPM, or the KPM Shares. Pursuant to the terms of the KPM Option Agreement, this resulted in the full satisfaction of the Company’s obligation to make royalty payments to KPT under the R&D Agreement and also resulted in the termination of the R&D Agreement and all of KPT’s right, title and interest in and to the KP Research, which rights now belong to the Company.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

The R&D Agreement and the Put/Call have been recognized on a combined basis, pursuant to ASC 815-10-15-9, as a fully prepaid forward sale contract on the Company’s Series B preferred stock. The fully prepaid forward sale contract is a hybrid instrument comprising (1) a debt host instrument and (2) an embedded forward sale contract, requiring the Company to issue 1,469,994 shares of the Company’s Series B for no further consideration. Payments received by the Company, totaling $1,750,000, are recognized as preferred stock subject to redemption in the Balance Sheet.
NOTE 7 — WARRANTS
As described in Note 6 above, in 2014, the Company issued seven-year warrants (“the Warrants”) to investors for the purchase of 418,323 shares of the Company’s common stock at an exercise price of  $9.30.
The Company analyzed the Warrants in accordance with ASC Topic 815 to determine whether the Warrants meet the definition of a derivative under ASC Topic 815 and, if so, whether the Warrants meet the scope exception of ASC Topic 815, that provides for equity classification of derivative instruments issued or held by the reporting entity that are both (1) indexed to its own stock and (2) classified in stockholders’ equity. The Company concluded these Warrants should be classified as equity since they contain no provisions which would require recognition as a liability.
The following represents a summary of the warrants outstanding at March 31, 2015 and changes during the period then ended:
	Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2014	418,323	$9.30
Granted	—	—
Exercised/Expired/Forfeited	—	—
Outstanding at March 31, 2015	418,323	$9.30
Exercisable at March 31, 2015	418,323	$9.30

NOTE 8 — STOCK-BASED COMPENSATION
Terms of the Company’s share-based compensation are governed by the Company’s 2009 Stock Plan and 2008 Stock Plan (collectively the “Plans”). The Plans permit the Company to grant non-statutory stock options, incentive stock options and stock purchase rights to the Company’s employees, outside directors and consultants; however, incentive stock options may only be granted to the Company’s employees. As of March 31, 2015, the maximum aggregate number of shares of common stock that may be issued is 69,930 and 2,046,158 shares under the 2009 Stock Plan and 2008 Stock Plan, respectively, after giving effect to the 1-for-7.15 reverse stock split. The exercise price for each option is determined by the Board of Directors, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the fair market value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the fair market value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the fair market value per share on the date of grant. The options awarded under the Plans shall vest as determined by the Board of Directors but shall not exceed a ten-year period.
Options Issued to Directors and Employees as Compensation
Pursuant to the terms of the Plans, from inception to March 31, 2014, the Company has issued an aggregate of 206,172 options to its executive officers and employees of the Company. Of these, 26,163 options were forfeited during 2013 and 180,009 options remain outstanding as of March 31, 2014. The exercise prices of these option grants, as determined by the Company’s Board of Directors, range from $0.79 to $1.27 per share, and a portion of these vest subject to certain performance conditions described in Note 5. The Company’s management estimated that all of the performance conditions for the options granted to its executive officers would be met by September 25, 2015.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

From March 31, 2014 to March 31, 2015, the Company has granted additional non-qualified 10-year term options to purchase the Company’s common stock to its executive officers for an aggregate of 1,626,740. The exercise prices of these option grants, as determined by the Company’s Board of Directors, range from $5.86 to $13.23 per share. As of March 31, 2015, 1,750,806 options remain outstanding. The Company has recognized an expense for these services within general and administrative expense in the accompanying Statements of Operations of approximately $800,000 and $1,000 for the three months ended March 31, 2015 and 2014, respectively. As of March 31, 2015, there was approximately $3.5 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.8 years.
Options Issued to Nonemployees for Services Received
From inception to March 31, 2015, the Company has issued options to purchase an aggregate of 106,573 shares of the Company to its consultants under the Plans. Of these, 69,580 options were forfeited or exercised, including 918 and 7,692 options forfeited during the three months ended March 31, 2015 and 2014, respectively. As of March 31, 2015, 36,993 options remain outstanding. The exercise prices of the outstanding options, as determined by the Company’s Board of Directors, range from $0.72 to $1.14 per share. These outstanding options, with the exception of an option to purchase an aggregate of 7,271 shares granted to a consultant, vest 25% upon the first anniversary of the vesting commencement date with the remaining options vesting monthly in equal amounts over 36 months. In March 2011, the Company granted an option to a consultant to purchase an aggregate of 7,271 shares with an exercise price of  $1.00 which vests 25% on the date of grant with the remaining options vesting monthly in equal amounts over 36 months. The Company recognized an expense for these services of approximately $120 and ($800) for the three months ended March 31, 2015 and 2014, respectively, within research and development expense in the accompanying Statements of Operations.
Options Valuation
The Company calculates the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If the Company determines that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant. Stock-based compensation expense to non-employees affects the Company’s selling, general and administrative expenses and research and development expenses.
The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. The assumptions used in the Black-Scholes option-pricing method for the three months ended March 31, 2015 is set forth below:
	Three months ended March 31, 2015
	Low	High
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	51.45%	65.06%
Risk-free interest rate	0.77%	2.00%
Expected term of options	5	10
Stock price	$5.86	$5.86
•
Expected term.   The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

•
Expected volatility.   As the Company’s common stock has never been publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.

•
Risk-free interest rate.   The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

•
Expected dividend.   The expected dividend is assumed to be zero as the Company has never paid dividends and have no current plans to pay any dividends on the Company’s common stock.

In addition to the assumptions used in the Black-Scholes option-pricing model, the Company also estimates a forfeiture rate to calculate the stock-based compensation for the Company’s equity awards. The Company will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for the Company’s stock-based compensation calculations on a prospective basis.
Significant factors, assumptions and methodologies used in determining the estimated fair value of the Company’s common stock
The Company is also required to estimate the fair value of the common stock underlying the Company’s stock-based awards when performing the fair value calculations using the Black-Scholes option-pricing model. The Company’s Board of Directors, with the assistance of management, determined the fair value of the Company’s common stock on each grant date. Option grants are based on the estimated fair value of the Company’s common stock on the date of grant, which is determined by taking into account several factors, including the following:
•
the prices at which the Company sold the Company’s convertible preferred stock and the rights, preferences, and privileges of the convertible preferred stock relative to those of the Company’s common stock, including the liquidation preferences of the convertible preferred stock;

•
important developments in the Company’s operations;

•
the Company’s actual operating results and financial performance;

•
conditions in the Company’s industry and the economy in general;

•
stock price performance of comparable public companies;

•
the estimated likelihood of achieving a liquidity event, such as an IPO or an acquisition of the Company, given prevailing market conditions; and

•
the illiquidity of the common stock underlying stock options.

The table below presents the prices received from sales to third parties of the Company’s common stock and various classes of the Company’s preferred stock from inception to date:
Year	Share Class	Price per Share
2005	Common Stock(a)	$1.79
2006	Series A-2 Preferred Stock(a)(b)	$0.40
2008 – 2009	Series A-3 Preferred Stock(b)	$0.62
2010 – 2013	Series B Preferred Stock(b)	$1.19
2014	Series C Preferred Stock(b)	$1.30

(a)
After giving effect to the Company’s conversion from an LLC to a corporation.

(b)
Each share of preferred stock is convertible into shares of the Company’s common stock on a 7.15-for-1 basis, after giving effect to the Company’s reverse stock split effected on June 17, 2015.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

For options issued from inception to November 7, 2013, in determining the estimated fair value of the Company’s common stock, the Company’s Board of Directors, with the assistance of management, used the market approach to estimate the enterprise value of the Company in accordance with the American Institute of Certified Public Accountants (“AICPA”) Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “AICPA Guide”) for the three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010. The Market Approach is one of the three approaches (along with the Income Approach and Asset Approach) used to estimate enterprise and equity value. The market approach employs analysis using comparable companies in determining the value of the entity. Both public and private companies, if publicly available information exists, are considered in the market approach. Two information points commonly available — company valuation and transaction value — are used for their respective methodologies. There are a number of different methods within the Market Approach that may be used: the three main methods utilized are: the Guideline Pubic Companies Method; the Guideline Transactions Method; and the Backsolve Method.
Given the early stage of the Company, the Backsolve Method was used to estimate the fair value of the Company’s securities. This method derives an implied market value of invested capital from a transaction involving a company’s own securities. The price of a company’s security that was involved in a recent arms-length transaction is used as a reference point in an allocation of value. The Company first raised additional capital through the sales of the Company’s LLC units. These units later converted into common shares and preferred shares upon the Company’s conversion to a corporation. Subsequent to the Company’s corporation conversion, the Company raised additional capital through the sales of the Company’s Series A-1, Series A-2, Series A-3, Series B, and Series C preferred shares at the price of  $0.07, $0.40, $0.62, $1.19, and $1.30, respectively.
The Company valued LLC units and common stock (after converting to a corporation) from inception through 2009 by reference to the Company’s sales of units and/or common stock & preferred stock over the period. Beginning in 2010, the Company valued the Company’s common stock using the Backsolve Method. The Backsolve Method requires considering the rights and preferences of each class of equity and solving for the total market value of invested capital that is consistent with a recent transaction in the Company’s own securities, considering the rights and preferences of each class of equity. However, management has decided that the liquidation preferences between the Company’s preferred shares and common shares are immaterial for a pre-revenue company.
Per the AICPA Guide, the Backsolve Method is generally the most reliable indicator of value of early-stage enterprises with no product revenue or cash flow, if relevant and reliable transactions have occurred in the Company’s equity securities. This methodology is also prescribed by the AICPA when a valuation is conducted in close proximity to the date of a financing transaction, and when other methodologies are deemed less reliable.
The stage of development of the Company’s compound was reflected in the Company’s selection of the term and volatility estimates used in the analysis. The estimate of the term considers the Company’s existing cash runway and the time to the next potential financing or liquidity event, while the volatility estimate reflects the relative riskiness of the Company’s equity securities (or asset base) relative to the general stock market.
Management estimated the implied market value of invested capital of the Company by backsolving for the purchase price of the Company’s preferred shares for one common share through the option-pricing method. The premise of this method is that the transaction implied a market price for a share which in turn implied values for the other classes of equity based on relative claims on equity value, such as liquidation preferences and conversion rights. The application of the backsolve method considering the Company’s capital structure yielded a total market value of invested capital of approximately $15.5 million, $14.4 million, and $8.9 million, of which approximately $819,000, $870,000, and $670,000 were allocated to the total value of common stock as of the Company’s three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, respectively.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

On the three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, after estimating the market value of invested capital, the Company allocated it to the various equity classes comprising the subject company’s capitalization table. This process ultimately results in creating a final estimate of value for the subject company’s underlying equity interests. While there are many different value allocation methods, these various methods can be grouped into three general categories as defined by the AICPA Guide, one of which is the Option-Pricing Method (OPM).
The Company used the OPM to allocate market value of invested capital to the various equity classes and debt comprising the Company’s capitalization structure. The Company chose the OPM over other acceptable methods due to the complex capital structure, the uncertainty related to market conditions, and the lack of visibility on an imminent exit event. Under the OPM, each equity class is modeled as a call option with a distinct claim on the equity of the Company. The option’s exercise price is based on the Company’s total equity value available for each participating equity holder. The characteristics of each equity class determine the equity class’ claim on the total equity value. By constructing a series of options in which the exercise price is set at incremental levels of value, which correspond to the equity value necessary for each level of equity to participate, the Company determined the incremental option value of each series. When multiplied by the percentage of ownership of each equity class participating under that series, the result is the incremental value allocated to each class under that series.
The OPM relies on the Black-Scholes option-pricing model to value the call options on the Company’s invested capital. The following inputs were applied in the Black-Scholes calculations of the OPM:
	Valuation Date
	November 7, 2013	July 31, 2012	December 31, 2010
Risk-free rate	0.55%	0.57%	2.01%
Maturity (years)	3.00	4.00	5.00
Volatility	58.00%	61.00%	61.00%
Discounts ranging from 35.8% to 40% were applied for lack of control and lack of marketability for the common stock. The calculation resulted in a fair value for the common stock of  $1.17, $1.19, and $1.03 per share as of the Company’s three valuation dates of November 7, 2013, July 31, 2012, and December 31, 2010, respectively.
For options issued in 2014, given the Company’s distinct possible exit scenarios of an initial public offering, the Company used the probability weighted expected return method (PWERM) to estimate the fair value of the Company’s common equity. Under this method, an analysis of future values of a company is performed for several likely liquidity scenarios. The value of the common stock is determined for each scenario at the time of each future liquidity event and discounted back to the present using a risk-adjusted discount rate. The present values of the common stock under each scenario are then weighted based on the probability of each scenario occurring to determine the value for the common stock. The Company’s management determined the probability weighting of potential liquidity events to be 45% for an initial public offering and 55% for other scenarios, which represents all other likely outcomes for the Company.
Management estimated the implied market value of invested capital of the Company by backsolving for the purchase price of the Company’s preferred shares for one common share through the use of OPM. The application of the backsolve method considering the Company’s capital structure yielded a total market value of invested capital of approximately $25.2 million, of which approximately $1.4 million was allocated to the total value of common stock as of the Company’s valuation date of October 31, 2014.
Given the lack of marketability for the common stock, the Company applied a discount of 21.4% for using the average strike put option approach. This resulted in a probability weighted common share value, after adjustment, of  $5.86 per share as of valuation date of October 31, 2014.

RITTER PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS

Stock-based Compensation Summary Tables
Information regarding the Company’s stock option grants to the Company’s employees and non-employees, along with the estimated fair value per share of the underlying common stock, for stock options granted since 2005 is summarized as follows:
Grant Date	Number of Common Shares Underlying Options Granted	Exercise Price per Common Share	Estimated Fair Value per Share of Common Stock	Intrinsic Value Option
2005	58,321	$0.07	$1.79	$1.72
2009	60,559	$0.72 – $0.79	$4.43	$3.71 – $3.64
2011	33,846	$1.00	$1.00	$0.00
2012	60,019	$1.14	$1.14	$0.00
2013	100,000	$1.14 – $1.30	$1.14	$0.00
2014	1,626,740	$5.86 – $13.23	$5.86	$0.00
The following represents a summary of the options granted to employees and non-employees outstanding at March 31, 2015 and changes during the period then ended:
	Options	Weighted Average Exercise Price
Outstanding at December 31, 2014	1,788,717	$7.128
Granted	—	—
Exercised/Expired/Forfeited	(918)	(5.863)
Outstanding at March 31, 2015	1,787,799	$7.131
Exercisable at March 31, 2015	208,918	$4.419
Expected to be vested	1,578,881	$7.490

NOTE 9 — Related Party Transactions
A director of the Company is a managing director of Javelin Venture Partners GP, LLC, the general partner of Javelin Venture Partners GP, L.P., which holds a significant investment in the Company’s Series A-1, Series A-2, Series A-3, Series B, and Series C preferred stock.
Prior to and during his employment with the Company, Mr. Ira Ritter served as CEO of Andela Group Inc, (“Andela”) a company he founded in 1987, which is involved in corporate management, strategic and financial consulting. During the three months ended March 31, 2015 and 2014, the Company incurred approximately $49,000 and $0, respectively, of expenses for services received from Andela, all of which were classified in general and administrative expenses in the Statements of Operations as Mr. Ritter was an employee of the Company at the time of the services.
Other than disclosed, the Company has not entered into or been a participant in any transaction in which a related party had or will have a direct or indirect material interest.
NOTE 10 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events through May 8, 2015, which is the date the financial statements were available to be issued.

4,000,000 Shares
Common Stock

PROSPECTUS

Sole Book-Running Manager
Aegis Capital Corp

Co-Managers
Chardan Capital Markets, LLCBarrington Research
June 24, 2015
Through and including July 19, 2015 (the 25th day after the commencement of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.